Execution Version

PURCHASE AND SALE AGREEMENT

by and among

GC Data Center Parent, LLC,

as Seller,

GC Data Center Equity Holdings, LLC,

as the Company,

solely for purposes of Section 10.18 and Article X herein,

GC Portfolio Holdings I, LLC,

as Seller Guarantor,

MARA USA Corporation,

as Buyer

and

solely for purposes of Section 10.17 and Article X herein,

Marathon Digital Holdings, Inc.,

as Buyer Parent

Dated as of December 15, 2023

TABLE OF CONTENTS

Page

EXHIBITS

SCHEDULES

SELLER DISCLOSURE SCHEDULES

BUYER DISCLOSURE SCHEDULES

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this "**Agreement**") is made as of December 15, 2023 (the "**Execution Date**"), by and among (a) GC Data Center Parent, LLC, a Delaware limited liability company ("**Seller**"), (b) GC Data Center Equity Holdings, LLC, a Delaware limited liability company (the "**Company**"), (c) solely for purposes of Section 10.18 and Article X hereunder, GC Portfolio Holdings I, LLC, a Delaware limited liability company ("**Seller Guarantor**"), (d) MARA USA Corporation, a Delaware corporation ("**Buyer**"), and (e) solely for purposes of Section 10.17 and Article X hereunder, Marathon Digital Holdings, Inc., a Nevada corporation ("**Buyer Parent**"). Seller, the Company and Buyer are sometimes referred to herein, collectively, as the "**Parties**," and each of them is sometimes referred to herein, individually, as a "**Party**."

RECITALS

WHEREAS, as of the Execution Date, Seller owns 100% of the Equity Interests of the Company;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, 100% of the Equity Interests in the Company (the "**Subject Interests**"); and

WHEREAS, as a material inducement to Seller's willingness to enter into this Agreement and consummate the transactions contemplated hereby, Buyer Parent is making the Limited Guarantee herein.

NOW, THEREFORE, in consideration of the promises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth below:

"**AAA**" means the American Arbitration Association.

"**Accounting Principles**" means GAAP as applied in the Financial Statements, in each case, as modified by the principles and methodologies set forth on Schedule A.

"**Adjustment Amount**" means an amount equal to $148,825.

"**Affiliate**" means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with such Person.

"**Affiliate Contracts**" means any Contract (other than any Organizational Document) between (a) any member of the Company Group, on the one hand, and (b)(i) Seller or any of its Affiliates (other than members of the Company Group) or (ii) any director, manager, officer, equityholder (other than limited partners or similar passive equityholders in investment funds or vehicles) or employee of Seller or any of its Affiliates (other than members of the Company Group), or any immediate family member of any of the foregoing, on the other hand.

"**Agreed Amount**" has the meaning set forth in Section 8.05(c).

"**Agreement**" has the meaning set forth in the preamble to this Agreement.

"**Allocation Dispute Resolution Period**" has the meaning set forth in Section 7.06(h).

"**Assets**" of any Person means any assets or properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

"**Assignment Agreement**" means the assignment agreement, substantially in the form attached hereto as Exhibit A, to be entered into at the Closing by and between Seller and Buyer.

"**Balance Sheet**" has the meaning set forth in Section 5.08.

"**Balance Sheet Date**" has the meaning set forth in Section 5.08.

"**BIS**" has the meaning set forth in the definition of "Sanctioned Person".

"**Business Day**" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California or Las Vegas, Nevada.

"**Buyer**" has the meaning set forth in the preamble to this Agreement.

"**Buyer Disclosure Schedules**" means the disclosure schedules (including any attachments thereto) delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.

"**Buyer Disputed Item Amount**" has the meaning set forth in Section 2.03(b).

"**Buyer Indemnified Parties**" means the Buyer and its Affiliates (including, following the Closing, any member of the Company Group) and its and their respective directors, managers, officers, members, employees, equityholders, controlling Persons, contractors, agents and Representatives, and each of their respective successors and permitted assigns.

"**Buyer Material Adverse Effect**" means any circumstance, change, fact, event, effect, occurrence or development (an "**Effect**") that, alone, or together with any other Effect, has prevented, or would reasonably be expected to prevent, Buyer's consummation of the transactions contemplated by this Agreement by the Outside Date.

"**Buyer Parent**" has the meaning set forth in the preamble.

"**Buyer Released Claims**" has the meaning set forth in Section 7.13(a).

"**Buyer Released Person**" has the meaning set forth in Section 7.13(b).

"**Buyer Releasing Person**" has the meaning set forth in Section 7.13(a).

"**Cap**" has the meaning set forth in Section 8.04(a).

"**CARES Act**" means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority.

"**Cash**" means, as of the Reference Time, the aggregate amount of cash and cash equivalents of the Company Group (including checks, commercial paper, treasury bills, cash on deposit, marketable securities and over-the-counter bank deposits), as determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash shall: (a) include checks and drafts deposited for the account of the Company Group or in the possession of the Company Group as of the Reference Time, (b) exclude Restricted Cash, (c) reflect pending electronic funds transfers (EFTs) for the account of the Company Group or for the account of any payee of Company Group; and (d) exclude "cut" but uncashed checks issued by any member of the Company Group that are outstanding as of the Reference Time.

"**Change of Control**" has the meaning set forth in Section 2.04(f).

"**Claimed Amount**" has the meaning set forth in Section 8.05(a).

"**Closing**" has the meaning set forth in Section 2.06(a).

"**Closing Consideration Schedule**" has the meaning set forth in Section 2.02.

"**Closing Date**" has the meaning set forth in Section 2.06(a).

"**Closing Disputed Items**" has the meaning set forth in Section 2.03(b).

"**Closing Failure Notice**" has the meaning set forth in Section 9.01(f).

"**Closing Item**" has the meaning set forth in Section 2.03(a).

"**Closing Statement**" has the meaning set forth in Section 2.03(a).

"**Code**" means the United States Internal Revenue Code of 1986, as amended.

"**Company**" has the meaning set forth in the preamble to this Agreement.

"**Company Benefit Plan**" means each benefit or compensation plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA (i) that is maintained,

sponsored or contributed to by any member of the Company Group, or which any member of the Company Group has any obligation to maintain, sponsor or contribute to, or (ii) with respect to which any member of the Company Group has any Liability.

"**Company Group**" means the Company and each of its Subsidiaries.

"**Company Intellectual Property**" means all Intellectual Property owned, or purported to be owned, by any member of the Company Group.

"**Company Systems**" means computer systems, servers, networks, Software, hardware, databases, websites, and other information technology assets owned, purported to be owned, licensed or leased by any member of the Company Group.

"**Confidential Information**" has the meaning set forth in the Confidentiality Agreement.

"**Confidentiality Agreement**" means that certain Mutual Non-Disclosure Agreement, dated November 10, 2023, by and between Buyer Parent and the Company.

"**Consent**" means any clearance, consent, approval, authorization, amendment, expiration or termination of applicable waiting period (including any extension thereof), exemption, waiver, variance, filing, qualification, declaration, designation, registration or notification.

"**Contested Amount**" has the meaning set forth in Section 8.05(c).

"**Contract**" means any legally binding agreement, contract, lease, sublease, option, instrument, indenture, promissory note, license or other agreement, whether written or oral.

"**Contracting Party**" has the meaning set forth in Section 10.14.

"**Control**" means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, Contract or otherwise (and the terms "controlled by," "controls," "controlling" and "under common control with" shall have correlative meanings).

"**COVID-19**" means SARS-CoV-2 or COVID-19 and any evolutions thereof and any related or associated epidemics, pandemics or disease outbreaks.

"**COVID-19 Measures**" means any quarantine, "shelter in place," "stay at home," workforce reduction, social distancing, shut down, closure, sequester or any similar Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

"**COVID-19 Reasonable Response**" means any reasonable action or inaction, including the establishment of any policy, procedure or protocol, by any member of the Company Group that such member of the Company Group determines in is reasonable discretion is necessary, advisable or prudent in connection with (a) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (b) ensuring compliance by the Company Group with COVID-19 Measures applicable to any of them or (c) in respect of COVID-19, protecting the health and

safety of employees or other persons with whom the Company Group and their personnel come into contact with during the course of business operations.

"**Cumulative Expansion Project Earnout Payment**" has the meaning set forth in Section 2.04(a).

"**Data Center Lease**" means any written master service agreement, colocation agreement, or similar Contract (including service orders thereunder) to which the Company or its Subsidiaries is a party and by which the Company or its Subsidiaries grants a Person a leasehold estate, leasehold interest or the right to receive power in any data center owned by the Company or its Subsidiaries.

"**D&O Indemnified Parties**" has the meaning set forth in Section 7.09(a).

"**D&O Tail Policy**" has the meaning set forth in Section 7.09(b).

"**Data Site**" means that online virtual data room titled "Data Room – MARA" and hosted by Box.com, as established by or on behalf of the Company in connection with the transactions contemplated hereby.

"**Deductible**" has the meaning set forth in Section 8.04(a).

"**Designated Accountant**" has the meaning set forth in Section 2.03(b).

"**Digital Assets**" means cryptocurrencies (including Bitcoin), blockchain-based tokens, and other blockchain asset equivalents.

"**Disclosure Schedules**" means, collectively, the Seller Disclosure Schedules and the Buyer Disclosure Schedules.

"**Dispute Notice**" has the meaning set forth in Section 2.03(b).

"**Dispute Period**" has the meaning set forth in Section 8.05(c).

"**Dispute Statement**" has the meaning set forth in Section 2.02.

"**Disputed Item Settlement Statement**" has the meaning set forth in Section 2.03(b).

"**Disputed Items**" has the meaning set forth in Section 2.02.

"**Effect**" has the meaning set forth in the definition of Buyer Material Adverse Effect.

"**Enterprise Value**" means $178,650,000.00.

"**Environmental Law**" means any applicable Law relating to pollution or the protection of the environment.

"**Equity Interests**" means, with respect to any Person, any capital stock or voting or other equity securities, shares, partnership interests, limited liability company interests, membership

interests or units, or any other equity interests of, or other equity participation in, such Person that confers on any other Person the right to receive a share of the profits and losses of, or distribution of the Assets of, such Person.

"**ERCOT**" means the Electric Reliability Council of Texas, Inc. or any successor entity.

"**ERCOT Earnout Payment**" has the meaning set forth in Section 2.05(a).

"**ERCOT Earnout Payment Amount**" means an amount equal to the product of (a) the additional MW capacity of load or capacity (but in no event more than 10 MW total) to be energized (or similar) at the Granbury Facility pursuant to an ERCOT Expansion Approval, *multiplied* by (b)(i) if such ERCOT Expansion Approval is received prior to or on the three month anniversary of Closing, $460,000 (ii) if such ERCOT Expansion Approval is received after the three month anniversary of Closing but on or prior to the six month anniversary of Closing, $425,000 or (iii) if such ERCOT Expansion Approval is received after the six month anniversary of Closing but on or prior to the three year anniversary of Closing, $50,000.

"**ERCOT Earnout Period**" has the meaning set forth in Section 2.05(a).

"**ERCOT Expansion**" has the meaning set forth in Section 2.05(a).

"**ERCOT Expansion Approval**" has the meaning set forth in Section 2.05(a).

"**ERCOT Payment Notice**" has the meaning set forth in Section 2.05(d).

"**ERISA**" means the Employee Retirement Income Security Act of 1974 and the regulations issued thereunder.

"**Estimated Cash**" has the meaning set forth in Section 2.02.

"**Estimated Closing Statement**" has the meaning set forth in Section 2.02.

"**Estimated Indebtedness for Borrowed Money**" has the meaning set forth in Section 2.02.

"**Estimated Transaction Expenses**" has the meaning set forth in Section 2.02.

"**Estimated Working Capital**" has the meaning set forth in Section 2.02.

"**Excess Amount**" has the meaning set forth in Section 2.03(c).

"**Execution Date**" has the meaning set forth in the preamble to this Agreement.

"**Existing Facility**" has the meaning set forth in Section 2.04(a).

"**Expansion Project**" has the meaning set forth in Section 2.04(a).

"**Expansion Project Earnout Payment Amount**" means an amount equal to the product of (a) the MW capacity to be added to any Existing Facility in an Expansion Project as contemplated by the construction Contracts for such Expansion Project, *multiplied* by (b) $50,000.

"**Expansion Project Earnout Period**" has the meaning set forth in Section 2.04(a).

"**Expansion Project NTP**" has the meaning set forth in Section 2.04(a).

"**Expansion Project Payment Notice**" has the meaning set forth in Section 2.04(d).

"**Facilities**" means the Assets and facilities of the Company Group.

"**Final Cash**" has the meaning set forth in Section 2.03(a).

"**Final Indebtedness for Borrowed Money**" has the meaning set forth in Section 2.03(a).

"**Final Purchase Price**" means an amount equal to (a) Enterprise Value, *plus* (b) the Final Cash, (c)(i) *plus* the amount, if any, that Final Working Capital is greater than the Target Working Capital or (ii) *minus* the amount, if any, that Final Working Capital is less than the Target Working Capital, *minus* (d) the Final Indebtedness for Borrowed Money, *minus* (e) the Final Transaction Expenses.

"**Final Transaction Expenses**" has the meaning set forth in Section 2.03(a).

"**Final Working Capital**" has the meaning set forth in Section 2.03(a).

"**Financial Statements**" has the meaning set forth in Section 5.08.

"**Fraud**" means, with respect to any Person, such Person's knowing and intentional common law fraud under the Laws of the State of Delaware with respect to the making by such Person of any of the representations and warranties contained in this Agreement or any other Transaction Document or in any certificate delivered pursuant hereto or thereto; *provided*, that, notwithstanding anything to the contrary, "**Fraud**" shall not include equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud, any torts (including a claim for fraud) based on negligence (including gross negligence) or recklessness, grossly negligent or negligent misrepresentation or omission.

"**GAAP**" means the United States generally accepted accounting principles, applied on a consistent basis.

"**Governmental Authority**" means any (a) federal, state, provincial, territorial, local, municipal, or other government, or any agency, branch, department, commission, board, bureau, instrumentality, political or other subdivision, or official thereof, (b) court of competent jurisdiction, administrative agency, regulatory or self-regulatory organization, commission, tribunal, judicial or arbitral body, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature or (c) international, national, or supranational governmental or quasi-governmental

authority or entity of any nature, or any agency, branch, department, commission, board, bureau, instrumentality, political or other subdivision, or official thereof.

"**Granbury Facility**" means both (a) that Facility located at 2001 Mitchell Bend Hwy, Granbury, TX 76048 and (b) any Facility (whether constructed before or after Closing) utilizing the same interconnection or other non-grid source of power as the Facility contemplated by the foregoing clause (a).

"**Hazardous Substance**" means any substance that is (a) defined pursuant to any Environmental Law to be a hazardous waste, hazardous substance, hazardous material, or toxic substance due to its dangerous or deleterious properties or characteristics and (b) any petroleum or petroleum products and any derivative or by-product thereof, any per- or poly-fluoro alkyl substance, asbestos-containing materials, toxic mold and radon.

"**Hedging Arrangement**" means any hedging, option or other similar Contract the purpose of which is to benefit from or reduce the risk of fluctuations in the price of any commodity; *provided*, that "Hedging Arrangement" shall not include any supply, power supply, offtake, "take-or-pay" or similar Contract.

"**HSR Act**" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"**Indebtedness for Borrowed Money**" means, without duplication, in each case calculated in accordance with the Accounting Principles: (a) indebtedness for borrowed money (including lines of credit, term loans, mortgage loans and amounts outstanding under overdraft facilities) or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, in each case, whether current, short-term or long-term and whether secured or unsecured and (b) obligations evidenced by bonds, debentures, notes, mortgages, debt securities or other similar instruments. For the avoidance of doubt, "**Indebtedness for Borrowed Money**" shall not include any items included in the calculation of Working Capital hereunder.

"**Indemnified Party**" means any Person claiming indemnification under any provision of Article VIII.

"**Indemnifying Party**" means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII.

"**Initial Purchase Price**" means an amount equal to (a) Enterprise Value, *plus* (b) Estimated Cash, (c)(i) *plus* the amount if any, that Estimated Working Capital is greater than the Target Working Capital or (ii) *minus* the amount, if any, that Estimated Working Capital is less than the Target Working Capital, *minus* (d) the Estimated Indebtedness for Borrowed Money, *minus* (e) the Estimated Transaction Expenses.

"**Intellectual Property**" means intellectual and industrial property rights under the Laws of any jurisdiction, whether registered or unregistered, including (a) patents and patent applications and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), (b) trademarks, trade names, service marks, and trade dress, and applications and registrations for the foregoing, and all goodwill associated therewith,

(c) domain names, (d) copyrights and rights in copyrightable works, (e) rights in Software and (f) inventions, trade secrets, know-how, confidential business information and other proprietary information and rights.

"**Intercompany Accounts**" means any accounts, balances, payables, receivables or Indebtedness for Borrowed Money or other amounts owing between (a) Seller or any of its Affiliates (other than the Company Group), on the one hand and (b) any member of the Company Group, on the other hand.

"**Interim Period**" has the meaning set forth in Section 7.02(a).

"**K&E**" has the meaning set forth in Section 10.15.

"**Kearney Facility**" means the Facility located at 3215 Global Drive, Kearney, NE 68847.

"**Knowledge of Buyer**" means the actual knowledge of any Person set forth on Section 1.01(b) of the Buyer Disclosure Schedules after reasonable inquiry.

"**Knowledge of Seller**" means the actual knowledge of any Person set forth on Section 1.01(c) of the Seller Disclosure Schedules after reasonable inquiry.

"**Laws**" means all laws, constitutions, acts, statutes, ordinances, codes, rules, regulations, codes, Orders and common law of any Governmental Authority.

"**Lease**" has the meaning set forth in Section 5.13(a).

"**Leased Real Property**" has the meaning set forth in Section 5.13(a).

"**Liability**" means any loss, commitment or obligation or liability of any nature (whether pecuniary or not, known or unknown, whether asserted or unasserted, whether absolute or contingent, whether matured or unmatured, whether determined or determinable, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including those arising under any Contract or Law.

"**Liens**" means any lien, mortgage, security interest, pledge, charge, imperfection of title, lease, easement, right-of-way, restriction, assessment, right of first offer or refusal, put, call, claim or other encumbrance.

"**Limited Guarantee**" has the meaning set forth in Section 10.17(a).

"**Lookback Date**" means November 2, 2022.

"**Losses**" means any and all claims, damages, losses, Liabilities, Taxes, costs, fines, penalties and expenses, including reasonable and documented fees for outside counsel and other outside accountants and consultants.

"**Material Adverse Effect**" means any Effect that, alone, or together with any other Effect, has had or would reasonably be expected to have, a material adverse effect on the business, Assets,

financial condition or results of operations of the Company Group, taken as a whole; *provided*, that none of the following shall constitute or be deemed to contribute to a "Material Adverse Effect" or shall otherwise be taken into account in determining whether a "Material Adverse Effect" has occurred or would reasonably be expected to occur: (a) changes generally affecting the industries in which the Company Group operates, whether international, national, regional, state, provincial or local; (b) changes in international, national, regional, state, provincial, local or other markets generally affecting Digital Assets, commodities, raw materials or other supplies, products or services; (c) changes in regulatory, political, social or geopolitical conditions; (d) any acts of war, whether or not declared, armed hostilities, sabotage, terrorist activities, social unrest or electronic or digital attack by any Person; (e) earthquakes, tsunamis, sandstorms, hurricanes, floods, acts of God or other effects of weather, meteorological events or natural disasters; (f) any epidemic, pandemic or disease, including COVID-19, any COVID-19 Measure and any COVID-19 Reasonable Response (including the Effects thereof); (g) changes after the Execution Date in applicable Law or the interpretation or enforcement thereof by any Governmental Authority; (h) changes in the capital, currency, financial, banking or securities markets; (i) the announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby, including the identity of, or the effect of any Effect relating to, Buyer or any of its Affiliates (*provided*, that this clause (i) shall not apply to Section 4.05 or Section 5.05, or, to the extent related to Section 4.05 or Section 5.05); (j) changes after the Execution Date in GAAP; (k) labor strikes, requests for representation, organizing campaigns, work stoppages, slowdowns or other labor disputes; (l) actions or omissions expressly required to be taken or not taken, as applicable, by Seller, Seller Guarantor or any member of the Company Group pursuant to the terms of this Agreement or any other Transaction Document to which it is a party (other than an obligation to operate in the ordinary course of business); or (m) any failure of Seller or Seller Guarantor or any member of the Company Group to meet any projections, forecasts or estimates of revenues, earnings or any other financial performance or results of operations (it being understood that this clause (m) shall not exclude any Effect giving rise to such failure to the extent any such Effect is not otherwise excluded from this definition of Material Adverse Effect); *provided*, *further*, that any Effect resulting from the matters described in any of clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) or (k) may nonetheless be taken into account in determining whether a "**Material Adverse Effect**" has occurred or would reasonably be expected to occur to the extent such Effect has had or would reasonably be expected to have a disproportionate adverse impact on the business, Assets, financial condition or results of operations of the Company Group, individually or in the aggregate, as compared to other Persons similarly situated in the industries in which the Company Group operates.

"**Material Contracts**" has the meaning set forth in Section 5.12(a).

"**Mini Basket**" has the meaning set forth in Section 8.04(a).

"**Non-Recourse Party**" has the meaning set forth in Section 10.14.

"**Notice of Claim**" has the meaning set forth in Section 8.05(a).

"**OFAC**" has the meaning set forth in the definition of "Sanctioned Person".

"**Order**" means any order, decision, ruling, writ, judgment, injunction, stipulation, decree or award issued, promulgated or entered by or with any Governmental Authority.

"**Organizational Documents**" means, with respect to (a) any corporation, its articles or certificate of incorporation and bylaws or documents of similar substance, (b) any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) any partnership (whether general or limited), its certificate of partnership and partnership agreement or documents of similar substance and (d) any other entity, its organizational and governing documents of similar substance to any of the foregoing.

"**Outside Date**" has the meaning set forth in Section 9.01(b).

"**Owned Real Property**" has the meaning set forth in Section 5.13(c).

"**Party**" or "**Parties**" has the meaning set forth in the preamble to this Agreement.

"**Payoff Amounts**" means, for each item of Payoff Indebtedness, the aggregate amounts necessary for the Company Group to repay and discharge in full all obligations outstanding pursuant to such item of Payoff Indebtedness (other than any amounts necessary to secure or otherwise collateralize any obligations under or with respect to any undrawn letters of credit).

"**Payoff Indebtedness**" means any Indebtedness for Borrowed Money of the Company Group that is either (a) required by its terms to be repaid or for which a default, acceleration or similar event would occur, in each case, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or (b) set forth on Section 1.01(d) of the Seller Disclosure Schedules; *provided*, that "**Payoff Indebtedness**" shall not include any Indebtedness for Borrowed Money of the Company Group with respect to which a consent and waiver has been obtained with respect to any required repayment, default, acceleration or similar event that would otherwise occur in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

"**Payoff Letters**" means a customary payoff letter executed by the applicable lenders or other obligees (or their agent) of the outstanding Payoff Indebtedness which shall (a) indicate the applicable Payoff Amount, (b) provide wire instructions for payment of the applicable Payoff Amount and (c) evidence the termination or other satisfaction, upon receipt of the applicable Payoff Amount, of all obligations under such item of Payoff Indebtedness (other than customary indemnity obligations and such other provisions and obligations that customarily survive the payment of the Payoff Amounts that expressly survive by their terms).

"**Permit**" means any clearance, consent, approval, authorization, amendment, franchise, license, registration, permit, exemption, waiver, variance, qualification, declaration, designation, registration, or certificate of, with or to, granted by, or obtained from, any Governmental Authority, as applicable.

"**Permitted Equity Liens**" has the meaning set forth in Section 2.01(a).

"**Permitted Liens**" means (a) mechanics', materialmen's, carriers', workmen's, repairmen's or other similar Liens, that arise in the ordinary course of business and relate to amounts not yet delinquent or which are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been set aside in accordance with GAAP, (b) purchase money Liens and Liens arising under conditional sales agreements and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been set aside in accordance with GAAP, (d) Liens reflected in the Financial Statements, (e) pledges or deposits to secure obligations under workers' compensation Laws, unemployment insurance Laws or similar Laws or to secure public or statutory obligations, (f) Liens affecting the interest of the lessor in leased property, (g) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, (h) Liens securing Indebtedness for Borrowed Money that will be released at or prior to the Closing, (i) with respect to the Leased Real Property and Owned Real Property, (A) zoning, building and other similar restrictions which are not violated by the current use of the affected property, (B) easements, rights of way, servitudes, property use agreements, line rights, surface leases, real property licenses (including right of way Permits) and other similar restrictions including non-monetary Liens set forth in any title insurance policy issued to a member of the Company Group or Liens that would be disclosed by a current, accurate survey, and (C) Liens or other imperfections of title, if any, that, in the case of each of clauses (f) and (A) through (C) of this clause (i), would not, individually or in the aggregate, reasonably be expected to result in or have a Material Adverse Effect, (j) Liens created by Buyer or any of its Affiliates, or otherwise consented to in writing by Buyer or any of its Affiliates, (k) Liens arising under this Agreement or pursuant, arising under or related to any Material Contract or similar Contract (other than as a result of any breach by Seller or any of its Affiliates (including the Company Group) thereof), (l) non-exclusive licenses to Intellectual Property, (m) Liens securing obligations under capital leases and (n) those Liens set forth on Section 1.01(e) of the Seller Disclosure Schedules.

"**Person**" means any individual, partnership (whether general or limited), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or association, Governmental Authority or other entity, whether or not a legal entity.

"**Personal Information**" means (a) any information relating to an identified or identifiable natural person and (b) any information defined as "personal information," "personal data," "personally identifiable information," "Protected Health Information," or similar term under applicable Law.

"**Pre-Closing Consolidated Group Tax**" means any Taxes imposed on any member of the Company Group as a result of being a member of any affiliated, combined, consolidated, unitary or similar group for Tax purposes, including, for the avoidance of doubt, Texas franchise Tax, that includes Seller or its Affiliates (other than any member of the Company Group), including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provisions of Law), with respect to any Pre-Closing Tax Period (or portion thereof) beginning on or after the Lookback Date.

"**Pre-Closing Tax Period**" means any taxable period ending on or before the Closing Date and the portion of any Straddle Period that ends on and includes the Closing Date.

"**Proceeding**" means any action, claim, cross-claim, counterclaim, complaint, charge, mediation, audit, hearing, investigation, litigation, suit, arbitration or other proceeding, in each case, whether legal, administrative or arbitral, by or before any Governmental Authority.

"**Prohibitive Order**" has the meaning set forth in Section 7.05(b).

"**Purchase Price**" means the Initial Purchase Price and Final Purchase Price, as finally, conclusively and bindingly determined pursuant to Section 2.03.

"**Recovery Expense**" has the meaning set forth in Section 9.02(c).

"**Reference Time**" means 12:01 a.m. prevailing Pacific Time on the Closing Date.

"**Released Claims**" has the meaning set forth in Section 7.13(b).

"**Released Person**" has the meaning set forth in Section 7.13(b).

"**Releasing Person**" has the meaning set forth in Section 7.13(b).

"**Remedies Exception**" means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (b) general equitable principles, including the availability of the remedy of specific performance or other injunctive relief.

"**Representatives**" means, with respect to any Person, such Person's members, partners, other equityholders, trustees, directors, managers, officers, employees, attorneys, accountants, financial advisors, consultants, other advisors, representatives and other agents acting for or on behalf of such Person.

"**Resolution Period**" has the meaning set forth in Section 7.05(b).

"**Response Notice**" has the meaning set forth in Section 8.05(c).

"**Restricted Cash**" means cash in escrow accounts and cash subject to a lockbox, dominion or control agreement; *provided*, that Restricted Cash shall not include any cash held in respect of customer deposits.

"**Reverse Termination Fee**" has the meaning set forth in Section 9.02(b).

"**Review Period**" has the meaning set forth in Section 2.03(b).

"**Right**" means any (a) option, warrant, convertible or exchangeable security or other right to directly or indirectly subscribe for, purchase or otherwise acquire any Equity Interest or other security of any class, with or without payment of consideration, either immediately or upon the occurrence of a specified date or specified event or the satisfaction of any other condition and (b) any right to acquire any of the items set forth in clause (a).

"**Sample Closing Statement**" means the sample calculation, prepared for illustrative purposes only, of Cash, Working Capital, Indebtedness for Borrowed Money and Transaction Expenses and the resulting calculation of Initial Purchase Price and Final Purchase Price, determined as if the Closing had occurred on the Balance Sheet Date, set forth on Schedule B.

"**Sanctioned Country**" shall mean any country or territory that is the target of country- or territory-wide Sanctions (currently, the Crimea, so-called "Donetsk People's Republic", and so-called "Luhansk People's Republic," Kherson, and Zaporizhia regions of Ukraine, Cuba, Iran, North Korea, and Syria).

"**Sanctioned Person**" shall mean (a) any Person listed in any Sanctions-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control's ("**OFAC**") List of Specially Designated Nationals and Blocked Persons, or any other sanctions- or export-related restricted party list maintained by OFAC, the U.S. Department of Commerce Bureau of Industry and Security ("**BIS**"), or the U.S. Department of State, (b) any Person located, organized, or resident in a Sanctioned Country or (c) any Person, directly or indirectly, 50 percent or greater owned, or controlled by, any such Person described in clauses (a) or (b).

"**Sanctions**" shall mean all applicable Laws relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including by OFAC, BIS, or the U.S. Department of State), His Majesty's Treasury of the United Kingdom, the European Union, and the United Nations Security Council.

"**Seller**" has the meaning set forth in the preamble to this Agreement.

"**Seller Disclosure Schedules**" means the disclosure schedules (including any attachments thereto) delivered by Seller to Buyer on the Execution Date concurrently with the execution and delivery of this Agreement.

"**Seller Fundamental Representations**" means those representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 5.01, Section 5.02, and Section 5.04.

"**Seller Guarantor**" has the meaning set forth in the preamble to this Agreement.

"**Seller Guarantor Limited Guarantee**" has the meaning set forth in Section 10.18.

"**Seller Indemnified Parties**" means the Seller and its Affiliates, and its and their respective directors, managers, officers, members, employees, equityholders, controlling Persons, contractors and agents, and each of their respective successors and permitted assigns.

"**Seller Insurance Policies**" has the meaning set forth in Section 7.07(b).

"**Seller Material Adverse Effect**" means any Effect that, alone, or together with any other Effect, has prevented, or would reasonably be expected to prevent, Seller's consummation of the transactions contemplated by this Agreement by the Outside Date.

"**Seller Released Claims**" has the meaning set forth in Section 7.13(b).

“**Seller Released Person**” has the meaning set forth in Section 7.13(a).

“**Seller Releasing Person**” has the meaning set forth in Section 7.13(b).

“**Shortfall Amount**” has the meaning set forth in Section 2.03(d).

“**Software**” means any and all computer programs, including operating systems and applications, software, implementations of algorithms, libraries, databases and program interfaces, whether in source code or object code form and all documentation, including user manuals relating to the foregoing.

“**Stipulated Amount**” has the meaning set forth in Section 8.05(f).

“**Straddle Period**” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“**Subject Interests**” has the meaning set forth in the recitals hereof.

“**Subsidiary**” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other Equity Interests are owned, directly or indirectly, by such first Person.

“**Target Working Capital**” means an amount equal to $1,488,249.

“**Tax**” or “**Taxes**” means any and all federal, state, provincial, local, foreign and other taxes, levies, imposts, duties assessments and other charges in the nature of a tax imposed by any Governmental Authority, including any income, profits, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, estimated, registration, capital, government pension or insurance, royalty, severance, stamp or documentary, value added, goods and services, business or occupation, environmental taxes, together with all related fines, penalties, interest, costs, charges and surcharges, and in each case, whether payable directly or imposed by way of a withholding or deduction.

“**Tax Allocation**” has the meaning set forth in Section 7.06(h).

“**Tax Claim**” has the meaning set forth in Section 7.06(e).

“**Tax Returns**” means any return, report, information return, declaration, claim for refund, election, disclosure, estimate or other document (including schedules) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“**Third-Party Claim**” has the meaning set forth in Section 8.06(a).

“**Transaction Documents**” means this Agreement, the Assignment Agreement and all other documents delivered or required to be delivered by any Party pursuant to this Agreement.

"**Transaction Expenses**" means, without duplication, (a) all costs, fees, expenses and disbursements incurred or otherwise payable by any member of the Company Group (but not paid as of the Reference Time), including the costs, fees, expenses and disbursements of counsel, accountants, financial advisors, investment bankers, experts, consultants and other advisors or service providers, arising from the process of selling the Company, including the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, the performance and consummation of the transactions contemplated hereby and thereby and the general sales process of the Company leading to the execution of this Agreement, (b) all broker's, finder's or other fees or commissions or similar fees incurred or otherwise payable by any member of the Company Group in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents that have not been paid at or prior to the Reference Time by Seller or its Affiliates (including the Company Group), (c) any sale, transaction, change of control, stay, retention or similar bonuses or any success fees, severance or other payments payable to any Person by any member of the Company Group, including under the terms of any Contract or otherwise, arising solely from the consummation of the transactions contemplated by the Transaction Documents (excluding any amounts payable due to actions or decisions made by Buyer at or following the Closing, including a termination of any Person or reduction in responsibility), and the aggregate amount of the employer portion of any payroll or other employment Taxes related thereto and (d) all premiums, fees, costs and expenses of obtaining the D&O Tail Policy payable by any member of the Company Group; *provided*, that in no event shall "**Transaction Expenses**" include any fees, costs, expenses or disbursements (i) initiated or otherwise incurred at the request of Buyer or any of its Affiliates or any of its or their respective Representatives or caused by any of such Person's actions at or following the Closing or (ii) related to any of Buyer's or its Affiliates financing activities in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary, the "**Transaction Expenses**" shall be expressed as a negative number.

"**Transaction Tax Deductions**" means, without duplication, any amount that is deductible at a more likely than not or higher level of comfort for income Tax purposes that is incurred by or on behalf of the Company or any member of the Company Group in connection with the transactions contemplated herein, including (a) any fees and expenses paid or payable by the Company Group in connection with or related to the transactions contemplated hereby, including Transaction Expenses and any bonuses or other compensatory amounts paid in connection with the transactions contemplated by this Agreement (and including for this purpose amounts that would be Transaction Expenses but for the fact that such amounts were paid prior to the Closing) and (b) any fees, expenses, premiums and penalties paid or payable with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing costs. For purposes of determining the amount of Transaction Tax Deductions, the Parties hereby agree it shall be assumed that the Company Group elects under Internal Revenue Service Revenue Procedure 2011-29 to deduct 70% of any success-based fees (within the meaning of Treasury Regulations Section 1.263(a)-5(f)) paid in connection with the transactions contemplated by this Agreement.

"**Transfer Taxes**" means any sales (including bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps, real estate transfer and other similar Taxes and fees arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement.

"**Treasury Regulations**" means the United States Treasury regulations promulgated under the Code, as amended.

"**WARN Act**" has the meaning set forth in Section 5.15(b).

"**Working Capital**" means (a) the current assets (excluding Cash and deferred Tax assets) of the Company Group, plus (b) deposits, pre-payments and similar (whether long-term or short-term) posted to power suppliers and other vendors (without duplication of amounts included in clause (a)), plus (c) the amount of any property Taxes for 2023 and 2024 taxable periods paid by or on behalf of the Company Group during the period from the Effective Date through and including the Closing Date, minus (d) the current liabilities (excluding intercompany payables, Indebtedness for Borrowed Money, deferred Tax Liabilities, property Tax Liabilities for 2023 and 2024 taxable periods and Transaction Expenses) of the Company Group, in each case, determined as of the Reference Time and calculated in accordance with the Accounting Principles and Working Capital Statement.

"**Working Capital Statement**" means the statement set forth on Schedule C.

Section 1.02 Other Definitional Matters.

(a) All references in this Agreement to Exhibits, Schedules (including the Disclosure Schedules), Articles, Sections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules (including Disclosure Schedules), Articles, Sections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Headings, captions or titles appearing at the beginning of any Articles, Sections, clauses or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) The Exhibits and Schedules (including the Disclosure Schedules) to this Agreement are attached hereto and by this reference incorporated herein for all purposes. References to specific sections within Exhibits or Schedules should be understood to apply only to the relevant Exhibit or Schedules, unless explicitly stated otherwise. Any capitalized terms used in any Exhibit or Schedule (including the Disclosure Schedules) attached hereto and not otherwise defined therein shall have the meaning set forth in this Agreement.

(c) The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular clause or other subdivision thereof unless expressly so limited. The words "this Article," "this Section," "this clause," and words of similar import, refer only to the Article, Section, clause or other subdivision hereof in which such words occur. The word "or" has the inclusive meaning "and/or," and the word "including" (and correlative forms thereof) shall be deemed to be followed by the phrase "without limitation." References to "written" or "in writing" include in electronic formats, such as emails or documents stored in digital form, provided they are in a form capable of being permanently recorded and retrievable in perceivable form.

(d) All references to "$," "U.S. Dollars," "Dollars" and "dollars" and other monetary figures shall be deemed to refer to United States Dollars unless otherwise expressly provided herein. For purposes of determining the U.S. Dollar equivalent of any non-United States

currency, such currency shall be deemed to have been converted into U.S. Dollars at 12:00 p.m. prevailing Pacific Time on the date on which such amount was paid, incurred, distributed or otherwise determined in non-United States currency at the applicable foreign exchange spot rate for settlement as quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc.html, or, if such service is no longer quoting such exchange spot rate, as displayed on another information service of similar repute which publishes that rate of exchange from time to time. All accounting terms used but not defined herein shall have the meanings given to them under the Accounting Principles, unless otherwise specified.

(e) Pronouns in masculine, feminine or neuter genders shall be construed to include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, in each case, unless the context otherwise requires.

(f) Unless the context otherwise requires, any reference to (i) any Person shall be deemed to refer to such Person's successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities, (ii) any Law shall be deemed to refer to all rules and regulations promulgated thereunder, (iii) any Contract shall be deemed to refer to such Contract as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof or thereof, as applicable and in effect at any given time (except for any requirement to list Contracts on the Seller Disclosure Schedules, where references shall not be deemed to include such amendments, restatements, supplements or modifications unless expressly identified on the Seller Disclosure Schedules or otherwise provided in the Data Site), (iv) any Law shall be deemed to refer to such Law as amended, restated, supplemented or otherwise, and (v) delivery of notice shall mean prior written notice.

(g) Any reference to any "day" or any number of "days" without explicit reference to "Business Days" shall be deemed to refer to a calendar day or number of calendar days. If any action is to be taken on or by a particular calendar day that is not also a Business Day, then such action may be deferred until the immediately succeeding Business Day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken on the second day after a triggering event and such event occurs on a Tuesday, then the action must be taken on Thursday).

(h) The phrases "delivered," "provided," "furnished," "made available" or words of similar import when used with respect to information or documents means that such information or documents have either (i) been physically or electronically delivered to the relevant receiving party or (ii) in the case of information or documents of Seller or any of its Affiliates (including the Company Group), such information or documents have been posted and are accessible by Buyer on the Data Site one hour prior to the actual time of execution of this Agreement by the Parties.

(i) The phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if."

(j) The phrase "ordinary course of business" shall be deemed to include any COVID-19 Measure and COVID-19 Reasonable Response.

(k) The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen jointly by the Parties to express their mutual intent, and no presumption or rule of strict construction shall be applied against any Party. Any dispute over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

ARTICLE II
PURCHASE AND SALE OF INTERESTS

Section 2.01 Purchase and Sale of Subject Interests.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the Subject Interests, free and clear of all Liens (other than Liens arising under the Organizational Documents of the Company, Liens arising under this Agreement and Liens relating to the transferability of securities arising under applicable securities Laws ("**Permitted Equity Liens**")) in consideration for the Purchase Price.

(b) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay, or cause to be paid, to (i) Seller, by wire transfer of immediately available funds, an aggregate amount equal to the Initial Purchase Price, and (ii) to the extent reflected in any invoice and wire instructions delivered to Buyer pursuant to Section 2.02, the applicable payee or its designee set forth therein, by wire transfer of immediately available funds on behalf of Seller or the Company Group, the applicable portion of the Transaction Expenses reflected therein and (iv) the applicable lenders or other obligees (or their agent), on behalf of the Company Group, the Payoff Amount (if any) set forth in each such Payoff Letter (if any) to the extent not paid prior to the Closing Date.

Section 2.02 Estimated Closing Statement. At least five Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer: (a) a written statement (the "**Estimated Closing Statement**") setting forth in reasonable detail, together with reasonable supporting calculations and documents used in the preparation of the Estimated Closing Statement and which shall be prepared in a manner consistent in all respects with the Sample Closing Statement and Working Capital Statement, the Seller's good faith estimate of: (i) Cash (the "**Estimated Cash**"), (ii) Working Capital (the "**Estimated Working Capital**"), (iii) the aggregate amount of Indebtedness for Borrowed Money as of the Reference Time (the "**Estimated Indebtedness for Borrowed Money**"), (iv) the aggregate amount of Transaction Expenses (the "**Estimated Transaction Expenses**") and (v) the resulting calculation of the Initial Purchase Price, (b) a written schedule (the "**Closing Consideration Schedule**") setting forth wire transfer instructions for payment of the Initial Purchase Price to Seller, (c) with respect to any Transaction Expenses that are reasonably expected to be unpaid as of immediately prior to the Closing and are not payable through payroll of the Company Group (including as payable through payroll of the

Company Group, for the avoidance of doubt, amounts payable through a professional employer organization), (i) invoices in respect of such amounts and (ii) wire instructions for payment of such amounts (*provided*, that in no event shall failure to deliver any materials required pursuant to this clause (c) delay or prevent the Closing). No later than two Business Days prior to the Closing Date, Seller shall deliver to Buyer Payoff Letters with respect to any Payoff Indebtedness. Seller's calculation of the foregoing amounts set forth in the Estimated Closing Statement and Closing Consideration Schedule shall be based on the books and records of the Company Group. Following delivery of the Estimated Closing Statement and Closing Consideration Schedule, but prior to the Closing, Seller shall permit Buyer and its Representatives reasonable access at reasonable times given the circumstances to the books and records and any other documents or information reasonably requested by Buyer and senior accounting personnel of Seller and the Company, in each case: (A) that are relevant to the calculation of the Initial Purchase Price and the components thereof and (B) to the extent reasonably requested in writing by Buyer or its Representatives in connection with their review of the Estimated Closing Statement; *provided*, that (A) such access shall not unreasonably disrupt the operations of any member of the Company Group and (B) any member of the Company Group may restrict the foregoing access and shall not be required to provide any information or access the provision of which would violate applicable Law, including data protection Laws, rules or regulations or cause forfeiture of attorney/client privilege or an attorney work-product privilege (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such violation or forfeiture). As promptly as reasonably practicable, but in no event later than two Business Days prior to the Closing Date, if Buyer has a bona fide good faith disagreement with the Estimated Closing Statement, Buyer shall provide written notice to Seller, which notice shall specify in reasonable detail the basis for such disagreement including specifying those items with respect to which Buyer has a bona fide good faith dispute (the "**Disputed Items**," and such notice, a "**Dispute Statement**") and: (1) Seller shall correct any clear and manifest errors with respect to the calculation of any amount contained in the Estimated Closing Statement that is identified by Buyer as a Disputed Item and promptly thereafter update the Estimated Closing Statement (and the Closing Consideration Schedule, as required) to account for the correction of such clear and manifest error; and (2) Seller shall consider any good faith comments from Buyer and Seller and Buyer shall in good faith cooperate to reach a joint agreement as to whether and how to update the Estimated Closing Statement to account for any other Disputed Items no later than one Business Day prior to the Closing Date; *provided*, that, in no event shall the review of the Estimated Closing Statement or any Disputed Item relating thereto delay or prevent the Closing and, if Seller and Buyer are unable to reach joint agreement on any Disputed Item, then the Estimated Closing Statement shall not be updated for such Disputed Item. In the event that, in response to any comment from Buyer, Seller revises the Estimated Closing Statement or Closing Consideration Schedule, the foregoing five Business Day period shall be deemed to run from the date on which the initial Estimated Closing Statement or Closing Consideration Schedule, as applicable, was delivered to Buyer.

Section 2.03 <u>Post-Closing Adjustment</u>.

(a) Within 60 days after the Closing Date, Buyer shall deliver to Seller a written statement (the "**Closing Statement**") setting forth in reasonable detail, together with reasonable supporting calculations and documents used in the preparation of the Closing Statement, which shall be prepared in a manner consistent in all respects with the Sample Closing Statement and

Working Capital Statement, the Buyer's good faith calculation of (each, a "**Closing Item**"): (i) Cash (as finally determined pursuant to this Section 2.03, the "**Final Cash**"), (ii) Working Capital (as finally determined pursuant to this Section 2.03, the "**Final Working Capital**"); (iii) the aggregate amount of Indebtedness for Borrowed Money as of the Reference Time (as finally determined pursuant to this Section 2.03, "**Final Indebtedness for Borrowed Money**"); (iv) the aggregate amount of Transaction Expenses (as finally determined pursuant to this Section 2.03, the "**Final Transaction Expenses**") and (v) the resulting calculation of the Final Purchase Price. Buyer agrees that, following the Closing through the date that the Closing Statement becomes conclusive and binding upon the Parties in accordance with this Section 2.03, it will not (and will cause its Affiliates not to) take any actions with respect to any books, records, policies or procedures on which the Closing Statement is based or on which the Closing Statement is to be based that would materially impede or materially delay the determination of the amount of the Final Cash, the Final Working Capital, the Final Indebtedness for Borrowed Money, the Final Transaction Expenses or the preparation of the Dispute Notice or the Closing Statement in the manner and utilizing the methods required by this Agreement.

(b) Seller shall have 60 days after Seller's receipt of the Closing Statement (the "**Review Period**") within which to review Buyer's calculation of the Closing Items. If Seller disputes any of the Closing Items, Seller shall notify Buyer in writing of its objection to such Closing Item(s) within the Review Period, together with a description of the basis for and dollar amount of such disputed items (to the extent possible) (a "**Dispute Notice**" and such items "**Closing Disputed Items**"). The Closing Items, as set forth in the Closing Statement, shall become final, conclusive and binding on the Parties unless Seller delivers to Buyer a Dispute Notice within the Review Period. If Seller timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Seller in the Dispute Notice (or by Buyer as a result of the items disputed by Seller in any such Dispute Notice) shall be final, conclusive and binding on the Parties, and Buyer and Seller shall, within 30 days following Buyer's receipt of such Dispute Notice (the "**Resolution Period**"), use commercially reasonably efforts to attempt to resolve in writing their differences with respect to the matters set forth in the Dispute Notice (and any matters with respect to the Closing Items which Buyer is disputing as a result of the matters set forth in the Dispute Notice, or any disputed matters arising out of the foregoing) and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Buyer and Seller shall submit all items remaining in dispute as promptly as practicable to KPMG LLP, for resolution, or if KPMG LLP is unable or unwilling to serve, Buyer and Seller shall appoint by mutual agreement, acting reasonably, an internationally recognized firm of independent certified accountants to resolve such Closing Disputed Items (or, in the absence of agreement between Seller and Buyer after five Business Days following Seller's and Buyer's receipt of written notification of KPMG LLP's inability or unwillingness to serve, as selected by the New York, New York office of the AAA) (the "**Designated Accountant**"). The Designated Accountant's decision with respect to any remaining Disputed Items shall be based solely on (i) the terms and provisions set forth in this Agreement, including the Accounting Principles and the definitions contained herein, (ii) the Dispute Notice, which shall be provided to the Designated Accountant by Seller (including Seller's calculations with respect to each of the Closing Disputed Items) and (iii) a single written brief provided to the Designated Accountant by Buyer (including Buyer's calculations with respect to each of the Closing Disputed Items), each of which shall be delivered within 10 days after the Parties' engagement of the Designated Accountant, and not on any independent review. No discovery shall

be permitted and no hearing shall be held. No Party or its Representatives shall engage in ex parte communications with the Designated Accountant. Buyer and Seller shall instruct the Designated Accountant to, and the Designated Accountant shall, (A) act solely as an accounting expert and not as an arbitrator, (B) limit its review to correcting mathematical errors and determining whether the remaining Closing Disputed Items were determined in accordance with the Accounting Principles and this Agreement and shall not make any other determination and (C) render a written determination of all remaining Closing Disputed Items, which shall (1) include a written statement of such findings and conclusions (the "**Disputed Item Settlement Statement**"), including a written explanation in reasonable detail of its reasoning with respect to such findings and conclusions (2) absent manifest error, actual and intentional common law fraud, or willful misconduct, be final, conclusive and binding on, and non-appealable by, the Parties, and no Party shall seek further recourse to courts or other tribunals other than to enforce such determination (*provided*, that in the case of the Designated Accountant's manifest error, actual and intentional common law fraud, or willful misconduct, a Party may pursue dispute resolution in accordance with Section 10.09) and (3) prepare a definitive written statement setting forth a definitive calculation of the Closing Disputed Items, including the portion thereof payable to Seller and the portion thereof to be returned to Buyer (the "**Buyer Disputed Item Amount**"), taking into account its determination with respect to the Closing Disputed Items submitted to it. Buyer and Seller shall instruct the Designated Accountant (x) to render its determination as soon as practicable and in any event within 30 days after the submission of the Dispute Notice and written brief to the Designated Accountant and only with respect to the Closing Disputed Items submitted to it; unless Seller and Buyer reach agreement (which agreement shall be shall be in writing and signed by Buyer and Seller and shall be final and binding on the Parties) with respect to any Closing Disputed Items prior thereto and withdraw such Closing Disputed Items from resolution by the Designated Accountant, and (y) not to assign a value to any particular Closing Disputed Item greater than the greatest value for such Closing Disputed Item claimed by Buyer or Seller, as applicable, or less than the lowest value for such Closing Disputed Item claimed by Buyer or Seller, as applicable. Notwithstanding anything herein to the contrary, the failure of the Designated Accountant to strictly conform to any deadline or time period contained herein shall not render its determination invalid and shall not be a basis for seeking to overturn any determination rendered by it. Any fees, costs or expenses of the Designated Accountant or the AAA incurred pursuant to this Section 2.03(b) shall be borne proportionally between Buyer, on the one hand, and Seller, on the other hand, in inverse proportion to the final allocation of such Closing Disputed Items such that the prevailing Party pays the lesser proportion of such fees, costs and expenses (for example, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and the Designated Accountant ultimately resolves the dispute by awarding to Seller $700 of the $1,000 disputed, then the fees, costs and expenses of the Designated Accountant, giving effect to any initial engagement fee already paid, will be allocated 70% (*i.e.*, 700 ÷ 1,000) to Buyer and 30% (*i.e.*, 300 ÷ 1,000) to Seller); *provided*, that any initial engagement fee owed to the Designated Accountant shall initially be paid 50% by Seller, on the one hand, and 50% by Buyer, on the other hand. Buyer shall promptly, within five Business Days after the Designated Accountant's delivery of Disputed Item Settlement Statement, revise the Closing Statement in accordance with the Disputed Item Settlement Statement.

(c) If the Final Purchase Price exceeds the Initial Purchase Price (such excess amount, if any, the "**Excess Amount**"), within three Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.03, (i) Buyer shall pay, or cause to be paid, directly

to Seller, by wire transfer of immediately available funds to the account designated by Seller in writing, an aggregate amount equal to the lesser of (x) the Excess Amount and (y) an amount equal to the Adjustment Amount.

(d) If the Final Purchase Price is less than the Initial Purchase Price (such shortfall amount, if any, the "**Shortfall Amount**"), within three Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.03, (i) Seller shall pay, or cause to be paid, directly to Buyer, by wire transfer of immediately available funds to the account designated by Buyer in writing, an aggregate amount equal to the lesser of (x) the Shortfall Amount and (y) an amount equal to the Adjustment Amount.

(e) From and after Seller's receipt of the Closing Statement until the Closing Items are finally determined pursuant to this Section 2.03, Seller, its Affiliates and their auditors, accountants and other representatives shall be permitted reasonable access at reasonable times given the circumstances to the Company Group and their auditors, accountants, personnel, books and records and any other documents or information reasonably requested by Seller (including the information, data and work papers used by Buyer or the Company Group's auditors or accountants to prepare and calculate the Closing Items) for purposes of finalizing the Closing Statement *provided*, that (i) such access shall not unreasonably disrupt the operations of any member of the Company Group and (ii) any member of the Company Group may restrict the foregoing access and shall not be required to provide any information or access the provision of which would violate applicable Law, including data protection Laws, rules or regulations or cause forfeiture of attorney/client privilege or an attorney work-product privilege (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such violation or forfeiture).

(f) (i) Buyer acknowledges and agrees that any Shortfall Amount shall be capped at and limited to an amount equal to the Adjustment Amount, and none of Seller or its Affiliates shall have any Liability to Buyer or its Affiliates (including the Company Group) with respect to the Shortfall Amount that is in excess of an amount equal to the Adjustment Amount and (ii) Seller acknowledges and agrees that any Excess Amount shall be capped at and limited to an amount equal to the Adjustment Amount, and Seller acknowledges and agrees that none of Buyer or any of its Affiliates (including the Company Group) shall have any Liability to Seller or its Affiliates with respect to any portion of the Excess Amount to the extent in excess of an amount equal to the Adjustment Amount.

(g) Any payments made pursuant to this Section 2.03 shall be deemed an adjustment to the Purchase Price, to the extent permitted by applicable Law.

Section 2.04 Expansion Project Earnout Payments.

(a) If, on or prior to the third annual anniversary of the Closing (the "**Expansion Project Earnout Period**"), Buyer or its Affiliates (including the Company Group) provides full or limited notice to proceed (or similar) under any construction Contracts (each, an "**Expansion Project NTP**") with respect to the construction of any expansion of any of the Facilities set forth on Section 2.04(a) of the Seller Disclosure Schedules (the "**Listed Facilities**"), including any new power consuming facility that is an expansion of any Listed Facility or co-

located with, or adjacent to, such Listed Facility (each such Facility (including, for the avoidance of doubt, the Listed Facilities), an "**Existing Facility**", and each such expansion of an Existing Facility or such new power consuming facility, an "**Expansion Project**"), then, within five Business Days of the end of the Expansion Project Earnout Period, Buyer shall pay, or cause to be paid, as a single payment on a one-time basis, to Seller an amount equal to the sum of the Expansion Project Earnout Payment Amounts for each such Expansion Project for which an Expansion Project NTP has been provided (the "**Cumulative Expansion Project Earnout Payment**"); *provided*, that in no event shall the Cumulative Expansion Project Earnout Payment exceed $15,000,000. For the avoidance of doubt, the Cumulative Expansion Project Earnout Payment is in addition to, and not in replacement or other offset of, any ERCOT Earnout Payment.

(b) Buyer agrees and covenants, for itself and its Affiliates, that, during the Expansion Project Earnout Period, Buyer shall, and shall cause the Company and its Subsidiaries to not take any action the purpose or intent of which is to (i) circumvent Seller's rights to receive or (ii) avoid Buyer's obligation to pay, an Expansion Project Earnout Payment (including the amount thereof); *provided*, that for the avoidance of doubt, nothing in this Section 2.04(b) shall obligate Buyer (or any member of the Company Group) to use efforts to obtain any Earnout Project NTP or otherwise further any Expansion Project.

(c) During the Expansion Project Earnout Period, Buyer shall (and shall cause its Affiliates to) provide Seller and its accountants, lawyers and other representatives with reasonable access during normal business hours and upon reasonable written notice to the books and records of the Company and to any personnel of the Company reasonably requested by such Persons pertaining to then current or potential expansion of any Existing Facility as the same are relevant to confirming whether the Buyer is complying with this Section 2.04; *provided*, that (i) such access shall not unreasonably disrupt the operations of Buyer or any member of the Company Group and (ii) Buyer or any member of the Company Group shall not be required to provide any information or access the provision of which would violate applicable Law, including data protection Laws, rules or regulations or cause forfeiture of attorney/client privilege or an attorney work-product privilege (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such violation or forfeiture).

(d) If an Expansion Project NTP is provided, Buyer shall reasonably promptly deliver to Seller a copy of such notice to proceed or written confirmation thereof (an "**Expansion Project Payment Notice**"), together with reasonable supporting information in the Buyer or its Affiliates' possession evidencing such occurrence. Such Expansion Project Payment Notice shall state (i) the MW capacity to be added to the applicable Facility as a result of such notice and (ii) the applicable Expansion Project Earnout Payment.

(e) Within five Business Days of the end of the Expansion Project Earnout Period, Buyer shall pay (or cause to be paid) the Cumulative Expansion Project Earnout Payment by wire transfer of immediately available funds to the account(s) specified by Seller. If Buyer fails to pay the Cumulative Expansion Project Earnout Payment as and when due hereunder, then such payment shall bear interest at a rate per annum equal to the "prime rate" at large United States money center banks in effect on the date such payment was required to be made (as published by *The Wall Street Journal*) *plus* 5% from the date such payment is due until the date such payment

is made. Seller and Buyer shall, and shall cause their respective Affiliates to, treat for income tax purposes the payment of the Cumulative Expansion Project Earnout Payment as an adjustment to the Purchase Price, except as otherwise required by Law. Seller and Buyer agree to treat the Cumulative Expansion Project Earnout Payment as deferred contingent purchase price eligible for treatment as an installment sale (within the meaning of Section 453 of the Code and any similar or corresponding provision of state or local Law).

(f) If prior to the expiration of the Expansion Project Earnout Period, Buyer or its Affiliates consummates a transaction or series of transactions that would result in a Change of Control, Buyer or such Affiliate shall require that the purchaser(s) in such Change of Control agree to be bound by the obligations of the Buyer pursuant to this Section 2.04; *provided*, that the foregoing agreement of such purchaser to be bound by the obligations of the Buyer pursuant to this Section 2.04 shall not relieve the Buyer of its obligations under this Section 2.04 or otherwise modify or reduce any such obligations. A "**Change of Control**" pursuant to this Section 2.04 shall mean any (i) direct or indirect sale or transfer, including pursuant to any merger, divisional merger, consolidation, asset sale, or other transaction (other than to an Affiliate of Buyer), of a majority of (A) Buyer's and its Affiliates' or (B) the Company's, in each case, interests in an Existing Facility, (ii) consolidation, merger or reorganization as a result of which the direct or indirect beneficial owners of the Company's outstanding Equity Interests immediately prior to such consolidation, merger or reorganization cease to own a majority of the outstanding Equity Interests of the surviving entity, or (iii) issuance or direct or indirect sale or transfer to any third party of the Company's equity interests by the holders thereof, or any other transaction or series of transactions, as a result of which Buyer Parent no longer holds, directly or indirectly, a majority of the Equity Interests of the Company. For the avoidance of doubt, more than one Change of Control may occur and Buyer is required to, and required to cause the purchaser in each to, comply with this Section 2.04 with respect to such Change of Control.

Section 2.05 ERCOT Earnout Payments.

(a) If, after the Effective Date, but on or prior to the third annual anniversary of the Closing (the "**ERCOT Earnout Period**"), Buyer or its Affiliates (including the Company Group) receives the Consent of ERCOT to energize (or similar) additional MW of load at the Granbury Facility (each such Consent, an "**ERCOT Expansion Approval**") then, within five Business Days of (i) with respect to any ERCOT Expansion Approval on or prior to the six month anniversary of the Closing, such ERCOT Expansion Approval and (ii) with respect to any ERCOT Expansion Approval after the six month anniversary of the Closing through the expiration of the ERCOT Earnout Period, the expiration of the ERCOT Earnout Period, Buyer shall pay, or cause to be paid, to Seller an amount equal to the sum of the ERCOT Earnout Payment Amount for each such ERCOT Expansion Approval (the payment, if any, described in each of clauses (i) and (ii), an "**ERCOT Earnout Payment**"). For the avoidance of doubt, (A) in no event shall the cumulative ERCOT Earnout Payments be made in respect of ERCOT Expansion Payment Amounts for more than 10 MW of load at the Granbury Facility and (B) the ERCOT Earnout Payments are in addition to, and not in replacement or other offset of, the Cumulative Expansion Project Earnout Payment.

(b) Buyer agrees and covenants, for itself and its Affiliates, that, during the ERCOT Earnout Period, Buyer shall, and shall cause the Company and its Subsidiaries to not take

any action the purpose or intent of which is to (i) circumvent Seller's rights to receive or (ii) avoid Buyer's obligation to pay, an ERCOT Earnout Payment (including the amount thereof); *provided*, that for the avoidance of doubt, nothing in this Section 2.05(b) shall obligate Buyer (or any member of the Company Group) to use efforts to obtain any ERCOT Expansion Approval or otherwise further any ERCOT Expansion.

(c) During the ERCOT Earnout Period, Buyer shall (and shall cause its Affiliates to) provide Seller and its accountants, lawyers and other representatives with reasonable access during normal business hours and upon reasonable written notice to the books and records of the Company and to any personnel of the Company reasonably requested by such Persons pertaining to current or potential ERCOT Expansion Approvals as the same are relevant to confirming whether the Buyer is complying with this Section 2.04; *provided*, that (i) such access shall not unreasonably disrupt the operations of Buyer or any member of the Company Group and (ii) Buyer or any member of the Company Group shall not be required to provide any information or access the provision of which would violate applicable Law, including data protection Laws, rules or regulations or cause forfeiture of attorney/client privilege or an attorney work-product privilege (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such violation or forfeiture).

(d) If an ERCOT Expansion Approval is received, Buyer shall reasonably promptly deliver to Seller a copy of such approval or written confirmation thereof (an "**ERCOT Payment Notice**"), together with reasonable supporting information in the Buyer or its Affiliates' possession evidencing such occurrence. Such ERCOT Payment Notice shall state (i) the MW of load to be energized (or similar) at the Granbury Facility as a result of such ERCOT Expansion Approval and the date of such energization (or similar) and (ii) the applicable ERCOT Earnout Payment Amount.

(e) Within five Business Days of the expiration of the ERCOT Earnout Period, Buyer shall pay (or cause to be paid) the ERCOT Earnout Payment by wire transfer of immediately available funds to the account(s) specified by Seller. If Buyer fails to pay the ERCOT Earnout Payment as and when due hereunder, then any such payment shall bear interest at a rate per annum equal to the "prime rate" at large United States money center banks in effect on the date such payment was required to be made (as published by *The Wall Street Journal*) *plus* 5% from the date such payment is due until the date such payment is made. Seller and Buyer shall, and shall cause their respective Affiliates to, treat for income tax purposes any payment of an ERCOT Earnout Payment as an adjustment to the Purchase Price, except as otherwise required by Law. Seller and Buyer agree to treat the ERCOT Earnout Payment as deferred contingent purchase price eligible for treatment as an installment sale (within the meaning of Section 453 of the Code and any similar or corresponding provision of state or local Law).

(f) If prior to the expiration of the ERCOT Earnout Period, Buyer or its Affiliates consummates a transaction or series of transactions that would result in a Change of Control of the Granbury Facility, Buyer or such Affiliate shall require that the purchaser(s) in such Change of Control agree to be bound by the obligations of the Buyer pursuant to this Section 2.04; *provided*, that the foregoing agreement of such purchaser to be bound by the obligations of the Buyer pursuant to this Section 2.04 shall not relieve the Buyer of its obligations under this Section 2.04 or otherwise modify or reduce any such obligations.

Section 2.06 Closing; Closing Deliveries.

(a) The closing of the transactions contemplated hereby (the "**Closing**") shall take place (i) at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 (or remotely via the electronic exchange of closing deliveries) on the date that is the third Business Day after the satisfaction of, or, if legally permissible, waiver in writing by the Party entitled to the benefit of, the last of the conditions set forth in Article III (other than any such conditions that by their nature or terms will not be satisfied until the Closing, but subject to the satisfaction of, or, if legally permissible, waiver in writing of such conditions by the Party entitled to the benefit of such conditions, at the Closing); *provided*, that the Closing shall not occur pursuant to this clause (i) prior to the first Business Day occurring after 30 days following the date of this Agreement, or (ii) on such other date or at such other time or place as the Parties may mutually agree in writing. The date on which the Closing actually occurs is herein referred to as the "**Closing Date**". The Closing shall be deemed to have been consummated at 12:01 a.m. prevailing Pacific Time on the Closing Date, and all actions required to be taken pursuant hereto at the Closing (including the delivery of all closing deliveries pursuant to Section 2.06(b) and Section 2.06(c)) shall occur and shall be deemed to take place simultaneously.

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) the Assignment Agreement, duly executed by Seller;

(ii) an Internal Revenue Service Form W-9, executed by Seller (or its regarded owner for U.S. federal income tax purposes);

(iii) an executed resignation, in substantially the form attached hereto as Exhibit B, effective as of the Closing, of each of the directors, managers and officers of any member of the Company Group, in each case, other than in respect of any such Persons that are employees of any member of the Company Group; and

(iv) a certificate duly executed by an authorized officer of Seller, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 3.02(a) and Section 3.02(b).

(c) At the Closing, Buyer shall deliver, or cause to delivered, to Seller (or Seller's applicable designee):

(i) the Initial Purchase Price, by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer, to the Seller;

(ii) any Indebtedness for Borrowed Money to be paid off at Closing pursuant to Payoff Letters delivered to Buyer prior to the Closing to the payees set forth on such Payoff Letters, by wire transfer of immediately available funds to the accounts designated by such payees;

(iii) an aggregate amount equal to the Estimated Transaction Expenses to the payees thereof as set forth on the Estimated Closing Statement delivered to Buyer pursuant

to Section 2.02, by wire transfer of immediately available funds to the accounts designated by such payees;

(iv) the Assignment Agreement, duly executed by Buyer; and

(v) a certificate duly executed by an authorized officer of Buyer, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 3.03(a) and Section 3.03(b).

Section 2.07 Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law; *provided* that if Seller (or its regarded owner for U.S. federal income tax purposes) delivers an Internal Revenue Service Form W-9 pursuant to Section 2.06(b)(ii) of this Agreement, Buyer intends not to withhold or deduct any amounts, except with respect to payments treated as compensatory and subject to employment withholding; *provided, further*, that if Buyer determines that any withholding or deduction is required (other than due to a failure by Seller (or its regarded owner for U.S. federal income tax purposes) to provide an Internal Revenue Service Form W-9 pursuant to Section 2.06(b)(ii)), Buyer will use commercially reasonable efforts to notify Seller at least three Business Days in advance of such withholding or deduction and cooperate to avoid or minimize such withholding or deduction. To the extent that such amounts are so withheld or deducted by Buyer and duly paid over to the appropriate Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to Person in respect of which such deduction and withholding was made by Buyer.

ARTICLE III
CONDITIONS TO CLOSING

Section 3.01 Conditions to All Parties' Obligations. The obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, if legally permissible, waiver in writing of the following conditions:

(a) no Governmental Authority shall have enacted, entered, promulgated or enforced any Law (that is final, non-appealable, and has not been vacated, withdrawn or overturned) prohibiting or making illegal the consummation of the transactions contemplated by this Agreement and no Proceeding shall have been commenced that would reasonably be expected to result in the foregoing; and

(b) the expiration or early termination of the applicable waiting period under the HSR Act, and all applicable waiting periods (and any extensions thereof), clearances, approvals or consents (as applicable) under any other antitrust Laws applicable to the consummation of the transactions contemplated hereby shall have expired, been terminated or been obtained (as applicable) and remain in full force and effect.

Section 3.02 **Conditions to Buyer's Obligations**. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, if legally permissible, waiver in writing of the following conditions:

(a) (i) the Seller Fundamental Representations shall be true and correct in all material respects as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date, and (ii) the representations and warranties (other than the Seller Fundamental Representations) set forth in Article IV and Article V shall be true and correct as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date (disregarding all qualifications as to "materiality," "Material Adverse Effect", "Seller Material Adverse Effect" or similar qualifications), except where the failure of such representations and warranties to be true and correct as of such date would not, individually or in the aggregate, have a Material Adverse Effect or Seller Material Adverse Effect, as applicable;

(b) Seller shall have complied in all material respects with all of the covenants and agreements hereunder required to be complied with by Seller at or prior to the Closing; and

(c) Seller shall have delivered or caused to be delivered to Buyer all of the items set forth in Section 2.06(b).

Section 3.03 **Conditions to Seller's Obligations**. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, if legally permissible, waiver in writing of the following conditions:

(a) the representations and warranties set forth in Article VI shall be true and correct as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date (disregarding all qualifications as to "materiality," "Buyer Material Adverse Effect" or similar qualifications), except where the failure of such representations and warranties to be true and correct as of such date would not, individually or in the aggregate, have a Buyer Material Adverse Effect;

(b) Buyer shall have complied in all material respects with all of the covenants and agreements hereunder required to be complied with by it at or prior to the Closing; and

(c) Buyer shall have (i) delivered or caused to be delivered to Seller all of the items set forth in Section 2.06(c) and (ii) paid, or caused to be paid, all of the payments contemplated by Section 2.01(b) and Section 2.06(c).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES AS TO SELLER

Seller hereby represents and warrants to Buyer (except as set forth in the Seller Disclosure Schedules) as of the Execution Date and the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation or warranty shall be deemed to be made only as of such date) as follows:

Section 4.01 Organization and Standing. Seller (a) is a legal entity, duly organized, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of organization, (b) has all requisite organizational power and authority to own, operate and lease its Assets and conduct its business, in each case, as currently conducted and (c) is duly qualified or licensed (as applicable) to do business generally in such jurisdiction, and is in good standing (or the equivalent), in each jurisdiction in which such qualification or license (as applicable) to do business generally in such jurisdiction is required by applicable Laws, except in the case of the foregoing clauses (b) and (c), in those jurisdictions (other than the jurisdiction of its organization) where failure to be so duly qualified or licensed (as applicable) to do business generally in such jurisdiction or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 4.02 Authority; Execution and Delivery; Enforceability. Seller has full organizational power and authority, in each case, to execute and deliver this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party and to consummate the transactions and carry out their obligations, covenants and agreements contemplated by this Agreement and each such Transaction Document. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated hereby and thereby have been (or, at the Closing, will be) duly authorized by all necessary limited liability company action on the part of Seller (and such actions have not been amended or withdrawn as of the date of this Agreement), and no other approval, action or proceedings on the part of Seller is necessary to authorize this Agreement or any other Transaction Document to which Seller is (or, at the Closing, will be) a party, or the consummation by Seller of the transactions contemplated to be performed by Seller hereby or thereby. Seller has (or, at the Closing, will have) duly executed and delivered this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party, and each of this Agreement and the other Transaction Documents to which Seller is (or, at the Closing, will be) a party constitutes (or, at the Closing, will constitute) its valid and binding obligation, enforceable against it in accordance with its terms, subject to the Remedies Exception.

Section 4.03 Subject Interests. Seller is the sole legal and beneficial owner of, and has good and valid title to, the Subject Interests, free and clear of all Liens (except for Permitted Equity Liens), and such interests were not issued in violation of any preemptive or similar rights. At the Closing, Buyer shall acquire from Seller all record and beneficial ownership of such Subject Interests, free and clear of any and all Liens (except for Permitted Equity Liens). Seller is not a party to any Right which obligates Seller to pledge, issue, sell or transfer, or repurchase, redeem or otherwise acquire or dispose of, such Subject Interests or to issue or grant any such Right.

Section 4.04 Brokerage. Other than BMO Capital Markets Corp., no Person acting on behalf of Seller is entitled to any broker, finder, financial advisor or other similar fees or commissions that is or may be payable by Buyer, any of its Affiliates or any member of the Company Group in connection with this Agreement or the other Transaction Documents or as a result of the consummation of the transactions contemplated hereby or thereby.

Section 4.05 No Conflicts. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and

will not, with or without due notice, lapse of time, or both, except as set forth on Section 4.05 of the Seller Disclosure Schedules, (a) conflict with, or result in a violation, infringement or breach of, the Organizational Documents of Seller, (b) conflict with, or result in any violation, infringement or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any provision of any Contract to which Seller is a party or by which Seller is, or any of its Assets or Permits are bound, (c) conflict with or violate any Laws or Permits applicable to Seller or its Assets or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any material properties or Assets of Seller, except, in the case of clauses (b), (c) or (d) as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 4.06 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation by Seller of the transactions contemplated hereby or thereby, including the obligations, covenants and agreements thereunder, other than (a) Consents set forth on Section 4.06 of the Seller Disclosure Schedules or (b) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 4.07 Proceedings; Orders. There are no, and in the last three years there have not been any, Proceedings pending or, to the Knowledge of Seller, threatened against Seller or affecting any of its Assets (including the Subject Interests) or properties that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY GROUP

The Company hereby represents and warrants to Buyer (except as set forth in the Seller Disclosure Schedules) as of the Execution Date and the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation or warranty shall be deemed to be made only as of such date) as follows:

Section 5.01 Organization and Standing. Each member of the Company Group is a legal entity duly organized, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of organization. Each member of the Company Group has all requisite organizational power and authority to own, operate and lease its Assets and to conduct its business, in each case, as currently conducted except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each member of the Company Group is duly qualified or licensed (as applicable) to do business generally in such jurisdiction, and is in good standing (or the equivalent) in each jurisdiction in which such qualification or license (as applicable) to do business generally in such jurisdiction is required by applicable Laws, except as would not, individually or in the aggregate, be materially adverse to the members of the Company Group, taken as a whole.

Section 5.02 Authority; Execution and Delivery; Enforceability. The execution, delivery and performance by the Company of this Agreement and the other Transaction

Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated hereby and thereby have been (or, at the Closing, will be) duly authorized and approved by all necessary action, if any, on the part of the Company Group (and such actions have not been amended or withdrawn as of the date of this Agreement), and no other approval, action or proceedings on the part of the Company Group is necessary to authorize this Agreement or any other Transaction Document to which the Company is (or, at the Closing, will be) a party, or the consummation by the Company of the transactions contemplated to be performed by the Company hereby or thereby. The Company has (or, at the Closing, will have) duly executed and delivered this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party, and each of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party constitutes (or, at the Closing, will constitute) its valid and binding obligation, enforceable against it in accordance with its terms, subject to the Remedies Exception.

Section 5.03 Equity Interests of the Company Group.

(a) Section 5.03 of the Seller Disclosure Schedules sets forth a true, correct and complete list of the members of the Company Group and, with respect to each member, (i) its name and jurisdiction of organization, (ii) its form of organization, (iii) its total authorized Equity Interests, and (iv) the issued and outstanding Equity Interests thereof directly owned by Seller or any other member of the Company Group. The Equity Interests set forth on Section 5.03 of the Seller Disclosure Schedules constitute all of the authorized, issued and outstanding Equity Interests of the members of the Company Group, and such interests were not issued in violation of any preemptive or similar rights. There is no existing option, warrant, call, right, "phantom" stock right, stock appreciation right, stock-based performance unit, arrangement, undertaking or agreement to which any member of the Company Group is a party that requires, and there are no securities of any member of the Company Group outstanding that upon conversion or exchange would require, the issuance of Equity Interests of any member of the Company Group or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interest of any member of the Company Group. Each holder of Equity Interests of a member of the Company Group set forth on Section 5.03 of the Seller Disclosure Schedules, other than Persons that are not Seller or another member of the Company Group, owns beneficially and of record, free and clear of all Liens (except for Permitted Equity Liens), all such Equity Interests described therein as being held by such holder.

(b) The Equity Interests of the Company Group have been duly authorized and validly issued in compliance with applicable Laws and the Organizational Documents of the applicable member of the Company Group.

(c) The Company has made available to Buyer true, correct and complete copies of the Organizational Documents of the members of the Company Group, all as amended and in full force and effect as of the date of this Agreement.

Section 5.04 Brokerage. Other than BMO Capital Markets Corp., no Person acting on behalf of the Company Group is entitled to any broker, finder, financial advisor or other similar fees or commissions that is or may be payable by Buyer, any of its Affiliates or any member of the

Company Group in connection with this Agreement or the other Transaction Documents or as a result of the consummation of the transactions contemplated hereby or thereby.

Section 5.05 No Conflicts. The execution, delivery and performance by Seller and the Company of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be a party), and the consummation of the transactions contemplated hereby and thereby, does not and will not, with or without due notice, lapse of time, or both, except as set forth on Section 5.05 of the Seller Disclosure Schedules, (a) conflict with, or result in a violation, infringement or breach of, the Organizational Documents of the Company, (b) conflict with, or result in any violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any provision of any Contract to which any member of the Company Group, or any of its respective Assets or Permits are bound, or by which such member of the Company Group, or any of its Assets or Permits are bound, (c) conflict with or violate any Laws or Permits applicable to any member of the Company Group or its respective Assets or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the material properties or Assets of any member of the Company Group, except, in the case of clauses (b), (c) or (d) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by any member of the Company Group in connection with the execution, delivery and performance by Seller or the Company of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation by Seller or such member of the Company Group of the transactions contemplated hereby or thereby, including the obligations, covenants and agreements thereunder, other than (a) the Consents set forth on Section 5.06 of the Seller Disclosure Schedules or (b) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.

Section 5.07 Proceedings; Orders. Except as set forth on Section 5.07 of the Seller Disclosure Schedules, there are no, and since the Lookback Date there have not been any, Proceedings pending or to the Knowledge of Seller, threatened, against (a) any member of the Company Group that would reasonably be expected to adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Documents or the consummation of the transactions contemplated hereby and thereby or (b) any member of the Company Group, which, if decided adversely against the applicable member of the Company Group, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No member of the Company Group is subject to any material unsatisfied Order. No member of the Company Group has initiated any Proceedings against any other Person that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08 Financial Statements. Section 5.08(a) of the Seller Disclosure Schedules sets forth true, correct and complete copies of: (a) unaudited consolidated balance sheet as of October 31, 2023 (the "**Balance Sheet Date**") of the Company (the "**Balance Sheet**") and (b) the related unaudited consolidated statements of operations, equity and cash flows for the 10-month period then ended (clauses (a) and (b), collectively, the "**Financial Statements**"). The Financial Statements have been prepared in good faith from the applicable books and records of the

applicable members of the Company Group in accordance with GAAP consistently applied throughout the period involved, except, as may be indicated in the notes thereto. Except as set forth on Section 5.08(b) of the Seller Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis for the periods involved, except for the absence of notes and other textual disclosures and year-end adjustments and fairly present, in all material respects, the financial position and results of operations, stockholders' equity and cash flows of the Company Group, on a consolidated basis, as of the dates and for the periods indicated.

Section 5.09 Undisclosed Liabilities. The Company Group has no Liabilities that would be required under GAAP to be reflected or reserved against in a consolidated balance sheet of the Company Group, except for (a) Liabilities set forth on Section 5.09 of the Seller Disclosure Schedules, (b) Liabilities set forth in, reflected in or reserved against in the Financial Statements, (c) Liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which is a liability resulting from a violation of Law, breach of contract, breach of warranty, tort or infringement), (d) executory Liabilities under Contracts of any member of the Company Group, (e) Liabilities taken into account in Transaction Expenses, or (f) other Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. No member of the Company Group maintains any "off-balance-sheet arrangements" within the meaning of Item 303 of Regulation S-K of the SEC.

Section 5.10 Absence of Changes. Except as expressly contemplated by this Agreement, from the Balance Sheet Date to the Execution Date, (a) each member of the Company Group has conducted its business in the ordinary course of business in all material respects, (b) there has not been, individually or in the aggregate, any Material Adverse Effect and (c) no member of the Company Group has taken any action that, if taken from and after the Execution Date and prior to the Closing, would have required the consent of Buyer pursuant to Section 7.02(a).

Section 5.11 Environmental Matters. Except as set forth in Section 5.11 of the Seller Disclosure Schedules, since the Lookback Date:

(a) each member of the Company Group has been in compliance in all material respects with all Environmental Laws and any Permits required under Environmental Law for the conduct of their operations as currently conducted;

(b) no member of the Company Group has released any Hazardous Substances at the Leased Real Property or at any other location so as to give rise to any material Liability of any member of the Company Group pursuant to any Environmental Laws;

(c) no member of the Company Group has received any written notice of any material violation of or material liability pursuant to any Environmental Law, the subject of which is unresolved; and

(d) there have been no material Proceedings pending or, to the Knowledge of Seller, threatened against any member of the Company Group under Environmental Law.

Each member of the Company Group has made available to Buyer copies of all material, non-privileged environmental reports, audits, and assessments prepared since the Lookback Date and relating to the Company Group in their possession.

Section 5.12 Material Contracts.

(a) Section 5.12(a) of the Seller Disclosure Schedules sets forth a true, correct and complete list of all of the following Contracts to which any member of the Company Group, is party or by which any member of the Company Group or any of its respective Assets, may be bound (excluding any (x) Leases or Contracts for real property, (y) Company Benefit Plan, and (z) purchase orders, service orders, transaction confirmations or similar, solely in the case of this clause (z), arising in the ordinary course of business) (the "**Material Contracts**") as of the Execution Date:

(i) each Contract providing for aggregate future payments with respect to such Contract to or from the Company Group in excess of $1,000,000 in any calendar year, in each case, other than Contracts (A) relating to the sale of obsolete or excess assets not required for any member of the Company Group's operations in the ordinary course of business or (B) Contracts that are terminable by any member of the Company Group on 90 or fewer days' notice without penalty;

(ii) Contracts for the development, construction, operation, maintenance and management of the material Assets of the Company Group;

(iii) each Hedging Arrangement;

(iv) Contracts providing for aggregate future payments with respect to each such Contract or series of related Contracts to or from any member of the Company Group in excess of $1,000,000 in any calendar year;

(v) each Contract containing any covenant that materially limits the conduct of the business of the Company Group, taken as a whole, as currently conducted, including any Contracts that limit the freedom of any member of the Company Group, to: (A) compete in any line of business or in any geographic area or to solicit the services of or hire any Person, (B) sell, transfer, pledge or otherwise dispose of any material Asset, (C) perform any services for any Person or (D) contain any rights of first offer or refusal, exclusivity, most-favored-nation or other similar rights;

(vi) each Contract (A) with any sole-source suppliers of material products or services or (B) with any customer or counterparty granting such customer exclusive or preferred dealing rights, or minimum price arrangements;

(vii) each Contract under which any member of the Company Group has created, incurred, assumed or guaranteed, directly or indirectly, any outstanding Indebtedness for Borrowed Money, except any such Contract evidencing Indebtedness for Borrowed Money that has been fully paid and discharged or otherwise terminated at or prior to the Closing;

(viii) each Contract providing for the acquisition or disposition by any member of the Company Group of any business or division of any business (whether by merger, purchase or sale of Equity Interests or Assets or otherwise);

(ix) each Contract providing for the purchase or sale of any material Assets or Equity Interests of any member of the Company Group (whether by merger or otherwise, other than sales of inventory or obsolete equipment, in each case, in the ordinary course of business) pursuant to which any member of the Company Group has any ongoing indemnification obligations (excluding in respect of customary fundamental representations and warranties) or earnout or similar contingent payment obligations, or the grant of any preferential rights to purchase any such material Assets;

(x) each Contract providing for the lease or license of any Assets with a value greater than $500,000 in any calendar year with respect to each such Contract or series of related Contracts;

(xi) each Contract pursuant to which (A) any member of the Company Group has granted to a third party any exclusive right in or to any material Company Intellectual Property, or (B) any member of the Company Group is granted any exclusive right in or to any third-party Intellectual Property that is material to the business of the Company Group, other than standard form licenses for off-the-shelf Software having an aggregate value of not more than $500,000 in any calendar year;

(xii) each Affiliate Contract;

(xiii) each Contract relating to the settlement or conciliation of any Proceeding pursuant to which any member of the Company Group will have any material outstanding obligation after the Execution Date;

(xiv) each guarantee, letter of credit, comfort letter, bond, sureties and other credit support or assurance made or issued by or on behalf of Seller or any of its Affiliates (other than any member of the Company Group) in support of any obligation of any member of the Company Group;

(xv) each Contract establishing any joint venture, strategic alliance, or similar collaboration or providing for any obligation to participate in or make any loan, capital contribution, investment, or other similar agreement with any other Person other than solely among the Company Group;

(xvi) other than any Organizational Documents, each investor rights or equity holder agreement, voting agreement or other Contract with respect to the voting, issuance, sale, transfer or other disposition of any Equity Interests in any member of the Company Group; and

(xvii) any legally binding commitment to enter into any of the foregoing.

(b) All Material Contracts (i) are in full force and effect and are valid, legally binding and fully enforceable in accordance with their terms with respect to each member of the Company Group party thereto and, to the Knowledge of Seller, the other parties thereto, subject, in each case, to the Remedies Exception, except where the failure to be in full force and effect, valid, legally binding and fully enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) represent the valid and binding obligations

of the Company Group and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto, except where the failure to be a valid and binding obligation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No member of the Company Group, Seller or their respective Affiliates have provided, or have received any written notice of termination or cancellation with respect to any Material Contract. Since the Lookback Date, neither Seller nor any member of the Company Group has received any written claim or notice of material breach of or material default under any Material Contract that has not been resolved.

Section 5.13 Real Property.

(a) Section 5.13(a) of the Seller Disclosure Schedules contains a true and complete list of all real property subject to any material lease, easement, license or right-of-way or similar Contract (each, together with all amendments, modifications and guaranties thereof, a "**Lease**") in which any member of the Company Group has an interest or use right (collectively, the "**Leased Real Property**").

(b) Except as set forth in Section 5.13(b) of the Seller Disclosure Schedules, each applicable member of the Company Group has a valid leasehold interest in the Leased Real Property pursuant to the applicable Lease pertaining thereto, free and clear of all Liens, other than Permitted Liens. Each Lease is in full force and effect, enforceable in accordance with its terms, and constitutes a valid and legally binding obligation of each applicable member of the Company Group and, to the Knowledge of Seller, of each other party thereto. Neither the applicable member of the Company Group nor, to the Knowledge of Seller, any other party to any Lease, is in material breach or material default thereunder. To the Knowledge of Seller, (i) there are no pending or threatened in writing condemnation, eminent domain or similar proceedings before any Governmental Authority affecting any of the Leased Real Property; and (ii) Seller has received no written notice of any breaches or defaults by Seller or any of its Affiliates (including any member of the Company Group) that would materially and adversely impact the future use or viability of the Leased Real Property for Buyer's intended use as of the date hereof.

(c) Section 5.13(c) of the Seller Disclosure Schedules contains a true and complete list of all real property owned by any member of the Company Group (the "**Owned Real Property**"). Each applicable member of the Company Group has good, valid and marketable title, in fee simple, to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. Except as set forth in Section 5.13(c) of the Seller Disclosure Schedules, there are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property or any portion thereof or interest therein. To the Knowledge of Seller, there are no pending or threatened in writing condemnation, eminent domain or similar Proceedings before any Governmental Authority with respect to any Owned Real Property.

Section 5.14 Intellectual Property and Data Matters.

(a) Section 5.14(a) of the Seller Disclosure Schedules includes a complete and accurate list of Intellectual Property that is owned or purported to be owned by the Company Group that is subject to an application, issuance, or registration. The issued and registered Intellectual Property set forth on Section 5.14(a) of the Seller Disclosure Schedules is subsisting, in full force

and effect, and to the Knowledge of Seller, valid and enforceable. The Company Group exclusively owns (free and clear of all Liens, other than Permitted Liens), or has the right to use, all Intellectual Property used in or necessary for the operations of the Company Group's business as currently conducted, and will exclusively own (free and clear of all Liens, other than Permitted Liens), or have the right to use all such Intellectual Property on substantially similar terms and conditions as exist as of the Execution Date, immediately following the Closing.

(b) Since the Lookback Date, no member of the Company Group has received any written complaint, claim, demand or notice alleging it was infringing, misappropriating, or violating the Intellectual Property of any Person or challenging the ownership or use by any member of the Company Group of, or the validity, enforceability, or registrability of, any Company Intellectual Property. Except as set forth on Section 5.14(b) of the Seller Disclosure Schedules, (i) no member of the Company Group is infringing, misappropriating, or otherwise violating, nor has any member of the Company Group since the Lookback Date infringed, misappropriated, or otherwise violated, the Intellectual Property of any Person and (ii) to the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating, any Intellectual Property owned by any member of the Company Group. No Company Intellectual Property is subject to any pending or outstanding Order that adversely restricts the use of any such Intellectual Property by the Company Group.

(c) Each member of the Company Group takes, and has since the Lookback Date taken, commercially reasonable steps to maintain the confidentiality of the material trade secrets, of such member of the Company Group. To the Knowledge of Seller, since the Lookback Date, there has been no unauthorized disclosure or loss of any material trade secrets or other material proprietary and confidential information included in the Company Intellectual Property. All material Intellectual Property developed by past or current employees, consultants or independent contractors of any member of the Company Group in the scope of their employment or engagement either vested in the applicable member of the Company Group by operation of Law or has been assigned to the applicable member of the Company Group under a written agreement. To the Knowledge of Seller, no such employee, consultant, or independent contractor is in violation of any such agreement.

(d) The Company Group does not own any material proprietary Software.

(e) The Company Group has taken commercially reasonable steps to safeguard the confidentiality, security and integrity of the Company Systems and any Personal Information collected or processed by them or on their behalf from unauthorized access, disclosure or modification. There have been no material failures, breakdowns, outages or unavailability of any of the foregoing since the Lookback Date that have had or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, the Company Systems are free from any material ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses, defects, malware or other Software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm data, Software or hardware, or to disrupt or disable any Software or system used in connection therewith.

(f) Since the Lookback Date, to the Knowledge of Seller, there have been no material security breaches or other material incidents or events resulting in unauthorized access to

any Company System or any Personal Information collected or processed by the Company Group or on behalf of the Company Group

Section 5.15 Employee Matters.

(a) Since the Lookback Date, no member of the Company Group has (i) employed any employees, (ii) directly engaged any individual independent contractors, or (iii) been, party to or bound by any collective bargaining agreement with any labor union, labor organization or works council, nor is any such agreement currently being negotiated by any member of the Company Group. Since the Lookback Date, there has been no strike or other material labor dispute involving any member of the Company Group pending or, to the Knowledge of Seller, threatened.

(b) Since the Lookback Date, no member of the Company Group has incurred any Liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988, as amended, the regulations promulgated thereunder or any similar state or local Law (the "**WARN Act**") that remains unsatisfied. Within the last three months, no member of the Company Group has implemented any plant closing or mass layoff, that would trigger notice obligations under the WARN Act.

Section 5.16 Employee Benefits.

(a) No member of the Company Group sponsors, maintains, contributes to or has, or has, since the Lookback Date, sponsored, maintained, contributed to or had, any obligation to maintain or contribute to, any "employee benefit plan" (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other compensation or benefit plan or arrangement that is subject to ERISA. No member of the Company Group has any Liability or has, since the Lookback Date, had any Liability under Title IV of ERISA, including on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

Section 5.17 Tax Matters.

(a) Since the Lookback Date, each member of the Company Group has timely filed all income and other material Tax Returns that are required to be filed by such member of the Company Group (taking into account all permitted extensions) and has paid all material Taxes due and owing by such member of the Company Group (whether or not shown on any Tax Returns). All such Tax Returns are true, complete and accurate in all material respects. There are no Liens for Taxes against any of the Assets of the Company Group, other than Permitted Liens.

(b) Since the Lookback Date, all material Taxes which any member of the Company Group is obligated to withhold from amounts owing to any to any employee, independent contractor, creditor, equityholder or other third party have been fully withheld in compliance with applicable Laws.

(c) There is no pending Tax contest by any Governmental Authority with respect to any material Taxes or material Tax Returns of the Company Group, and no such Tax contest has been threatened to the Knowledge of Seller. Except as set forth on Section 5.17(c) of

the Seller Disclosure Schedules, all deficiencies asserted or assessments made or proposed against the Company Group with respect to a material amount of Taxes have been timely paid in full.

(d) Each member of the Company Group is classified as an entity disregarded as separate from Seller for U.S. federal income Tax purposes, and has been classified as a disregarded entity since the Lookback Date.

(e) No member of the Company Group has waived any statute of limitations or agreed to any extension of time with respect to any material Tax assessment or deficiency, which extension is currently in effect (other than extensions obtained in the ordinary course).

(f) No member of the Company Group is a party to or bound by any Tax allocation or sharing agreement except for (i) any such agreement solely among or between two or more members of the Company Group and (ii) any provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Taxes (including, without limitation, gross up or other tax sharing or allocation provisions contained in any credit agreement, lease, or other commercial agreement).

(g) Since the Lookback Date, no member of the Company Group has been a party to a "listed" transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, or the cash method of accounting relating to transactions occurring prior to the Closing; (ii) a change in, or use of an improper, method of accounting (including under Section 481 of the Code (or any comparable provision of any Law)) prior to the Closing; (iii) a "closing agreement" as described in Section 7121 of the Code (or similar provisions of state, local or foreign Law) entered into prior to the Closing; (iv) intercompany transactions occurring, or any excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or similar provisions of state, local or foreign Law) existing, prior to the Closing; (v) an installment sale or open transaction disposition occurring prior to the Closing; or (vi) prepaid amounts or deferred revenue realized prior to the Closing.

(i) Since the Lookback Date, no member of the Company Group been a member of any affiliated, combined, consolidated, unitary or other group for Tax purposes, and no member of the Company any liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provisions of Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).

(j) Since the Lookback Date, no member of the Company Group has a permanent establishment or other taxable presence in any country other than the country of its formation. Since the Lookback Date, no written claim has ever been made by a Governmental Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns

that such member is or may be subject to taxation by that jurisdiction or may be required to file Tax Returns in that jurisdiction.

Section 5.18 Compliance with Laws. Except as set forth on Section 5.18 of the Seller Disclosure Schedules, each member of the Company Group is in compliance in all respects with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since the Lookback Date, no member of the Company Group has received any written notice of, or has been formally charged by a Governmental Authority with, the violation of any Laws, Orders or Permits except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.19 Affiliate Arrangements. Except as set forth on Section 5.12(a)(xi) of the Seller Disclosure Schedules, there are no Affiliate Contracts in effect as of the Execution Date.

Section 5.20 Insurance. Section 5.20 of the Seller Disclosure Schedules sets forth a true and complete list, as of the Execution Date, of all base layer insurance policies under which any member of the Company Group is a named insured or otherwise is a beneficiary of coverage (including the name of the insurer, the policy period and the aggregate amount of coverage (inclusive of excess layers)), excluding any policies related to any Company Benefit Plan. Insurance has been maintained by or on behalf of the Company Group as required pursuant to the Material Contracts. Seller has made available to Buyer true and complete copies of such policies in effect as of the Execution Date. All such insurance policies (or replacements thereof with comparable coverage) are in full force and effect, and all premiums and other amounts thereunder that have become due and payable have been paid, and all such policies or extensions or renewals thereof in the amounts described are valid, binding and enforceable against the Company Group or their Affiliates who are parties thereto, and, to the Knowledge of Seller, the counterparties thereto. There are no pending claims under any such insurance policy by or with respect to the Company Group and since the Lookback Date there have been no material claims by or with respect to the Company Group under any such insurance policy as to which coverage has been denied or disputed in writing by the underwriters of such insurance policy.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES AS TO BUYER

Buyer hereby represents and warrants to Seller (except as set forth in the Buyer Disclosure Schedules) as of the Execution Date and the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation or warranty shall be deemed to be made only as of such date) as follows:

Section 6.01 Organization and Standing. Buyer (a) is corporation duly organized, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of organization, (b) has all requisite corporate power and authority to own, operate and lease its Assets and conduct its business, in each case, as currently conducted and (c) is duly qualified or licensed (as applicable) to do business generally in such jurisdiction, and is in good standing (or the equivalent), in each jurisdiction in which such qualification or license (as applicable) to do business generally in such jurisdiction is required by applicable Laws, except in the case of the

foregoing clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.02 **Authority; Execution and Delivery; Enforceability**. Buyer has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated hereby and thereby have been (or, at the Closing, will be) duly authorized by all necessary corporate or similar action, on the part of Buyer, and no other approval, action or proceedings on the part of Buyer is necessary to authorize this Agreement or any other Transaction Document to which Buyer is (or, at the Closing, will be) a party, or the consummation by Buyer of the transactions contemplated to be performed by Buyer hereby or thereby. Buyer has (or, at the Closing, will have) duly executed and delivered this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party, and each of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party constitutes (or, at the Closing, will constitute) its valid and binding obligation, enforceable against it in accordance with its terms, subject to the Remedies Exception.

Section 6.03 **No Conflicts**. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is (or, at the Closing will be) a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not, with or without notice, lapse of time, or both (a) conflict with, or result in a violation or breach of, the Organizational Documents of Buyer, (b) conflict with, or result in any violation or breach of, or default under any provision of any Contract to which Buyer is, or any of its Assets or Permits are bound, (c) conflict with or violate any Laws applicable to Buyer or its properties or Assets or (d) result in the creation or imposition of any Lien on any of the material properties or Assets of Buyer except, in the case of clauses (b), (c) or (d) as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.04 **Governmental Consents**. No Consent of, with or to any Governmental Authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation by Buyer of the transactions contemplated hereby or thereby, other than (a) the Consents set forth on Section 6.04 of the Buyer Disclosure Schedules or (b) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.05 **Proceedings; Orders**. There are no, and in the last three years there have not been any, (a) material Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or affecting any of its Assets or properties or (b) material Orders by which Buyer or any of its Assets or properties (other than material Orders generally applicable to any other Persons similarly situated in any of the industries in which such Buyer operates) by which such Buyer or any of its Assets or properties is bound, in each case, that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Buyer has not initiated any Proceedings against any other Person that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.06 Brokerage. No Person acting on behalf of Buyer is entitled to any broker, finder, financial advisor or other similar fees or commissions that is or may be payable by Buyer in connection with this Agreement or the other Transaction Documents or as a result of the consummation of the transactions contemplated hereby or thereby.

Section 6.07 Investment. Buyer is aware that (a) the Subject Interests have not been registered under applicable securities Laws, (b) no public market now exists for the Subject Interests, that no Seller, Affiliates of Seller (including the Company Group) or any of its or their respective Representatives have made any assurances that a public market will ever exist for the Subject Interests and (c) none of Buyer or its Affiliates may sell, distribute, transfer, offer for sale, assign, pledge, hypothecate or otherwise dispose of the Subject Interests except in compliance with registration requirements of applicable securities Laws or an exemption therefrom. Buyer is purchasing the Subject Interests for its own account solely for investment and not with a view toward selling, distributing, transferring, offering for sale, assigning, pledging, hypothecating or otherwise disposing of the Subject Interests in violation of applicable securities Laws.

Section 6.08 Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller or the Company Group. Assuming (a) the accuracy of the representations and warranties of Seller set forth in Article IV and the Company set forth in Article V, and performance by Seller and the Company Group of their respective obligations hereunder, (b) the satisfaction of the conditions set forth in Article III, (c) the compliance by Seller with their respective obligations hereunder and (d) that the most recent projections, forecasts or estimates of the Company Group that have been provided to Buyer have been prepared in good faith based on reasonable assumptions, Buyer and its Subsidiaries, on a consolidated basis, will (i) be solvent (in both that the fair value of its Assets will not be less than the sum of its debts (including contingent and unliquidated Liabilities) and that the present fair saleable value of its Assets will not be less than the amount required to pay its probable Liabilities on its debts (including contingent and unliquidated Liabilities) as they become absolute and matured), (ii) have adequate and not unreasonably small capital and liquidity with which to engage in its business and (iii) be able to pay all of its debts and obligations as such debts and obligations mature.

Section 6.09 Investigation; No Other Representations; Non-Reliance. Buyer, on behalf of itself and its Affiliates and its and their respective Representatives, acknowledges and agrees that, except as expressly set forth in this Agreement or in any other Transaction Document: (a) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and its Affiliates and its and their respective Representatives have relied solely upon its own investigation, analysis and evaluation and the representations and warranties of Seller set forth in Article IV and the Company Group set forth in Article V (in each case as modified by the Seller Disclosure Schedules) and the representations and warranties of Seller and the members of the Company Group set forth in other Transaction Documents, or in any certificates delivered pursuant hereto or thereto; and (b) except for the representations and warranties of Seller set forth in Article IV and the Company Group set forth in Article V (in each case as modified by the Seller Disclosure Schedules) and the representations and warranties of Seller and the members of the Company Group set forth in other Transaction Documents, or in any certificates delivered pursuant hereto and thereto, Buyer and its Affiliates and its and their respective Representatives have not relied on, and neither Seller or any of its Affiliates or any of

its or their respective Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to Seller, any of its Affiliates (including the Company Group) or any of its or their respective Representatives, any Assets of any of the foregoing (including the Subject Interests), or any of the transactions contemplated by this Agreement or the other Transaction Documents. Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks involved in the purchase of the Subject Interests and the other transactions contemplated by this Agreement and the other Transaction Documents and bearing the economic risk of its investment in the Company Group for an indefinite period of time. Buyer has been afforded access to the books and records, facilities and personnel of the Company Group for purposes of conducting a due diligence investigation as Buyer has deemed necessary for it to investigate the business, Assets, Liabilities, financial or other condition and results of operations of the Company Group sufficiently to make an informed investment decision to purchase the Subject Interests and enter into this Agreement. Buyer and its Affiliates and its and their respective Representatives have relied solely on Buyer's own legal, tax, financial and other advisors in connection with its investigation of the Company Group and not on the advice of Seller, any of its Affiliates or any of its or their respective Representatives, including any information or materials in the Data Site. Buyer, on behalf of itself and its Affiliates and its and their respective Representatives, acknowledges and agrees that any financial projections that may have been made available to it, any of its Affiliates, or any of its or their respective Representatives are based on assumptions about future results, which are based on assumptions about certain events (many of which are beyond the control of Seller, its Affiliates and its and their respective Representatives). Without limiting the generality of the foregoing, Buyer, on behalf of itself and its Affiliates and its and their respective Representatives, further acknowledges and agrees that, except for the representations and warranties of Seller set forth in Article IV and the Company set forth in Article V (in each case as modified by the Seller Disclosure Schedules) and the representations and warranties of Seller and the members of the Company Group set forth in other Transaction Documents, or in any certificates delivered pursuant hereto or thereto, Buyer and its Affiliates and its and their respective Representatives have not relied on, and neither Seller or any of its Affiliates or any of its or their respective Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to the accuracy of any projections, estimates or budgets, future revenues, future results of operations, future cash flows, the future financial or other condition of any member of the Company Group or its business, Assets or Liabilities, or any other information, whether or not made available to Buyer, any of its Affiliates, or any of its or their respective Representatives in connection with the transactions contemplated hereby.

Section 6.10 Financing.

(a) Buyer will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to pay the Purchase Price in accordance with the terms hereof and all other amounts to be paid by Buyer hereunder to consummate the transactions contemplated by this Agreement and to satisfy all other costs and expenses incurred by Buyer in connection herewith.

(b) Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to availability or receipt of any financing to Buyer.

(c) No funds to be paid to Seller hereunder have been derived from, or will be derived from or constitute, either directly or indirectly, the proceeds of any criminal activity in violation of any applicable anti-corruption, anti-terrorism, anti-money laundering, sanctions or export control Laws or similar Laws.

Section 6.11 No Regulatory Impediment. To the Knowledge of Buyer, there is no fact that specifically relates to the legal or regulatory status of Buyer or any of its Affiliates, or to the business or activities in which of the foregoing is engaged or proposes to be engaged (other than the business of the Company Group), that would reasonably be expected to materially impair the ability of the Parties to this Agreement to obtain or make, prior to the Outside Date, any Consent from or with, any Governmental Authority necessary for the consummation of the transactions contemplated hereby.

ARTICLE VII
COVENANTS

Section 7.01 Confidentiality.

(a) Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, hold in confidence all Confidential Information (as defined in the Confidentiality Agreement) obtained by them from Seller, any of its Affiliates or any of its or their respective Representatives in connection with the transactions contemplated by this Agreement, in accordance with the Confidentiality Agreement, which shall remain in full force and effect following the execution of this Agreement, and shall survive the Closing or any earlier termination of this Agreement, in accordance with its terms; *provided*, that, subject to Section 7.11, and notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, from and after the Closing, none of Buyer, any of its Affiliates or any of its or their respective Representatives shall have any further obligation hereunder or thereunder with respect to Confidential Information of the Company Group.

(b) From and after the Closing until such Confidential Information is no longer competitively sensitive or no longer constitutes a trade secret under applicable Law, Seller shall, and shall cause its Affiliates and direct its Representatives to, hold in confidence any Confidential Information to the extent relating to any member of the Company Group (and not relating to Seller or any of its Affiliates (other than the Company Group)); *provided*, that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Seller or any of its Affiliates from and after the Closing from a third-party source that is not known by Seller or its applicable Affiliates, after reasonable inquiry, to be under any obligations of confidentiality with any member of the Company Group with respect to such information, (ii) that is in the public domain or enters into the public domain through no fault of Seller or any of its Affiliates, (iii) that is, following the Closing, independently derived by Seller or any of its Affiliates without use of such Confidential Information or (iv) that is disclosed to pursue or enforce any of Seller or its Affiliates rights hereunder. In the event that Seller or any of its Affiliates or Representatives is required by Law or required or requested pursuant to legal, administrative or regulatory process to disclose such information, such Person shall be entitled to disclose such information; *provided*, that such Person shall only disclose such portion of such information as they are advised by legal counsel is legally required to be disclosed and shall use commercially reasonable efforts to

cooperate with Buyer, at Buyer's request (and sole expense), to preserve to the extent reasonably practicable the confidentiality of such information, including through obtaining a protective order or confidential treatment. For the avoidance of doubt, nothing contained in this Agreement shall limit, restrict, require prior notice with respect to, or in any other way affect Seller's or its Representatives' communications with any Governmental Authority, or communications with any official or staff person of a Governmental Authority, concerning matters relevant to such Governmental Authority.

Section 7.02 Conduct of the Business.

(a) Except as expressly contemplated by this Agreement (including as set forth in Section 7.02(a) of the Seller Disclosure Schedules), in connection with any COVID-19 Measure or COVID-19 Reasonable Response, as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed; *provided*, that the consent of Buyer shall be deemed to have been given if Buyer does not object in writing within five Business Days from the date on which written request for such consent is delivered to Buyer, in each case, email being sufficient) or as required by applicable Law, from and after the Execution Date until the earlier of the Closing and the termination of this Agreement, as applicable (the "**Interim Period**"), Seller shall, and shall cause each member of the Company Group to use its commercially reasonable efforts to (x) conduct the business and operations of such member of the Company Group in the ordinary course of business, and (y) not:

(i) (A) amend their Organizational Documents other than to reflect changes to the directors, officers or equivalent positions of any member of the Company Group otherwise made in accordance with this Agreement or ministerial amendments or revisions, (B) adjust, split, combine, subdivide or reclassify their outstanding Equity Interests, (C) redeem, purchase or otherwise acquire any of its Equity Interests (other than redemptions or repurchase of Equity Interests pursuant to and in accordance with the terms of any incentive equity plan) or (D) declare, authorize, set aside or pay any dividend or distribution to any Person other than any other member of the Company Group (except as may facilitate the elimination of intercompany accounts as contemplated by Section 7.08);

(ii) (A) incur any Indebtedness for Borrowed Money (other than intercompany indebtedness owing by one member of the Company Group to another member of the Company Group) in excess of $250,000 in the aggregate that will not be repaid at or prior to the Reference Time, or (B) sell or dispose of any assets in excess of $250,000 in the aggregate other than in the ordinary course of business;

(iii) make any material change to its methods of financial accounting in effect on October 31, 2023, except as required by a change in, or to comply with, GAAP or Law;

(iv) make, revoke or change any material election in respect of Taxes, change any of its material methods of accounting for Tax purposes or initiate any voluntary discussions with a taxing authority; settle or compromise any material Tax claim, audit, assessment or liability, enter into any closing agreement in respect of Taxes, amend any Tax Return, or prepare or file any Tax Return inconsistent with past practice, in each case, to the extent taking such action

would reasonably be expected to have an adverse effect on the Buyer or any member of the Company Group after Closing, and, in each case, unless required by applicable Law;

(v) dissolve, merge or consolidate with any other Person (except with respect to entities that are dormant as of the date hereof) or adopt a plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization or other material reorganization or effect any reclassification, stock split or combination or similar change in the members of the Company Group;

(vi) (A) until the date that is January 25, 2024 days after the date hereof, enter into, renew (other than automatic renewals pursuant to the terms thereof) or modify (in a manner that either (x) requires provision of required power capacity in excess of that contemplated by such Data Center Lease prior to such modification or (y) reduces the price per MW payable by the customer under such Data Center Lease) any Data Center Lease or (B) on or after the date that is January 25, 2024 days after the date hereof, enter into, renew (other than automatic renewals pursuant to the terms thereof) or modify (in a manner that requires provision of more than 15 MW of required power capacity in excess of that contemplated by such Data Center Lease prior to such modification) any Data Center Lease in a manner that would require provision of required power capacity in excess of 15 MW of Facility space unless such Data Center Lease includes a right to terminate such Data Center Lease with a fee payable in respect of such termination not in excess of three months payments thereunder;

(vii) hire, engage, or make an offer to hire or engage, any employee; and

(viii) resolve, commit, agree or otherwise become legally obligated to take any of the foregoing actions.

(b) None of the foregoing provisions of this Section 7.02 shall prevent Seller, or any member of the Company Group from taking or omitting to take any action described in the foregoing provisions of this Section 7.02, or require the consent of Buyer, if the taking of such action or omission to take such action is reasonably necessary or advisable to prevent or mitigate any harm, damage or injury to the environment, persons or Assets of the Company in emergency circumstances. Nothing in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the business or operations of Seller or any member of the Company Group prior to the Closing. Prior to the Closing, Seller shall continue to exercise, consistent with the terms and conditions of this Agreement, complete and exclusive control and supervision of the business and operations of the Company Group and its other businesses and operations.

(c) Notwithstanding anything to the contrary, if the Closing has not been consummated within two days after the date (i) the conditions set forth in Section 3.01 and Section 3.02 are satisfied or, if legally permissible, waived in writing by the Party entitled to the benefit of each such condition (other than those conditions that by their nature or terms are to be satisfied at the Closing; *provided*, that each such condition is capable of being satisfied as if such time were the Closing) and (ii) Seller delivers to Buyer a Closing Failure Notice, then Section 7.02(a) shall terminate in its entirety and Seller and the Company Group shall have no further obligation to comply with Section 7.02(a) from and after the date that the Closing Failure Notice is delivered

and, in such event, Seller's compliance with Section 7.02(a) from and after the date that the Closing Failure Notice is delivered shall not be taken into account for purposes of assessing whether any of the conditions set forth in Article III has been satisfied.

Section 7.03 Access.

(a) Seller shall (i) provide Buyer, its Affiliates and its and their respective Representatives (at Buyer's sole cost and expense) with reasonable access during normal business hours and upon reasonable advance written notice to the properties, books and records of the Company Group and use their commercially reasonably efforts to provide Buyer, its Affiliates and its and their respective Representatives (at Buyer's sole cost and expense) with reasonable access during normal business hours and upon reasonable advance written notice to the properties, books and records of the Company Group and (ii) use their commercially reasonable efforts to arrange (at Buyer's sole cost and expense) for the provision to Buyer, its Affiliates and its and their respective Representatives with reasonable access during normal business hours and upon reasonable advance written notice to the Assets and employees of the Company Group, their respective businesses or their respective Assets, in each case, as may be reasonably requested by Buyer from time to time solely for the purpose of consummating the transactions contemplated by this Agreement; *provided*, that such access is permitted pursuant to applicable Law and does not unreasonably disrupt the personnel, or unreasonably interfere with the operations, of Seller or the Company Group. Buyer, its Affiliates and its and their respective Representatives shall use commercially reasonable efforts to conduct all communications with personnel and all on-site investigations in an expeditious manner, and all such requests for access shall be directed to Seller or such Representative of Seller as Seller may designate to Buyer in writing from time to time. Representatives of Seller shall have the right to be present in the event that Buyer, any of its Affiliates or any of its or their respective Representatives, conducts any on-site investigations of the properties of the Company Group. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide such access to the extent that it (A) would, as reasonably determined by Seller in good faith, jeopardize any attorney-client, attorney work-product protection or other legal privilege, (B) would, as reasonably determined by Seller in good faith, contravene any applicable Law, Permit, Contract, fiduciary duty or binding obligation of Seller or any of its Affiliates, (C) is pertinent to any litigation in which Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties (without limiting any rights of any party to such litigation to discovery in connection therewith), (D) relates to any offers received by Seller, any of its Affiliates or any of its or their respective Representatives to purchase any member of the Company Group, all or any portion of their respective Assets or any of their Equity Interests held in the Company Group (including any analyses conducted in connection with such sale process), (E) would result in the disclosure of any trade secrets or (F) otherwise would reasonably be expected to expose Seller or any of its Affiliates to any material risk of Liability; *provided*, that in the case of any of the foregoing clauses (A), (B), (E) or (F), Seller shall use commercially reasonable efforts to make alternative arrangements for the provision of access sought by Buyer in a manner that is not subject to such clauses. Any Confidential Information (as defined in the Confidentiality Agreement) provided pursuant to this Section 7.03 shall be subject to Section 7.01. Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer be entitled to conduct any subsurface or other intrusive investigation, sampling or testing of any environmental media. For the avoidance of doubt, none of Buyer, nor any of its Affiliates or any of its or their respective Representatives shall be entitled to any information

regarding the businesses, Assets, Liabilities, financial condition or results of operations (including any Tax Returns) of Seller or any of its Affiliates or any direct or indirect equityholder of any of the foregoing (other than the Company Group).

(b) Buyer shall indemnify Seller, its Affiliates and its and their respective Representatives in respect of, and hold each of them harmless from and against, any and all losses, damages, fines, penalties, claims, Taxes, interest payments, awards, payments, charges, sanctions, assessments, judgments, settlements, and other reasonable costs and expenses (including reasonable fees and expenses of attorneys incurred in connection with defending against any such Proceedings) suffered, incurred or sustained by any of them resulting from, arising out of, or relating to the activities of Buyer, its Affiliates and its and their respective Representatives under Section 7.03(a). The foregoing indemnification obligation shall survive the Closing or earlier termination of this Agreement.

(c) Buyer, its Affiliates and any of its or their respective Representatives shall not contact any (i) competitor, customer, supplier, service provider, contractor, lender, partner, director, manager, officer, employee or other agent of Seller, the Company Group or any Affiliates of any of the foregoing, (ii) Governmental Authority or Representative thereof, except pursuant to Section 7.05 or (iii) Representative of any Person described in clause (i), in each case, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed (other than as may be permitted under the Confidentiality Agreement or, in the case of any Governmental Authority and Representatives thereof, pursuant to and in accordance with Section 7.05).

Section 7.04 Efforts to Close; Consents.

(a) On the terms and subject to the conditions of this Agreement and applicable Law, each Party shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to take (or cause to be taken) all actions necessary to consummate, as soon as practicable following the Execution Date (but no later than the Outside Date), the transactions contemplated by this Agreement and the other Transaction Documents, including (i) with respect to Seller, causing the satisfaction of the conditions set forth in Section 3.01 and Section 3.02 to Buyer's obligation to consummate the Closing and (ii) with respect to Buyer, causing the satisfaction of the conditions set forth in Section 3.01 and Section 3.03 to Seller's obligation to consummate the Closing. For the avoidance of doubt, the benefits of this Section 7.04 shall apply to each Party regardless of that Party's waiver or non-waiver of the Closing conditions in Article III, and nothing in this Section 7.04 shall be construed as requiring the waiver of those conditions by either Party.

(b) Each Party shall (and shall cause its respective Affiliates to) use its reasonable best efforts to obtain or make, and reasonably cooperate with the other Parties in obtaining or making, all Consents from or with any Person (other than any Governmental Authority) necessary to consummate, as soon as practicable following the Execution Date (but no later than the Outside Date), the transactions contemplated by this Agreement and the other Transaction Documents; *provided*, that, in no event shall Buyer, Seller or the Company Group, any of their respective Affiliates, or any of their Representatives be required to make any payment, or assume any Liability or grant any other accommodation (financial or otherwise) not required to

be paid, assumed or granted by the terms of an existing Contract or otherwise expressly contemplated by this Agreement or any of the other Transaction Documents.

Section 7.05 **Regulatory Approvals**.

(a) Each Party shall (and shall cause its respective Affiliates to) prepare and submit to the applicable Governmental Authority, as soon as practicable following the Execution Date (and in the case of any filing pursuant to any antitrust Law, no later than ten Business Days thereafter), all filings that are required to be made with any Governmental Authority under applicable Laws in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including any filings that are required to be made under applicable Laws in order to obtain Consent for the transactions contemplated by this Agreement and the other Transaction Documents. The Parties shall (and shall cause their respective Affiliates to) (i) request expedited treatment of any such filings (including early termination of any applicable waiting periods under any antitrust Law, except in the case of filings required by the HSR Act), to the extent available and (ii) use reasonable best efforts to respond as promptly as practicable and completely to requests for information and documents and other inquiries from, all Governmental Authorities, and cooperate with one another in the preparation and review of such filings and other submissions, in each case, in such manner as is necessary and advisable to consummate, as soon as reasonably practicable following the Execution Date (but no later than the Outside Date), the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Neither Buyer nor Seller shall (and shall cause their respective Affiliates not to) take any action that would reasonably be expected to prevent, materially delay or otherwise adversely affect any Consent required to be obtained from any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Notwithstanding any other provision of this Agreement, each of Seller and Buyer shall (and shall cause its Affiliates to) use commercially reasonable efforts to take all actions necessary to obtain or make any Consent that may be required to be made with any Governmental Authority under applicable Laws to consummate, as soon as practicable following the Execution Date (but no later than the Outside Date), the transactions contemplated by this Agreement and the other Transaction Documents, including: (i) resolving any objections asserted with respect to the transactions contemplated by this Agreement or the other Transaction Documents by any Governmental Authority; (ii) preventing the entry of any Order, and to have vacated, lifted, reversed, overturned or rescinded any Order, that would prevent or materially delay or otherwise restrict the consummation of the transactions contemplated by this Agreement or the other Transaction Documents (a "**Prohibitive Order**"); and (iii) opposing, contesting, resisting and defending, through litigation on the merits and all available appeals, any Proceeding challenging the transactions contemplated by this Agreement or the other Transaction Documents. Buyer shall not (and shall cause its Subsidiaries (or in the case of any non-wholly owned Subsidiary, to the extent of its ownership rights, exercise such rights to cause such Subsidiary) not to), acquire, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any Person, if the consummation of such acquisition, merger, consolidation or purchase would reasonably be expected to (A) impose any material delay on the expiration or termination of any applicable waiting period or impose any material delay on the obtaining of, or materially increase the risk of not obtaining, any Consent from a Governmental

Authority necessary to satisfy the conditions set forth in Section 3.01(b), (B) materially increase the risk of any Governmental Authority entering a Prohibitive Order, (C) materially increase the risk of not being able to remove any such Prohibitive Order on appeal or otherwise or (D) materially delay or prevent the consummation of the transactions contemplated hereby.

(c) Notwithstanding the terms of this Section 7.05, nothing contained herein shall require, or be construed to require, (i) Buyer or any of its Affiliates to take or refrain from taking any action (including any divestiture, holding separate any business or assets or other similar action) or to agree to any restriction or condition, in each case, with respect to any assets, operations, business or the conduct of business of Buyer or any of its Affiliates (not including for this purpose the members of Company Group), or (ii) Buyer, the Company or any of their respective Subsidiaries to take or refrain from taking any action (including any divestiture, holding separate any business or assets or other similar action) or to agree to any restriction or condition with respect to any assets, operations, business or the conduct of business of the Company Group (*provided* that Seller and the Company shall agree to take or cause to be taken (and shall take or cause to be taken) any of the actions contemplated by the foregoing clauses (i) and (ii) with respect to the Company Group solely to the extent (x) either Seller or the Company is requested in writing to do so by Buyer and (y) such action is only binding on or otherwise applicable to Seller or the Company from and after the occurrence of the Closing).

(d) Subject to any applicable confidentiality restrictions and applicable Law, Buyer shall notify Seller as promptly as practicable following the receipt by Buyer or any of its Affiliates, and Seller shall notify Buyer promptly upon the receipt by Seller or any of its Affiliates, of (i) any comments or questions from any Representative of any Governmental Authority in connection with any filings or other submissions made pursuant to this Section 7.05 or the transactions contemplated by this Agreement or the other Transaction Documents and (ii) any request by any Representative of any Governmental Authority for any amendments or supplements to any filings or other submissions made pursuant to this Section 7.05 or documents or other information relating to an investigation of the transactions contemplated by this Agreement or the other Transaction Documents by any Governmental Authority. Whenever any change in facts or circumstances relating to Seller, the Company Group, Buyer or any of their respective Affiliates or any of their respective businesses or Assets occurs that is required to be set forth in any amendment or supplement to any filing or other submission made pursuant to this Section 7.05, Seller or Buyer, as the case may be, shall promptly inform Buyer or Seller, as the case may be, of such occurrence and cooperate in filing or otherwise submitting as promptly as practicable such amendment, supplement or other submission to the applicable Governmental Authority. Without limiting the generality of the foregoing, Buyer shall provide to Seller (or its counsel), and Seller shall provide to Buyer (or its counsel), upon reasonable request and subject to appropriate confidentiality protections, copies of all material correspondence between Seller or any of its Affiliates, or Buyer or any of its Affiliates, on the one hand, and any Governmental Authority or any Representative thereof, on the other hand, to the extent that such correspondence relates to the transactions contemplated by this Agreement or the other Transaction Documents (with the exception of the HSR Act filing itself). The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 7.05 as "outside counsel only." Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to other Representatives of the recipient without the prior written consent of the Party providing such

materials or information. In addition, unless prohibited by applicable Law or by the applicable Governmental Authority, none of Seller nor any of its Affiliates, or Buyer or any of its Affiliates, shall participate in or attend any substantive meeting, or engage in any substantive in person or telephone conversations with, any Governmental Authority or any Representative thereof regarding the transactions contemplated by this Agreement or the other Transaction Documents without providing the opposing party with the opportunity to attend and participate with reasonable advance notice. Subject to applicable Law and to the extent reasonably practicable, the Parties shall consult and cooperate with each other in connection with analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement or the other Transaction Documents by or on behalf of any Party.

(e) Buyer shall be responsible for the payment of any filing fees required under any antitrust Law and all other filings that may be required to be made with any Governmental Authority under applicable Laws, in each case, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.06 Tax Matters.

(a) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company Group that are filed on a separate return basis and do not include the Seller and are not passthrough Tax Returns for any Pre-Closing Tax Period or any Straddle Period that are required to be filed after the Closing Date. Buyer shall prepare all such Tax Returns on a basis consistent with past practice except to the extent otherwise required by applicable Law; provided, that, to the extent applicable, the Parties agree that the Transaction Tax Deductions shall be allocated to the Pre-Closing Tax Period to the extent at least "more likely than not" permitted by applicable Law. Buyer shall provide Seller with a copy of any such Tax Return for Seller's review and approval at least 30 days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant taxable period, if such Tax Return is required to be filed less than 30 days after the close of such taxable period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.

(b) In the case of a Straddle Period, the amount of any Taxes based on or measured by gross or net income, profits, or receipts or payments, or payroll of the Company Group, as applicable, for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the Closing Date; *provided* that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each period. The amount of other Taxes of the Company Group for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) After the Closing, unless otherwise required by applicable Law, Buyer shall not, and shall cause its Affiliates (including the Company Group) not to, (i) amend any previously filed Tax Returns for a Pre-Closing Tax Period or Straddle Period, (ii) file Tax Returns for any Pre-Closing Tax Period or any Straddle Period, except as provided in Section 7.06(a), (iii) initiate discussions or examinations with taxing authorities regarding Taxes with respect to any Pre-Closing Tax Period or any Straddle Period or make any voluntary disclosures with respect to Taxes for Pre-Closing Tax Periods or any Straddle Periods, (iv) agree to any waiver or extension of the statute of limitations relating to any Tax Return for any Pre-Closing Tax Period or Straddle Period, except as requested by a taxing authority in connection with the good faith conduct of a Tax audit or examination, (v) change any accounting method or adopt any convention that shifts taxable income from a taxable period (or portion thereof) beginning after the Closing Date to a Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period) or shifts deductions or losses from a Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period) to a period (or portion thereof) beginning after the Closing Date, or (vi) take any action on the Closing Date after the Closing other than in the ordinary course of business, in each case, without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.

(d) Buyer and Seller shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Returns and any audit or Proceeding with respect to any Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any such Taxes. Any out-of-pocket costs or expenses incurred by one Party or its Affiliates in connection with a request by the other Party pursuant to this Section 7.06(d) shall be reimbursed by the requesting Party.

(e) If either Buyer or Seller or any of their respective Affiliates receives any notice of any audit or examination, assessment for additional Taxes, Tax deficiency or other adjustment of Taxes after the Closing relating to a Tax Return of the Company Group for any Pre-Closing Tax Period or any Straddle Period (each, a "**Tax Claim**"), such Party shall promptly (and in any event within ten days of receiving such notice) notify the other Party in writing of such Tax Claim. Such written notice shall contain factual information (to the extent known) describing such Tax Claim in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Governmental Authority with respect to such Tax Claim. Seller shall have the right to control the conduct of any Tax Claim for any taxable period ending on or before the Closing Date; *provided*, that (i) Seller shall keep Buyer reasonably informed regarding the progress and substantive aspects of such Tax Claim it controls, (ii) Buyer shall be entitled at its expense to participate in any such Tax Claim and (iii) Seller shall not compromise or settle any such Tax Claim in a manner that would have a material and adverse effect on Buyer or its Affiliates without obtaining Buyer's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If Seller does not elect to control the conduct of a Tax Claim or if such Tax Claim is for a Straddle Period, then Buyer shall have the right to control the conduct of such Tax Claim; *provided* that (A) Buyer shall keep Seller reasonably informed regarding the progress and substantive aspects of such Tax Claim, (B) Seller shall be entitled to participate in

such Tax Claim and (C) Buyer shall conduct such Tax Claim diligently and in good faith as if it were the sole party in interest and shall not compromise or settle any such Tax Claim without obtaining Seller's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(f) Buyer shall be solely responsible for all Transfer Taxes; *provided*, that to the extent Seller or its Affiliates pays any Transfer Taxes for which Buyer is responsible pursuant to this Agreement, Buyer shall promptly reimburse the paying Party or its Affiliate for such amount. Buyer shall duly and timely file any Tax Returns required to filed in respect of such Transfer Taxes.

(g) Seller shall be entitled to any and all refunds of Taxes (and credits in lieu of refunds) of the Company Group, including any interest thereon, net of reasonable out-of-pocket expenses, including Taxes, incurred in obtaining the refund, received on or after the Closing that (i) relate to a Tax period (or portion thereof) ending on or before the Closing Date or (ii) relate to Taxes indemnified pursuant to Section 8.02 of this Agreement. If Buyer receives a refund of Taxes (or, in the case of credits in lieu of refunds, if such credits are actually utilized to reduce cash Tax liabilities) to which Seller is entitled pursuant to this Section 7.06(g), Buyer shall pay such amount (or cause such amount to be paid) to Seller within five (5) Business Days of the receipt of such refund or utilization of such credit in lieu of refund. Each of Buyer, the Company Group and their respective Subsidiaries and Affiliates shall use commercially reasonable efforts to obtain any such Tax refund or credit or similar benefit that would give rise to a Tax refund payable for the benefit of Seller and shall reasonably cooperate with Seller in connection with the claim and receipt of such Tax refunds or credits. To the extent permissible, Buyer shall cause the Company Group to request any such refund in cash. In the event that all or a portion of a refund of Taxes (or credit in lieu of refunds) that Buyer has paid over to Seller pursuant to this Section 7.06(g) is required to be returned to a Governmental Authority under applicable Law, Seller shall reimburse Buyer for such amounts actually paid by Buyer to Seller pursuant to this Section 7.06(g).

(h) As soon as reasonably practicable following the Closing, Seller shall deliver to Buyer for its review and approval an allocation of the Purchase Price and any other items that are treated as consideration for U.S. federal (and applicable state and local) income Tax purposes among the Assets of the Company Group in accordance with Section 1060 of the Code, and the regulations thereunder(the "**Tax Allocation**"). Buyer shall provide Seller with any comments to the Tax Allocation within 30 days after the date of receipt by Buyer. If Buyer does not deliver any written notice of objection to the Tax Allocation within such 30-day period, the Tax Allocation shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Seller, Seller and Buyer will negotiate in good faith for a period of 20 days to resolve such dispute (the "**Allocation Dispute Resolution Period**"). If, during the Allocation Dispute Resolution Period, Seller and Buyer resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Tax Allocation. In the event that Seller and Buyer do not resolve all of the items disputed in the Tax Allocation prior to the end of the Allocation Dispute Resolution Period, then the Parties shall submit to the Designated Accountant a written notice of such dispute along with reasonable supporting detail for the position of Buyer and Seller, respectively, and the Designated Accountant shall finally determine such disputed item in accordance with the procedure set forth in Section 2.03, *mutatis mutandis* (including the provisions set forth therein for

the sharing of costs). Any subsequent adjustments to the Purchase Price for U.S. federal income Tax purposes shall be allocated in a manner consistent with the Tax Allocation as finally determined hereunder. Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Tax Allocation as revised to take into account subsequent adjustments to the Purchase Price for U.S. federal income Tax purposes, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so pursuant to a "determination" within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign law) or with the other Party's prior consent; *provided, however*, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with the Tax Allocation.

Section 7.07 Insurance.

(a) Seller shall not, and shall cause each of its Subsidiaries not to, take any action during the Interim Period that would reasonably be expected to cause any material insurance coverage provided to any member of the Company Group through Seller's or its Affiliates' (other than members of the Company Group) third-party insurance policies to not be in full force and effect until Closing; *provided*, that nothing in the foregoing shall prohibit or impair, in any manner, the filing or pursuit of any claim under any such insurance policy (regardless of whether it results in a loss of insurance coverage).

(b) From and after the Closing Date, to the extent occurrence-based insurance policies held in the name of Seller or its Affiliates cover events or circumstances relating to the Company Group on or prior to the Closing Date ("**Seller Insurance Policies**"), Seller shall use commercially reasonable efforts, if so requested in writing by Buyer and at Buyer's sole cost and expense (including any and all deductibles, retentions and costs to restore coverage to the level prior to such claims (*provided*, that if such insurer is unwilling to restore coverage to the level prior to such claim, then Buyer shall have no obligation to pay for the restoration of such coverage and the terms of this Section 7.07(b) shall otherwise continue to apply), and all uninsured, uncovered, unavailable or uncollectable amounts, in each case, relating to such claims), to make claims under any such Seller Insurance Policies for events or circumstances relating to the Company Group on or prior to the Closing Date and pay the proceeds of such claims to Buyer (net of any deductibles, retentions, co-payments, Taxes or other reasonable costs and expenses (including reasonable legal fees and expenses, if any) incurred by Seller and its Affiliates in seeking such proceeds), in each case, subject to the terms and conditions of such Seller Insurance Policies; *provided*, that Buyer shall give Seller reasonably prompt prior notice in writing of any events or circumstances in respect of which Buyer has requested Seller to make a claim pursuant to this Section 7.07(b). In furtherance of the foregoing, Seller shall provide Buyer and its Affiliates (including the members of the Company Group from and after the Closing) with reasonable cooperation regarding the processing of each claim pursuant to this Section 7.07(b). For the avoidance of doubt, Seller (i) shall retain all right to control the Seller Insurance Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any Seller Insurance Policy and (ii) will have no obligation to maintain in effect, renew or extend

the Seller Insurance Policies or any other insurance policies or otherwise pay any additional amounts with respect thereto.

(c) Buyer acknowledges and agrees that it shall be solely responsible from and after the Closing for maintaining, providing or procuring insurance for the Company Group. Buyer acknowledges and agrees that all insurance arrangements maintained by Seller and its Affiliates (other than the Company Group) for the benefit of the Company Group will be terminated as of the Closing and the Company Group will cease to be insured by, have access or availability to, be entitled to make claims on, or claim benefits or seek coverage under, any of Seller's or its Affiliates' insurance policies or self-insurance programs.

Section 7.08 Intercompany Accounts and Affiliate Contracts. Other than those Intercompany Accounts, this Agreement, the other Transaction Documents, and Affiliate Contracts set forth on Section 7.08 of the Seller Disclosure Schedules, at or prior to the Closing, Seller shall have caused (a) all Liabilities under the Intercompany Accounts to be paid, settled, netted, cancelled, released or otherwise eliminated and (b) all Affiliate Contracts to be terminated, in each case, without any further force or effect following the Closing such that Buyer and the Company Group, on the one hand, and Seller and its Affiliates (other than the Company Group, but including, subject to Section 7.09, for this purpose any director, manager, officer, equityholder (other than limited partners or similar passive equityholders in investment funds or vehicles) or management-level employee of Seller, or any immediate family member of any of the foregoing), on the other hand, do not have any further Liability to one another in respect thereof following the Closing. Notwithstanding anything to the contrary herein, Seller shall use commercially reasonable efforts to take, and cause the members of the Company Group to use commercially reasonable efforts to take, such actions as are necessary to carry out the actions set forth in this Section 7.08 in a manner that would not reasonably be expected to increase the Liability for Taxes of Buyer or any member of the Company Group; *provided*, that for the avoidance of doubt, such efforts shall not require Seller or any member of the Company Group to take any action that would cause such Person to otherwise be in breach or violation of this Section 7.08.

Section 7.09 D&O Indemnified Parties.

(a) Buyer acknowledges and agrees that all rights to indemnification, expense advancement, and exculpation for actions or omissions of all current and former directors, managers and officers of the Company Group (the "**D&O Indemnified Parties**") occurring at or prior to the Closing, as set forth in the Organizational Documents of the Company Group, and pursuant to any indemnity agreements or similar agreements set forth on Section 7.09(a) of the Seller Disclosure Schedules, shall survive the Closing and shall continue in full force and effect. From and after the Closing Date until the sixth anniversary thereof, Buyer shall (and shall cause the Company Group to) maintain the provisions with respect to indemnification, expense advancement and exculpation of the D&O Indemnified Parties as set forth in the Organizational Documents of the Company Group and such indemnity agreements as of the Closing, which provisions shall not be terminated, amended, repealed or otherwise modified in any adverse manner with respect to the rights thereunder of any D&O Indemnified Party except as required by applicable Law. Any claims for indemnification, advancement of expenses or exculpation pursuant to such Organizational Documents and such indemnity agreements as to which Buyer or any member of the Company Group has received written notice before the sixth anniversary of the

Closing Date will survive until such claims have been finally adjudicated, settled or otherwise resolved.

(b) At Closing, Seller shall, or shall cause an Affiliate thereof, to obtain a tail policy with respect to the current policy of directors' and officers' liability insurance maintained on behalf of the Company Group, which tail policy shall be effective for a period from the Closing through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing (the "**D&O Tail Policy**").

(c) If Buyer, any member of the Company Group, or any of its or their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its Assets to any Person, then, in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or such member of the Company Group will assume the obligations set forth in this Section 7.09.

Section 7.10 Post-Closing Access to Books and Records. Except as otherwise provided in Section 7.06(b) and subject to the obligations set forth in Section 7.01, from and after the Closing, Buyer shall (and shall (x) cause its Affiliates to and (y) use commercially reasonable efforts to cause third parties to) provide Seller, its Affiliates and its and their respective Representatives reasonable access, during normal business hours and upon reasonable advance written notice, to the personnel, books and records of the Company Group for periods prior to the Closing, in each case, solely as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any audit, pending insurance claim or Proceeding, (b) preparing reports to equity holders or Governmental Authorities or (c) preparing Tax Returns, Tax refunds or responding to or disputing any Tax audit; *provided*, that such access is permitted pursuant to applicable Law and does not unreasonably disrupt the personnel, or unreasonably interfere with the operations, of Buyer or the Company Group. Seller, its Affiliates and its and their respective Representatives shall use commercially reasonable efforts to conduct all communications with personnel and all on-site investigations in a reasonably expeditious manner, and all such requests for access shall be directed to Buyer or such Representative of Buyer as Buyer may designate to Seller in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to provide such access to the extent that it (i) would, as reasonably determined by Buyer in good faith, nullify any attorney-client or other legal privilege, (ii) would, as reasonably determined by Buyer in good faith, contravene any applicable Law, fiduciary duty or binding obligation of Buyer or any of its Affiliates entered into prior to the date hereof, (iii) is pertinent to any litigation in which Buyer or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse parties (without limiting any rights of any party to such litigation to discovery in connection therewith) or (iv) would result in the disclosure of any non-financial trade secrets; *provided*, that in the case of any of the foregoing clauses (i) through (iv), Buyer shall (x) notify Seller of the reason that such access or information cannot be provided and (y) use commercially reasonable efforts to make alternative arrangements for the provision of access sought by Seller in a manner that is not subject to such clauses Buyer shall (and shall cause its Affiliates to), for a period of the later of (A) seven years following the Closing Date and (B) the expiration of the applicable statute of limitations, maintain and preserve all books and records of the Company

Group (and Buyer and its Affiliates (other than the Company Group) solely to the extent relating to the Company Group) for periods prior to the Closing.

Section 7.11 Press Releases and Communications. No press release or other public announcement or other disclosure related to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby shall be issued by Buyer, on the one hand, without the prior written consent of Seller (such consent not to be unreasonably withheld or delayed), or Seller, on the other hand, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (a) unless required by applicable Law, any Governmental Authority, any rule or other requirement of any applicable securities exchange, or in connection with such party or its parent company's public reporting obligations under applicable securities Laws, in which case Buyer or Seller, as applicable, shall, to the extent not prohibited by applicable Law, Governmental Authority or rule or other requirement of any applicable securities exchange, have the right to review such press release, public announcement or other disclosure prior to its issuance; *provided*, that, nothing in this Agreement shall restrict Seller from disclosing any information regarding the transactions contemplated by the Agreement or the other Transaction Documents (i) to any of its direct and indirect equity holders, Affiliates and its and their respective Representatives and financing sources, (ii) for purposes of compliance with its or its Affiliates' respective filing obligations with any Governmental Authority or other public disclosure required by applicable securities Laws, including financial reporting obligations or (iii) in connection with its or its Affiliates' respective fundraising or marketing activities, or (b) to the extent the contents of such release or announcement have previously been released publicly by a party hereto or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 7.11. Seller and Buyer agree that the initial press release to be issued with respect to the execution of this Agreement shall be in a form mutually agreed to by Seller and Buyer.

Section 7.12 Investigation by Buyer. Buyer, on behalf of itself and its Affiliates and its and their respective Representatives, acknowledges and agrees that: (a) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and its Affiliates and its and their respective Representatives have relied solely upon its own investigation, analysis and evaluation and the express representations and warranties of Seller set forth in Article IV and the Company Group set forth in Article V and in any certificate delivered pursuant hereto or in any other Transaction Document; and (b) except for the express representations and warranties of Seller set forth in Article IV and the Company Group set forth in Article V, Buyer and its Affiliates and its and their respective Representatives have not relied on, and no Seller or any of its Affiliates or any of its or their respective Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to Seller, any of its Affiliates (including the Company Group) or any of its or their respective Representatives, any Assets of any of the foregoing (including the Subject Interests), or any of the transactions contemplated by this Agreement or the other Transaction Documents. Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks involved in the purchase of the Subject Interests and the other transactions contemplated by this Agreement and the other Transaction Documents and bearing the economic risk of its investment in the Company Group for an indefinite period of time. Buyer has been afforded access to the books and records, facilities and personnel of the Company Group for purposes of conducting a due diligence investigation as Buyer has deemed necessary for it to investigate the business, Assets, Liabilities,

financial or other condition and results of operations of the Company Group sufficiently to make an informed investment decision to purchase the Subject Interests and enter into this Agreement. Buyer and its Affiliates and its and their respective Representatives have relied solely on Buyer's own legal, tax, financial and other advisors in connection with its investigation of the Company Group and not on the advice of Seller, any of its Affiliates or any of its or their respective Representatives, including any information or materials in the Data Site. Buyer, on behalf of itself and its Affiliates and its and their respective Representatives, acknowledges and agrees that any financial projections that may have been made available to it, any of its Affiliates, or any of its or their respective Representatives are based on assumptions about future results, which are based on assumptions about certain events (many of which are beyond the control of Seller, its Affiliates and their respective Representatives). Without limiting the generality of the foregoing, Buyer, on behalf of itself and its Affiliates and its and their respective Representatives, further acknowledges and agrees that, except for the express representations and warranties of Seller set forth in Article IV and the Company set forth in Article V, Buyer and its Affiliates and its and their respective Representatives have not relied on, and no Seller or any of its Affiliates or any of its or their respective Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to the accuracy of any projections, estimates or budgets, future revenues, future results of operations, future cash flows, the future financial or other condition of any member of the Company Group or its business, Assets or Liabilities, or any other information, whether or not made available to Buyer, any of its Affiliates, or any of its or their respective Representatives in connection with the transactions contemplated hereby, including in any other any memorandum or management presentation and all other information and materials in the Data Site or any other electronic data room established by Seller, any of its Affiliates or any of its or their respective Representatives, and in any written or oral response to any information request by Buyer, any of its Affiliates, or any of its or their respective Representatives. Notwithstanding the foregoing, nothing shall prevent any rights or causes of action (whether in law or in equity or whether in contract or in tort) of Buyer or Seller in the event of Fraud.

Section 7.13 Release.

(a) Effective as of and conditioned upon the completion of the Closing, Buyer, on its own behalf and on behalf of its direct and indirect equity holders, Affiliates (including the Company Group following the Closing) and Representatives, and its and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, predecessors, successors and permitted assigns of each of the foregoing and each other Person that have or could potentially derive rights through them (each, a "**Buyer Releasing Person**"), hereby irrevocably, absolutely and unconditionally waives, releases and forever discharges Seller, its Representatives (other than the members of the Company Group), and each of its and their respective Affiliates and Representatives, each of the respective beneficiaries, heirs, executors, trustees, administrators, predecessors, successors and permitted assigns of each of the foregoing (each, a "**Seller Released Person**") from any and all Losses, damages, fines, penalties, claims, Taxes, interest payments, awards, payments, charges, sanctions, assessments, judgments, settlements, and other reasonable costs and expenses (including reasonable fees and expenses of attorneys incurred in connection with defending against any such Proceedings) or Liabilities whatsoever, of any kind or nature, whether at Law or in equity, whether absolute or contingent, liquidated or unliquidated, known or unknown, which have been or could have been asserted against any Seller Released Person, which any Buyer Releasing Person has or ever had, which arises out of or in any way relates to events,

circumstances or facts existing, occurring, existing prior to or as of the Closing in respect of matters arising from, or otherwise relating to, (i) the preparation, negotiation, execution or consummation of this Agreement or the other Transaction Documents or (ii) the ownership or operation of the Subject Interests, the Company Group, or their respective businesses ("**Buyer Released Claims**"). Effective upon the Closing, each of the Buyer Releasing Persons hereby expressly waives and releases any rights and benefits which such Buyer Releasing Person has or may have under any law or rule of any jurisdiction pertaining to the matters released in the foregoing sentence.

(b) Effective as of and conditioned upon the completion of the Closing, Seller, on its own behalf and on behalf of its direct and indirect equity holders, Affiliates and Representatives (other than the members of the Company Group), and its and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, predecessors, successors and permitted assigns of each of the foregoing and each other Person that have or could potentially derive rights through them (each, a "**Seller Releasing Person**" and, together with the Buyer Releasing Persons, the "**Releasing Persons**"), hereby irrevocably, absolutely and unconditionally waives, releases and forever discharges Buyer, its Representatives (including the Company Group following the Closing), and each of its and their respective Affiliates and Representatives, each of the respective beneficiaries, heirs, executors, trustees, administrators, predecessors, successors and permitted assigns of each of the foregoing (each, a "**Buyer Released Person**" and, together with the Seller Released Persons, the "**Released Persons**") from any and all Losses, damages, fines, penalties, claims, Taxes, interest payments, awards, payments, charges, sanctions, assessments, judgments, settlements, and other reasonable costs and expenses (including reasonable fees and expenses of attorneys incurred in connection with defending against any such Proceedings) or Liabilities whatsoever, of any kind or nature, whether at Law or in equity, whether absolute or contingent, liquidated or unliquidated, known or unknown, which have been or could have been asserted against any Buyer Released Person, which any Seller Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or facts existing, occurring, existing prior to or as of the Closing in respect of matters arising from, or otherwise relating to, (i) the preparation, negotiation, execution or consummation of this Agreement or the other Transaction Documents or (ii) the ownership or operation of the Subject Interests, the Company Group, or their respective businesses ("**Seller Released Claims**" and, together with the Buyer Released Claims, the "**Released Claims**"). Effective upon the Closing, each of the Seller Releasing Persons hereby expressly waives and releases any rights and benefits which such Seller Releasing Person has or may have under any law or rule of any jurisdiction pertaining to the matters released in the foregoing sentence.

(c) With respect to such Released Claims, each Releasing Person hereby expressly waives any and all rights conferred upon such Person by any Law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the Released Persons. Buyer and Seller hereby represent and warrant that they have access to adequate information regarding the terms of this release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this release and have not relied on the applicable Released Persons in deciding to enter into this release and has instead made its own independent analysis and decision to enter into this release. Without limitation of the foregoing, (i) Buyer for itself and the other Buyer Releasing Persons and (ii) Seller for itself and

the other Seller Releasing Persons each hereby waives the application of California Civil Code Section 1542, which provides:

> **"A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party."**

(d) Notwithstanding the foregoing (i) neither Section 7.13(a), Section 7.13(b) or Section 7.13(c) shall constitute a release from, waiver of or otherwise affect the rights or obligations of Seller, the Seller Releasing Persons, Buyer or the Buyer Releasing Persons (as applicable) (A) in the event of Fraud or (B) under this Agreement or any other Transaction Document or any Liability or Contract expressly contemplated by this Agreement or any Transaction Document, or any enforcement thereof, and (ii) neither Section 7.13(a) or Section 7.13(c) shall constitute a release from, waiver of or otherwise affect any rights of Buyer or any Buyer Releasing Person against any Person that is a natural person in such Person's capacity as an employee or individual contractor of a member of the Company Group relating to the work such Person performed in such capacity for any member of the Company Group at or prior to the Closing.

ARTICLE VIII
SURVIVAL AND REMEDIES

Section 8.01 Survival. The Parties, intending to modify any applicable statute of limitations, expressly acknowledge and agree that (a) the representations and warranties made by Seller in this Agreement or any certificate delivered hereunder shall survive the Closing until the date that is 15 months from the Closing Date; *provided*, that (i) the Seller Fundamental Representations shall survive the Closing until the date that is six years from the Closing Date and (ii) the representations and warranties set forth in Section 5.17 (*Tax Matters*) shall survive the Closing until the date that is 60 days after the expiration of the applicable statute of limitations, (b) the representations and warranties made by Buyer in this Agreement or any certificate delivered hereunder shall survive the Closing until the date that is six years from the Closing Date and (c) the covenants and agreements set forth in this Agreement (i) that contemplate performance or compliance with at or prior to the Closing, and are set forth in Section 7.02(a)(y), shall survive the Closing until the date that is 12 months from the Closing Date, (iii) that contemplate performance or compliance with at or prior to the Closing, other than the covenants and agreements set forth in Section 7.02(a)(y), shall not survive the Closing, and (iii) that contemplate performance or compliance with after the Closing shall survive until fully performed or complied with. No claim under this Agreement may be made unless the Indemnified Party shall have delivered, with respect to any claim for breach of any representation, warranty, covenant, or agreement made in this Agreement, a valid and reasonably detailed written Notice of Claim pursuant to Section 8.05(a) for indemnity pursuant to Section 8.02 or Section 8.03 prior to the expiration of the applicable survival period. If a valid and reasonably detailed written notice for a claim of indemnification has been provided by the Indemnified Party pursuant to Section 8.05(a) on or prior to the last day of the applicable survival period, then the obligation of the Indemnifying Party to indemnify the Indemnified Party pursuant to this Article VIII shall survive with respect to such claim until such claim is finally resolved.

Section 8.02 **Indemnification by Seller**. From and after the Closing, subject to Section 8.04 through Section 8.08, Seller shall indemnify the Buyer Indemnified Parties in respect of any and all Losses suffered or incurred by any of them to the extent resulting from or arising out of:

(a) any breach of any representation or warranty made by Seller or the Company, as applicable, in Article IV or Article V;

(b) any breach by Seller (or prior to the Closing, the Company), as applicable, of any covenant or agreement of the Seller or the Company, as applicable, in this Agreement; or

(c) any Pre-Closing Consolidated Group Tax.

Section 8.03 **Indemnification by Buyer**. From and after the Closing, subject to Section 8.04 through Section 8.08, Buyer shall indemnify the Seller Indemnified Parties in respect of any and all Losses suffered or incurred by any of them to the extent resulting from or arising out of:

(a) any breach of any representation or warranty made by Buyer in Article VI; or

(b) any breach by the Buyer (or, after the Closing, the Company), as applicable, of any covenant or agreement of the Buyer or the Company, as applicable, in this Agreement.

Section 8.04 **Limitations on Claims**.

(a) Subject to Section 8.04, Seller shall not be liable for or have any obligation to indemnify any Buyer Indemnified Party for any Loss pursuant to: (i) Section 8.02 if such Loss does not exceed $180,250 (the "**Mini Basket**"); (ii) Section 8.02(a) (other than with respect to Seller Fundamental Representations) until the aggregate amount of all such Losses for which Seller would, but for this clause (ii), be liable for and have an obligation to indemnify the Buyer Indemnified Parties for (it being understood that a claim for Losses that does not exceed the Mini Basket will not count toward satisfaction of the Deductible), exceeds $1,802,500 (the "**Deductible**"); or (iii) with respect to indemnification obligations under Section 8.02(a) (other than with respect to Seller Fundamental Representations), to the extent that the aggregate amount of all such Losses for which Seller is liable exceeds $14,420,000 (the "**Cap**") and (B) with respect to cumulative indemnification obligations under Section 8.02(a) and Section 8.02(b), to the extent that the aggregate amount of all such Losses for which Seller is liable exceed the Purchase Price; *provided, however*, that the limitations set forth in (x) this Section 8.04(a) shall not apply to Losses arising out of or related to Fraud and (y) Section 8.04(a)(i), Section 8.04(a)(ii) and Section 8.04(a)(iii)(A) shall not apply to Losses arising from a breach of the representations and warranties set forth in Section 5.17 (*Tax Matters*) or Section 8.02(c).

(b) The amount of any indemnity payable by an Indemnifying Party shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any other indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such Losses. The Indemnified Parties shall use reasonable best efforts to recover under insurance policies or indemnity, contribution or similar agreements for any Losses prior to seeking indemnification under this Agreement. The amount of any indemnity payable by an Indemnifying Party shall be determined without

duplication of recovery by reason of the state of facts or circumstances giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(c) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for, and each Party hereby waives, any punitive, consequential or special damages or Losses, unless such punitive, consequential or special damages are the reasonably foreseeable result of a breach or inaccuracy of a representation, warranty, covenant or agreement hereunder.

(e) Solely for purposes of determining the amount of Losses resulting from any breach (but not for purposes of determining whether there has been a breach) of any representation or warranty set forth in Article IV, Article V and Article VI of this Agreement (other than Section 5.10(b) and the term "Material Contract") shall be deemed to have been made without regard to any qualification by or reference to the words "material," "materiality," "material respects," "Material Adverse Effect" or words of similar import or effect.

(f) No Indemnifying Party shall be liable under this Article VIII for any Losses arising from or relating to (i) the inaccuracy of, breach of, non-performance of, or non-compliance with any representation, warranty, covenant or agreement in this Agreement if: (A) the Party bringing a claim for such Losses had knowledge of such inaccuracy, breach, non-performance, or non-compliance prior to the Closing, or (B) such Loss is caused by the gross negligence or willful misconduct of such Indemnified Party; (ii) any matter to the extent that such matter was reflected in the calculation of Final Working Capital, Final Cash, Final Indebtedness for Borrowed Money, or Final Transaction Expenses as finally determined hereunder; *provided* that the Seller shall not be liable under this Article VIII for any Losses arising from any Liability for property Taxes for 2023 or 2024 taxable periods up to an aggregate amount of such Taxes equal to $1,600,000.

(g) In no event shall any Buyer Indemnified Party be entitled to indemnification pursuant to this Article VIII for any environmental investigatory, corrective or remedial action arising from (i) any conditions of contamination identified through any testing, sampling or analysis of environmental media, or (ii) any report to any Governmental Authority, in either case which is not affirmatively required by Environmental Laws, and then only to the extent such environmental investigatory, corrective or remedial action is required by Environmental Laws assuming continued commercial or industrial use of the subject property and employing risk-based standards and institutional controls where appropriate and available.

Section 8.05 Procedure for Indemnification.

(a) If any Indemnified Party has or claims in good faith to have incurred or suffered, or believes in good faith that it is reasonably likely to incur or suffer, Losses for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article VIII, or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on Fraud), such Indemnified Party may deliver a notice of claim (a "**Notice of Claim**")

to the applicable Indemnifying Party. Each Notice of Claim shall: (i) state that such Indemnified Party believes in good faith that such Indemnified Party is or may be entitled to indemnification, compensation or reimbursement under this Article VIII or is or may otherwise be entitled to a monetary remedy; (ii) contain all notices, pleadings and other material documents or instruments served upon or received by the Indemnified Party with respect to the claim and a brief description of the facts and circumstances supporting the Indemnified Party's claim; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Losses that the Indemnified Party believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnified Party in good faith from time to time, being referred to as the "**Claimed Amount**").

(b) A claim for indemnification for any matter not involving a Third-Party Claim shall be asserted by delivery of a Notice of Claim to the applicable Indemnifying Party as promptly as practicable after the date on which the Indemnified Party becomes aware of facts giving rise to the claim for indemnification. Notwithstanding the foregoing, the delay or failure to give the notice provided in, or in accordance with, this Article VIII shall not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent such Indemnifying Party is actually prejudiced by such delay or failure.

(c) During the 45-day period commencing upon delivery by an Indemnified Party to the applicable Indemnifying Party of a Notice of Claim (the "**Dispute Period**"), the applicable Indemnifying Party may deliver to the Indemnified Party who delivered the Notice of Claim a written response (the "**Response Notice**") in which the Indemnifying Party: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount (any such agreed portion, the "**Agreed Amount**") is owed to the Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Indemnifying Party's claim that only a portion or no part of the Claimed Amount is owed to Indemnified Party, as the case may be, in each case to the extent known. If the Notice of Claim relates to a Third-Party Claim, the Response Notice shall also specify whether or not the Indemnifying Party desires to assume control of the defense of such Third-Party Claim. Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnifying Party asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnified Party) is referred to in this Agreement as the "**Contested Amount**" (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnified Party to the Claimed Amount). If no Response Notice is delivered prior to the expiration of the Dispute Period, then the Indemnifying Party shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party.

(d) If (i) the Indemnifying Party delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnified Party; or (ii) the Indemnifying Party does not deliver a Response Notice during the Dispute Period, then, within three Business Days following the receipt of such Response Notice by the Indemnified Party or within three Business Days after the expiration of the Dispute Period, as the case may be, the Indemnifying Party shall pay to the applicable Indemnified Party an amount in cash equal to the full Claimed Amount.

(e) If the Indemnifying Party delivers a Response Notice during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnified Party, then within three Business Days following the receipt of such Response Notice, subject to the limitations set forth in Section 8.04, the Indemnifying Party shall pay to the applicable Indemnified Party an amount in cash equal to the Agreed Amount.

(f) If the Indemnifying Party delivers a Response Notice during the Dispute Period indicating that there is a Contested Amount, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount during the 45-day period commencing upon delivery by the Indemnifying Party to Indemnified Party of a Response Notice. If the Indemnified Party and the Indemnifying Party resolve such dispute, a settlement agreement stipulating the amount owed, if any, to the Indemnified Party (such amount, which may be zero, being the "**Stipulated Amount**") shall be signed by the Indemnified Party and the Indemnifying Party. Within three Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement), the Indemnifying Party shall pay to the applicable Indemnified Party an amount in cash equal to the Stipulated Amount.

(g) For the avoidance of doubt, the Indemnified Party may modify the Claimed Amount in good faith to reflect its actual or further estimated Losses, whether or not the Dispute Period has expired, a Response Notice has been delivered or an Agreed Amount has been determined so long as the Indemnified Party delivers a supplement to its Notice of Claim specifying such modified Claimed Amount and the Parties shall again comply with the procedures set forth in this Section 8.05. For the avoidance of doubt, the foregoing is intended to make clear that the Indemnified Party may update the Claimed Amount prior to the final resolution of all matters with respect to a Notice of Claim pursuant to the terms of this Agreement (consistent with the nonbinding and estimated nature of a Claimed Amount), but is not intended to limit the finality of the determination of a final resolution of all matters with respect to a Notice of Claim pursuant to the mutual agreement of Indemnifying Party and Indemnified Party pursuant to the terms of this Agreement and the terms thereof or pursuant to the determination of a court specified in Section 10.09.

(h) Any payments made pursuant to this Article VIII shall be deemed an adjustment to the Purchase Price, to the extent permitted by applicable Law.

Section 8.06 Defense of Third-Party Claims.

(a) In the event of the assertion or commencement by any Person, other than a Party, of any claim or Proceeding (other than any claim or Proceeding relating to Taxes) with respect to which the Indemnifying Party may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Party pursuant to this Article VIII (a "**Third-Party Claim**"), the Indemnifying Party shall have the right, at its election, to participate in, or by giving written notice to the Indemnified Party (which notice shall irrevocably agree that the Indemnifying Party would be liable under the provisions hereof for indemnity in the amount claimed by such third party if such claims by such third party are valid), to assume the defense of such Third-Party Claim, at its sole cost and expense and with its own counsel reasonably satisfactory to the Indemnified Party, unless: (i) the Third-Party Claim is in respect of any matter involving criminal

liability or asserts Fraud of the Indemnified Party; (ii) the Indemnified Party is also a party to such Third-Party Claim and the Indemnified Party has been advised in writing by outside counsel that there are one or more legal defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party; (iii) the Indemnifying Party has failed or is failing to reasonably prosecute or defend such Third-Party Claim; (iv) such Third-Party Claim involves any Governmental Authority as a party thereto; (v) the Third-Party Claim seeks the imposition of an equitable or injunctive remedy that would reasonably be expected to adversely affect the business of the Indemnified Party or any of its Affiliates; or (vi) such Third-Party Claim seeks or could reasonably expect to result in a finding of Losses in excess of the applicable limitations contemplated by Section 8.04, as reduced by any active or prior indemnity claims or payments. If the Indemnifying Party so proceeds with the defense of any such Third-Party Claim:

(i) subject to the other provisions of this Article VIII, all reasonable expenses relating to the defense of such Third-Party Claim shall be borne and paid exclusively by the Indemnifying Party;

(ii) the Indemnified Party shall make available to the Indemnifying Party any documents and materials in the possession or control of such Indemnified Party, its Affiliates or their respective Representatives that may be necessary to the defense of such Third-Party Claim; *provided, however*, that any confidential or privileged materials shall not be disclosed by the Indemnified Party, its Affiliates or their respective Representatives other than as needed for such defense, and the Indemnifying Party agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Indemnified Party with respect to such information;

(iii) the Indemnifying Party may not settle, adjust or compromise such Third-Party Claim without the consent of the Indemnified Party (it being understood that if the Indemnifying Party requests that the Indemnified Party consent to a settlement, adjustment or compromise, the Indemnified Party shall not unreasonably withhold or delay such consent); *provided, however*, that no such consent shall be required if: (A) there is no finding or admission of any violation of Law or suggestion of any wrongdoing on behalf of the Indemnified Party; (B) the Indemnified Party that is a party to such Third-Party Claim is fully and unconditionally released from Liability with respect to such claim, without prejudice; and (C) as a result of such settlement, adjustment or compromise, the sole relief provided in such settlement is monetary damages that are paid in full by the Indemnifying Party;

(iv) the Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 8.06, and the Indemnified Party shall bear its own costs and expenses with respect to such participation unless, in the reasonable judgment of the Indemnified Party, there is a conflict of interest (including the availability to the Indemnified Party of one or more defenses that are not available to the Indemnifying Party) that would prevent the same counsel from representing both the Indemnified Party and the Indemnifying Party, in which case the Indemnified Party shall be entitled to retain one separate counsel, the reasonable costs and expenses of which shall be borne by the Indemnifying Party.

(b) If the Indemnifying Party does not elect or is not entitled to proceed with the defense of any such Third-Party Claim, the Indemnified Party may, subject to Section 8.06(c), pay, compromise, or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Indemnifying Party and Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, and management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c) The Indemnified Party may not settle, adjust or compromise any such Third-Party Claim without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed). The applicable Indemnified Party shall give the applicable Indemnifying Party prompt notice of the commencement of any such Third-Party Claim against the Indemnified Party; *provided, however*, that any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article VIII (except to the extent such failure actually and materially prejudices the defense of such Third-Party Claim). For the avoidance of doubt, this Section 8.06 shall not govern any claim or Proceeding relating to Taxes.

Section 8.07 Exercise of Remedies by Non-Parties

(a) No Buyer Indemnified Party (other than (i) the Buyer or any successor thereto or permitted assign thereof or (ii) the Buyer in accordance with this Section 8.07(a)) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Buyer or any successor thereto or permitted assign thereof, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy (which consent shall not be unreasonable withheld, conditioned or delayed).

(b) No Seller Indemnified Party (other than (i) the Seller or any successor thereto or permitted assign thereof or (ii) the Seller in accordance with this Section 8.07(b)) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Seller or any successor thereto or permitted assign thereof, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy (which consent shall not be unreasonable withheld, conditioned or delayed).

Section 8.08 Exclusive Remedy; Disclaimer.

(a) Notwithstanding anything to the contrary which may be contained herein, the indemnities set forth in this Article VIII shall become effective as of the Closing Date. Other than with respect to Section 2.03 and except as provided in Section 10.13, if the Closing shall occur, the indemnities set forth in this Article VIII shall, except in the case of willful misconduct, gross negligence or Fraud, be the sole and exclusive remedies of the Seller Indemnified Parties and the Buyer Indemnified Parties, as the case may be, due to breach or misrepresentation of, or inaccuracy in, a representation or warranty, nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to a rescission of this

Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.

(b) EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V, IN ANY OTHER TRANSACTION DOCUMENT AND IN ANY INSTRUMENT DELIVERED PURSUANT HERETO OR THERETO, THE SUBJECT INTERESTS AND THE COMPANY GROUP ARE BEING ACQUIRED "AS IS, WHERE IS," AND THE BUYER, ITS AFFILIATES AND ITS AND THEIR REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE, OR QUALITY OF THE ASSETS OF THE COMPANY GROUP OR ANY PART THEREOF OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE SELLER, ITS AFFILIATES AND ITS AND THEIR REPRESENTATIVES AS THEY RELATE TO THE SUBJECT INTERESTS, THE COMPANY GROUP, AND THE SELLER, ITS AFFILIATES AND ITS AND THEIR REPRESENTATIVES EXPRESSLY DISCLAIM, AND THE BUYER HEREBY WAIVES, ON BEHALF OF ITSELF AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES, ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR THE SUFFICIENCY OR CONDITION OF ASSETS OF THE COMPANY GROUP OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH AND LIABILITIES ARISING UNDER ENVIRONMENTAL LAWS (INCLUDING WITH RESPECT TO THE USE, PRESENCE, DISPOSAL OR RELEASE OF HAZARDOUS SUBSTANCES AND ANY LIABILITIES ARISING UNDER OR WITH RESPECT TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OR ANY OTHER ANALOGOUS FEDERAL, STATE OR FOREIGN LAW OR REGULATION), AND ALL RIGHTS AND REMEDIES AT LAW OR IN EQUITY RELATING THERETO, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V, IN ANY OTHER TRANSACTION DOCUMENT AND IN ANY INSTRUMENT DELIVERED PURSUANT HERETO.

Section 8.09 Limitation on Certain Damages. NO CLAIMS SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES OR LOSSES IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS SUCH PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES OR LOSSES ARE THE REASONABLY FORESEEABLE RESULT OF A BREACH OR INACCURACY OF A REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT HEREUNDER. EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES OR LOSSES, WHETHER

OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

ARTICLE IX
TERMINATION

Section 9.01 Termination. This Agreement may be validly terminated, and the transactions contemplated by this Agreement may be abandoned, only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer or Seller, by written notice to the other, if the Closing shall not have occurred on or prior to June 15, 2024 (the "**Outside Date**"), unless extended by written agreement of the Parties; *provided*, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to (i) Buyer or Seller if the failure of the Closing to occur on or prior to the Outside Date then in effect is primarily a result of, or was primarily caused by any breach in any material respect by such Party of its obligations under this Agreement or (ii) Buyer, if Seller is entitled to terminate this Agreement pursuant to Section 9.01(e) or Section 9.01(f);

(c) by Buyer or Seller, by written notice to the other, if any Governmental Authority shall have enacted, entered, promulgated or enforced any Law (that is final, non-appealable, and has not been vacated, withdrawn or overturned) permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; *provided*, that, the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to Buyer or Seller if such enactment, entry, promulgation or enforcement is primarily a result of, or was primarily caused by any breach by such Party in any material respect of its obligations under this Agreement;

(d) by Buyer, by written notice to Seller, if (i) there is a breach of any covenant or agreement of Seller or the Company set forth in this Agreement or (ii) any representation or warranty of Seller or the Company is inaccurate, in each case, that (A) would reasonably be expected to result in or cause the failure of any of the conditions set forth in Section 3.02(a) or Section 3.02(b) to be satisfied and (B) is not curable, or, if curable, is not cured within the earlier of (1) 30 days after written notice of such breach is delivered to Seller by Buyer (stating Buyer's intention to terminate this Agreement pursuant to this Section 9.01(d) and the basis for such termination) and (2) three Business Days prior to the Outside Date then in effect; *provided*, that, the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available to Buyer if Buyer is then in breach of this Agreement and such breach would reasonably be expected to result in or cause the failure of any of the conditions set forth in Section 3.01 or Section 3.03;

(e) by Seller, by written notice to Buyer, if (i) there is a breach of any covenant or agreement of Buyer set forth in this Agreement or (ii) any representation or warranty of Buyer is inaccurate, in each case, that (A) would reasonably be expected to result in or cause the failure of the conditions set forth in Section 3.03(a) or Section 3.03(b) to be satisfied and (B) is not curable, or, if curable, is not cured prior to the Outside Date then in effect; *provided*, that, the right

to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to Seller if Seller or the Company are then in breach of this Agreement and such breach would reasonably be expected to result in or cause the failure of any of the conditions set forth in Section 3.01 or Section 3.02; or

(f) by Seller, if (i) all conditions set forth in Section 3.01 and Section 3.02 are satisfied or, if legally permissible, waived in writing by the Party entitled to the benefit of each such condition (other than those conditions that by their nature or terms are to be satisfied at the Closing; *provided*, that each such condition at the time of termination is capable of being satisfied as if such time were the Closing), (ii) Buyer fails to consummate the Closing on the date the Closing should have occurred pursuant to pursuant to the terms of this Agreement, (iii) Seller delivers to Buyer written notice (stating Seller intention to terminate this Agreement pursuant to this Section 9.01(f) and the basis for such termination) (a "**Closing Failure Notice**") that has not been withdrawn or revoked on or after the date that the Closing should have occurred pursuant to the terms of this Agreement that (A) all conditions set forth in Section 3.01 and Section 3.02 have been satisfied or, if legally permissible, waived in writing by the Party entitled to the benefit of each such condition as of the Closing Date if the Closing would have occurred pursuant to the terms of this Agreement (other than those conditions that by their nature or terms are to be satisfied at the Closing; *provided*, that each such condition at the time of termination is capable of being satisfied as if such time were the Closing) and (B) Seller is ready, willing and able to consummate the Closing in accordance with the terms of this Agreement on such date of such Closing Failure Notice and (iv) Buyer fails to consummate the Closing, in accordance with the terms of this Agreement, within five Business Days after Seller's delivery of such Closing Failure Notice to Buyer (or, if sooner, the Outside Date then in effect).

Section 9.02 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to and in accordance with Section 9.01, then, subject to Section 9.02(b), this Agreement shall forthwith become void and of no further force or effect and there will be no Liability on the part of any Party or any other Person in respect of this Agreement; *provided*, that, notwithstanding the foregoing, (i) the Confidentiality Agreement and the provisions set forth in Section 7.01, Section 7.03(b), Section 7.11, this Article IX and Article X shall remain in full force and effect in accordance with their terms and (ii) such termination shall not relieve any Party from any Liability arising out of any willful misconduct, gross negligence or Fraud prior to such termination (except as otherwise provided in Section 9.02(d)).

(b) In the event that this Agreement is terminated by (i) Seller pursuant to Section 9.01(e) or Section 9.01(f), (ii) Seller pursuant to Section 9.01(b) at a time when Seller may terminate this Agreement pursuant to Section 9.01(e) or Section 9.01(f), or (iii) Buyer at a time when Seller may terminate this Agreement pursuant to Section 9.01(e) or Section 9.01(f), then, in each case, at Seller's option, Buyer shall pay, or cause to be paid, to Seller (by wire transfer of immediately available funds in U.S. Dollars to such accounts specified by Seller) an amount equal to $9,012,500 (the "**Reverse Termination Fee**") within five Business Days after written notice from Seller of the Reverse Termination Fee being due and payable. While Seller may pursue both a grant of specific performance under Section 10.13 to require Buyer to consummate the Closing and simultaneously seek the termination of this Agreement under Section 9.01 and payment of the

Reverse Termination Fee and the Recovery Expense under this Section 9.02(b) and Section 9.02(c), under no circumstances shall Seller be permitted or entitled to receive both (A) specific performance of Buyer's obligation to consummate the Closing and (B) payment of the Reverse Termination Fee and the Recovery Expense under this Section 9.02(b) and Section 9.02(c) in connection with the termination of this Agreement. Each of the Parties acknowledges and agrees that under no circumstances shall Buyer or Buyer Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable pursuant to more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events.

(c) The Reverse Termination Fee is non-refundable and shall not be credited against any other payment. Each of the Parties acknowledges and agrees that the agreements contained in Section 9.02(a), Section 9.02(b) and this Section 9.02(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Buyer and Seller acknowledge and agree that (i) Buyer and Seller have expressly negotiated the provisions of Section 9.02(b) and this Section 9.02(c), (ii) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by Seller and its Affiliates) the provisions of Section 9.02(b) and this Section 9.02(c) are reasonable, (iii) the Reverse Termination Fee represents a good faith, fair estimate of the amount of damages that Seller and its Affiliates would suffer and (iv) solely for purposes of establishing the basis for the amount thereof, and without in any way increasing or decreasing the amount of the Reverse Termination Fee or expanding the circumstances in which the Reverse Termination Fee is to be paid, the Reverse Termination Fee shall be payable as liquidated damages (and not as a penalty) without requiring Seller or any other Person to prove actual damages. In the event that Buyer shall fail to pay the Reverse Termination Fee to Seller when due and payable in accordance with Section 9.02(b), Buyer shall, in addition to the payment of the Reverse Termination Fee, (A) reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred (including reasonable and documented fees and expenses of counsel) in connection with collection under and enforcement of this Agreement, including Section 9.02(b) and Section 9.02(c), together with any interest on such amount at a rate per annum equal to the "prime rate" at large United States money center banks in effect on the date such payment was required to be made (as published by The Wall Street Journal) for the period from such date through the date such payment was actually received (collectively, the "**Recovery Expense**"), with any such payment to be made simultaneously with payment of the Reverse Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Seller. In no event shall this Section 9.02(c) be construed to mean that receipt of any financing is a condition to Buyer's obligations hereunder.

(d) Without limiting Seller's rights under Section 9.02(b), Section 9.02(c) and Section 10.13, including the right of Seller to specific performance, an injunction or other equitable relief, the right of Seller to receive the full Reverse Termination Fee and the Recovery Expenses (if any) from Buyer pursuant to Section 9.02(b) and Section 9.02(c) shall be the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of Seller against Buyer and its former, current or future directors, officers, shareholders, Representatives, Affiliates or lenders for any breach, Liability or damage suffered by Seller in connection with a termination pursuant to Section 9.01 or when a termination is possible under Section 9.01(e) or Section 9.01(f), including

as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, in each case except to the extent arising out of any willful misconduct, gross negligence or Fraud prior to such termination. Upon payment of the full Reverse Termination Fee and the Recovery Expenses when due and payable (and after such time that Seller is no longer entitled under the terms of this Agreement to seek specific performance, an injunction or other equitable relief), Buyer and its Affiliates shall not have any further liability or obligation relating to or arising out of such termination or the breach leading to such termination under this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby.

ARTICLE X
MISCELLANEOUS

Section 10.01 <u>**Notices**</u>. Except as otherwise provided herein, all notices, claims, demands and other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be effective (a) immediately when verifiably transmitted by e-mail (*provided* that no "bounce back" or similar messages of non-delivery are received with respect thereto), (b) the Business Day immediately succeeding the day when transmitted when sent by pre-paid overnight courier service or (c) when received if delivered by hand or certified or registered mail on any Business Day if delivered. All such notices, claims, demands and other communications shall be sent to the applicable Party at its respective address set forth below, unless another address has been previously specified to the other Party (if applicable) in writing:

If to Buyer or, following the Closing, the Company:

MARA USA Corporation
101 NE 3rd Avenue
Suite 1200
Ford Lauderdale, Florida 33301
Attn: Legal
Email: legal@mara.com

with copies (which shall not constitute notice but shall be required for valid notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019
Attn: Krishna Veeraraghavan; Andrew D. Krause
Email: KVeeraraghavan@paulweiss.com; AKrause@paulweiss.com

If to Seller or, prior to the Closing, the Company:

GC Data Center Parent, LLC
c/o Generate Capital, PBC
560 Davis St., Suite 250
San Francisco, CA 94111

Attn: Darryl Carbonaro; Mateo Aceves
Email: notices@generatecapital.com

with copies (which shall not constitute notice but shall be required for valid notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attn: Robert P. Goodin; Daniel Cadis
Email: robert.goodin@kirkland.com; daniel.cadis@kirkland.com

Section 10.02 **Assignment**. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective current and future successors and permitted assigns, except that neither this Agreement nor any of the rights or obligations hereunder may be directly or indirectly assigned or delegated by any Party without the prior written consent of the other Parties and any attempted assignment or delegation by any Party in violation of this Section 10.02 shall be null and void *ab initio*; *provided*, that Buyer may transfer or assign its rights, interests or obligations under this Agreement, in whole or from time to time in part, to one or more of the direct or indirect wholly owned Subsidiaries of Buyer Parent so long as such transfer or assignment could not reasonably be expected to prevent, materially impair or materially delay consummation of the transactions contemplated by this Agreement and the other Transaction Documents, but any such transfer or assignment will not relieve Buyer or Buyer Guarantor of any of its obligations hereunder; *provided*, *further*, that prior to the payment of all amounts payable or that could become payable under this Agreement, Buyer may not transfer or assign its rights, interests or obligations under this Agreement, in whole or from time to time in part, to any entity domiciled, organized or incorporated in the State of Texas.

Section 10.03 **Severability**. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision, term, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable under applicable Law, then such provision, term, covenant or restriction will be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining provisions, terms, covenants and restrictions of this Agreement. Upon the determination that such provision, term, covenant or restriction is invalid, illegal or otherwise unenforceable, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.04 **Disclosure Schedules**. The Disclosure Schedules have been prepared in separately titled sections corresponding to sections of this Agreement for purposes of convenience; *provided*, that, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent it is reasonably apparent on its face that such information applies to such other section of the Disclosure Schedules. The headings used in the Disclosure Schedules are for reference only and

shall not be deemed to affect in any way the meaning or interpretation of the information set forth in the Disclosure Schedules or this Agreement. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount in any of the representations and warranties contained in this Agreement or the disclosure of any item in any of Disclosure Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so disclosed, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. No disclosure (or absence thereof) forth in any of the Disclosure Schedules shall imply any representation or warranty which is not contained in this Agreement, nor shall any disclosure (or absence thereof) be deemed to extend the scope of any of the representations and warranties set forth in this Agreement. Items disclosed in the Disclosure Schedules may not be limited to matters required by this Agreement to be disclosed therein and may be included solely for informational purposes. No item disclosed in any of the Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. All of the information contained in the Disclosure Schedules shall be subject to the confidentiality obligations set forth in Section 7.01 and no other Person shall rely on the information disclosed or set forth therein. Moreover, in disclosing the information in the Disclosure Schedules, no Seller waives any attorney-client privilege or work product protection associated with such information with respect to any of the matters disclosed therein.

Section 10.05 Amendment; Waiver; Consent.

(a) This Agreement may be amended only in a writing signed by Buyer and Seller.

(b) Any waiver of any provision of this Agreement, waiver of any breach of any provision of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at Law, or any consent to any action taken pursuant to this Agreement, must be in writing and signed by or on behalf of the Person granting the waiver or consent, and no waiver, election or consent shall be inferred from the conduct of any Party.

(c) Any waiver of a breach of any provision of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.

(d) Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.

(e) Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents set forth the entire agreement among the Parties and the parties thereto with respect to the subject

matter hereof and thereof, and supersede any prior understandings, discussions, correspondence, negotiations, term sheet, letter of intent, agreement, understanding, arrangement or agreements among the Parties and the parties thereto, written or oral, with respect to the subject matter hereof and thereof.

Section 10.07 **Counterparts**. This Agreement may be executed in one or more counterparts (including by means of electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

Section 10.08 **Governing Law**. This Agreement and any claim, controversy, dispute or cause of action (whether in Contract, tort or statute) that may be based upon, arising out of or relating to this Agreement and the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement), or the interpretation and enforcement of the rights and duties of the Parties hereunder, shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to Contracts made and performed in such state, without giving effect to any choice or conflict of laws provision or rule (whether in the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any other jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statute of limitation of any other jurisdiction. In furtherance of the foregoing, the Laws of the State of Delaware will control even if under such jurisdiction's choice of law or conflict of law analysis, the substantive Laws of some other jurisdiction would ordinarily or necessarily apply.

Section 10.09 **Consent to Jurisdiction and Service of Process**.

(a) Subject to the last sentence of Section 10.08, all Proceedings (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Proceeding based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be subject to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or if, but only if, such court does not have subject matter jurisdiction, the Federal District Court for the District of Delaware or if, but only if, neither the Court of Chancery of the State of Delaware nor the Federal District Court for the District of Delaware has subject matter jurisdiction, then another state court sitting in the State of Delaware), and each Party (including any third party beneficiary) hereby irrevocably (i) submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such Proceeding, (ii) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that they are not subject personally to the jurisdiction of the above-named courts, that venue in such courts is improper, that their property is exempt or immune from attachment or execution, that any such Proceeding brought in the above-named courts should be dismissed on grounds of forum *non conveniens* or improper venue, that such Proceeding should be transferred or removed to any court other than the above-named courts, that such Proceeding should be stayed by reason of the pendency of some other Proceeding in any other court other than the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by such courts and

(iii) agrees not to commence or prosecute any such Proceeding other than before the above-named courts. Notwithstanding the foregoing, a Party may commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by the above-named courts. The Parties agree that a final non-appealable judgment in any such Proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

(b) Each Party hereby (i) consents to service of process in any Proceeding between any of the Parties arising in whole or in part under or in connection with this Agreement, the negotiation, terms, and performance hereof, the rights of the parties hereunder, or any of the transactions contemplated hereby in any manner permitted by Delaware Law, (ii) agrees that service of process made in accordance with clause (i) or made by overnight delivery by a nationally recognized courier service to the requisite Party's address shall constitute good and valid service of process in any such Proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 10.10 **WAIVER OF JURY TRIAL**. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE CONFIDENTIALITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER AND THEREUNDER. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 **Expenses**. Unless otherwise expressly provided for in this Agreement or any other Transaction Document, each Party shall pay, without right of reimbursement or offset from any other Party, all costs and expenses (including attorneys', accountants' and investment bankers' fees and other out-of-pocket expenses) incurred by it or any of its Affiliates in connection with negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, whether or not the transactions contemplated by this Agreement are consummated; *provided*, *however*, that in no event shall Seller or any member of the Company Group be required to pay (or commit to pay) any fee, penalty or other consideration or make any other accommodation to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement.

Section 10.12 **No Third-Party Beneficiaries**. No Person other than the Parties and their respective successors and permitted assigns shall have any rights, remedies, obligations or benefits under any provision of this Agreement, except for (a) the Persons entitled to indemnification or reimbursement pursuant to Section 7.06(e) and Section 7.09 (b) with respect to Section 10.14, the Non-Recourse Parties, (c) with respect to Section 6.09 and Section 10.15, K&E and (d) with respect to Section 6.09, the Representatives of Seller that prepared any memorandum, presentation, information or materials contemplated by Section 6.09.

Section 10.13 **Remedies**.

(a) The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative, and, except as expressly provided in this Agreement, are in addition to, and not exclusive of, any other rights and remedies available to such Party at law or in equity.

(b) The Parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed or complied with in accordance with its specific terms or was otherwise breached or threatened to be breached, and further agree that monetary damages would be an inadequate remedy therefor. Accordingly, each Party agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that, in the event of any non-performance, non-compliance, or other breach or threatened breach by Seller, on the one hand, and Buyer, on the other hand, of any provision of this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall be entitled to an injunction, specific performance and other equitable relief, and to enforce specifically the provisions of this Agreement, to prevent such non-performance, non-compliance or other breach or threatened breach of such provisions. Any Party seeking any injunction, specific performance or other equitable relief, or to enforce specifically the provisions of this Agreement, shall not be required to provide any bond or other security in connection with any such injunction, specific or other equitable relief or enforcement. In the event that any Proceeding is brought to enforce specifically the provisions of this Agreement, no Party shall allege, and each Party, on behalf of itself and its Affiliates and its and their respective Representatives, hereby waives the defense, that there is an adequate remedy at Law and agrees that it will not oppose the granting of any equitable relief to the other Party on the basis that (i) any Party has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or in equity. In the event that Buyer fails to consummate the Closing on the date the Closing should have occurred pursuant to the terms of this Agreement and the Closing is subsequently consummated (including pursuant to any Order), Buyer shall reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred (including reasonable and documented fees and expenses of counsel) in connection with enforcing Buyer's obligation to consummate the Closing together with interest on such amount at a rate per annum equal to the "prime rate" at large United States money center banks in effect on the date the Closing was required to occur (as published by The Wall Street Journal) for the period from such date through the date such payment was actually received, with any such payment to be made simultaneously with the consummation of the Closing by wire transfer of immediately available funds to an account or accounts designated in writing by Seller. Notwithstanding the foregoing, it is explicitly agreed that Seller shall only be entitled to seek specific performance of Buyer's obligations to consummate the Closing if and only if (A) all conditions in Section 3.01 and Section 3.02 were satisfied or waived (other than those conditions that by their nature or terms are to be satisfied at the Closing; *provided*, that each such condition is capable of being satisfied as if such

time were the Closing) and (B) Buyer has failed to consummate the Closing in violation of Section 2.06.

Section 10.14 No Recourse Against Non-Parties. All causes of action or Proceedings (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, preparation, execution, delivery, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be brought only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement in the preamble hereto solely in such capacity set forth herein and therein (each, a "**Contracting Party**"). No Person who is not a Contracting Party, including any past, present or future direct or indirect equity holder, Affiliate, Representative, successor or assignee of, such Contracting Party or any Affiliate or Representative of any of the foregoing (each, a "**Non-Recourse Party**"), shall have any Liability or other obligation (whether in contract or in tort, in equity or at Law, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any cause of action or Proceeding arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, preparation, execution, delivery, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such causes of action and Proceedings against any such Non-Recourse Party. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all causes of action or Proceedings that may otherwise be brought in equity or at Law, or granted by statute, (i) to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability or other obligation of any Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, (ii) relating to any Non-Recourse Party's receipt of consideration or other benefits from this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby or (iii) for the shared or vicarious Liability of any Contracting Party or for any Contracting Party to otherwise be the subject of legal or equitable claims for the actions, omissions or fraud (including Fraud) of another Person and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding the foregoing, nothing in this Section 10.14 shall preclude any party to the Confidentiality Agreement or any other Transaction Document (other than this Agreement) from making any claim thereunder, to the extent permitted therein and pursuant to the terms thereof (and subject to the applicable limitations set forth therein). Non-Recourse Parties are expressly intended as third-party beneficiaries of this provision of this Agreement.

Section 10.15 **Conflict Waiver**. Seller and Buyer, on behalf of itself and its respective Affiliates (including, with respect to Buyer, the Company Group effective following the Closing), acknowledges and agrees that, in connection with any dispute, Proceeding, Liability, obligation or other matter, including any dispute between Buyer, any member of the Company Group or any of its or their respective Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement or otherwise, (a) as to all communications among Kirkland & Ellis LLP ("**K&E**"), the

Company Group (solely to the extent prior to Closing), Seller or any of its Affiliates, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to Seller or its Affiliates (other than Company Group), and may be controlled by Seller or its Affiliates (other than the Company Group), and shall not pass to or be claimed by Buyer, any member of the Company Group or any of their respective Affiliates and (b) K&E may disclose to Seller or its Affiliates any information learned by K&E in the course of its representation of Seller, any member of the Company Group or any of its or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, of K&E's duty of confidentiality. Accordingly, Buyer and its Affiliates (including, the Company Group effective following the Closing) shall not have or seek access to any such communications, or to the files of Seller's Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, conditioned upon and effective upon and after the Closing, (i) to the extent that files of K&E constitute property of the client, only Seller and its Affiliates (other than the Company Group) shall hold such property rights and (ii) K&E shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company Group by reason of any attorney-client relationship between K&E and the Company Group or otherwise. Notwithstanding anything set forth in the foregoing provisions to the contrary, in the event that after the Closing a dispute arises between Buyer or any member of the Company Group, on the one hand, and a third party other than a Party (or its Affiliates), on the other hand, Buyer and the members of the Company Group may assert the attorney-client privilege to prevent disclosure of privileged communications to such third party.

Section 10.16 **Further Assurances**. From time to time after the Closing, each Party shall, and shall cause its Affiliates to, without further consideration, execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such other actions as any other Party may reasonably request to evidence and effectuate the transactions contemplated by this Agreement.

Section 10.17 **Buyer Parent Limited Guarantee**.

(a) Buyer Parent hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, all of Buyer's Liabilities and obligations under this Agreement (the "**Limited Guarantee**"), including, as, if and to the extent due, Buyer's Liabilities and obligations under Article II and Section 9.02. The Limited Guarantee is valid and in full force and effect and constitutes the valid and binding obligations of Buyer Parent enforceable in accordance with its terms. The Limited Guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement (except to the extent such extension or modification affects Buyer's obligations hereunder) or any assumption without the consent of Seller of any such guaranteed obligation by any other Party. The obligations of Buyer Parent hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of Buyer with or into any Person or any sale or transfer by Buyer of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar Proceedings involving or affecting Buyer, (iii) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Buyer's obligations hereunder and then only to such extent) or (iv) any disability or any other defense of Buyer or any other Person (with or without notice) which might otherwise constitute a

legal or equitable discharge of a surety or a guarantor or otherwise. In connection with the foregoing, Buyer Parent waive all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waive presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest. Seller and the Company entered into this Agreement in reliance upon this Section 10.17. Buyer and Buyer Parent expressly acknowledge and agree that the agreements contained in this Section 10.17 are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 10.17, neither Seller nor the Company would enter into this Agreement. Buyer Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by Buyer Parent set forth in this Section 10.17 are knowingly made in contemplation of such benefits.

(b) Buyer Parent hereby represents and warrants as follows: (i) Buyer Parent is duly formed and validly existing under the Laws of Nevada, and has all power and authority to execute, deliver and perform obligations created by this Section 10.17; (ii) the execution, delivery and performance of this Agreement by Buyer Parent has been duly and validly authorized and approved by all necessary corporate action; (iii) this Agreement has been duly and validly executed and delivered by Buyer Parent and constitutes a valid and legally binding obligation of Buyer Parent, enforceable against Buyer Parent in accordance with its terms; (iv) all consents, approvals, authorizations of, or filings with, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by Buyer Parent have been obtained or made; (v) the execution, delivery and performance by Buyer Parent of this Agreement do not and will not violate its Organizational Documents, any applicable Law or any material contractual restriction binding on Buyer Parent or its assets; and (vi) Buyer Parent has, and, for so long as this Section 10.17 shall remain in effect in accordance with its terms, Buyer Parent shall have, funds sufficient to satisfy all of its obligations hereunder.

(c) Notwithstanding anything to the contrary herein, in the event of an action by any Party entitled to enforce the provisions of this Section 10.17, except to the extent expressly waived pursuant to this Section 10.17, Buyer Parent shall have available to it all defenses that Buyer would have under and in respect of this Agreement (other than any defenses arising from bankruptcy, receivership, insolvency, reorganization or similar Proceedings involving or affecting Buyer).

Section 10.18 Seller Guarantor Limited Guarantee.

(a) Seller Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, all of Seller's Liabilities and obligations under Section 2.03(d) (solely for the purpose of providing sufficient cash to allow Seller to fund, directly or indirectly, the Shortfall Amount pursuant to, and in accordance with, this Agreement) and Section 8.02 (the "**Seller Guarantor Limited Guarantee**"). The Seller Guarantor Limited Guarantee is valid and in full force and effect and constitutes the valid and binding obligations of Seller Guarantor enforceable in accordance with its terms. The Seller Guarantor Limited Guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement (except to the extent such extension or modification affects Seller's obligations hereunder) or any assumption without the consent of Buyer of any such guaranteed obligation by any other Party. The obligations of

Seller Guarantor hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of Seller with or into any Person or any sale or transfer by Seller of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar Proceedings involving or affecting Seller, (iii) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Seller's obligations hereunder and then only to such extent) or (iv) any disability or any other defense of Seller or any other Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise. In connection with the foregoing, Seller Guarantor waive all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waive presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest. Buyer entered into this Agreement in reliance upon this Section 10.18. Seller and Seller Guarantor expressly acknowledge and agree that the agreements contained in this Section 10.18 are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 10.18, Buyer would not enter into this Agreement. Seller Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by Seller Guarantor set forth in this Section 10.18 are knowingly made in contemplation of such benefits.

(b) Seller Guarantor hereby represents and warrants as follows: (i) Seller Guarantor is duly formed and validly existing under the Laws of Delaware, and has all power and authority to execute, deliver and perform obligations created by this Section 10.18; (ii) the execution, delivery and performance of this Agreement by Seller Guarantor has been duly and validly authorized and approved by all necessary corporate action; (iii) this Agreement has been duly and validly executed and delivered by Seller Guarantor and constitutes a valid and legally binding obligation of Seller Guarantor, enforceable against Seller Guarantor in accordance with its terms; (iv) all consents, approvals, authorizations of, or filings with, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by Seller Guarantor have been obtained or made; (v) the execution, delivery and performance by Seller Guarantor of this Agreement do not and will not violate its Organizational Documents, any applicable Law or any material contractual restriction binding on Seller Guarantor or its assets; and (vi) Seller Guarantor has, and, for so long as this Section 10.18 shall remain in effect in accordance with its terms, Seller Guarantor shall have, funds sufficient to satisfy all of its obligations hereunder.

(c) Notwithstanding anything to the contrary herein, in the event of an action by any Party entitled to enforce the provisions of this Section 10.18, except to the extent expressly waived pursuant to this Section 10.18, Seller Guarantor shall have available to it all defenses that Seller would have under and in respect of this Agreement (other than any defenses arising from bankruptcy, receivership, insolvency, reorganization or similar Proceedings involving or affecting Seller).

[*Signature Pages Follow*]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

SELLER:

GC Data Center Parent, LLC

DocuSigned by:

By: Brian Lehman

Name: Brian Lehman
Title: Authorized Signatory

SELLER GUARANTOR: (solely for purposes of Section 10.18 and Article X)

GC Portfolio Holdings I, LLC

DocuSigned by:

By: Brian Lehman

Name: Brian Lehman
Title: Authorized Signatory

COMPANY:

GC Data Center Equity Holdings, LLC

DocuSigned by:

By: Brian Lehman

Name: Brian Lehman

Title: Manager

<u>BUYER</u>:

MARA USA Corporation

By: Salman Khan
Name: Salman Khan
Title: Authorized Signatory

<u>BUYER PARENT</u>: (solely for purposes of <u>Section 10.17</u> and <u>Article X</u>)

Marathon Digital Holdings, Inc.

By: Salman Khan
Name: Salman Khan
Title: Chief Financial Officer

<u>EXHIBIT A</u>

Form of Assignment Agreement

[*See Attached.*]

EXHIBIT A

Form of Assignment Agreement

This Assignment Agreement (this "**Assignment**") is dated effective as of [●], 2024, by and between GC Data Center Parent, LLC, a Delaware limited liability company ("**Assignor**"), and MARA USA Corporation, a Delaware corporation ("**Assignee**"). Each of Assignor and Assignee is referred to in this Assignment collectively as the "**Parties**" and individually as a "**Party.**"

RECITALS

A. Assignor owns beneficially and of record 100% of the Equity Interests of GC Data Center Equity Holdings, LLC, a Delaware limited liability company (the "**Company**" and the Equity Interests in the Company, the "**Subject Interests**").

B. Assignor, Assignee, the Company, GC Portfolio Holdings I, LLC, a Delaware limited liability company (solely for purposes of Section 10.18 and Article X thereunder) and Marathon Digital Holdings, Inc., a Nevada corporation (solely for purposes of Section 10.17 and Article X thereunder), have entered into that certain Purchase and Sale Agreement, dated as of December 15, 2023 (the "**Purchase Agreement**"), pursuant to which, among other things, Assignor desires to sell, and Assignee desires to acquire from Assignor, 100% of the Subject Interests in exchange for cash and the other good and valuable consideration as set forth in the Purchase Agreement.

C. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings set forth in the Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

AGREEMENT

1. Transfer and Assignment. Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, and Assignee hereby purchases, acquires and accepts from Assignor, all rights, title and interests in and to the Subject Interests, free and clear of any Liens (other than Liens arising under the Organizational Documents of the Company, Liens arising under the Purchase Agreement and Liens relating to the transferability of securities arising under applicable securities Laws).

2. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements, and indemnities contained in the Purchase Agreement, are incorporated herein by reference. The Parties acknowledge and agree that the representations, warranties, covenants, agreements, and indemnities contained in the Purchase Agreement are not superseded by any provision of this Assignment but remain in full force and effect to the full extent provided in the Purchase Agreement. Nothing in this Assignment, express or implied, will be deemed to supersede, enlarge, or modify any of the provisions of the Purchase Agreement, all of which will survive the execution and delivery of this Assignment as provided in, and subject to the limitations set forth in, the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Assignment, the terms of the Purchase Agreement shall control.

3. Miscellaneous.

a. Further Assurances. Each Party shall, and shall cause its Affiliates to, without further consideration, execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such other actions as any other Party may reasonably request to evidence and effectuate the transactions contemplated by this Assignment.

b. Amendments and Waivers. This Assignment may be amended only in a writing signed by each Party. Any waiver of any provision of this Assignment, waiver of any breach of any provision of this Assignment, or waiver of, or election whether or not to enforce, any right or remedy arising under this Assignment or at Law, or any consent to any action taken pursuant to this Assignment, must be in writing and signed by or on behalf of the Person granting the waiver or consent, and no waiver, election or consent shall be inferred from the conduct of any Party. Any waiver of a breach of any provision of this Assignment shall not be, or be deemed to be, a waiver of any subsequent breach. Failure to enforce any provision of this Assignment at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Assignment. Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

c. Governing Law. This Assignment and any claim, controversy, dispute or cause of action (whether in Contract, tort or statute) that may be based upon, arising out of or relating to this Assignment and the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement), or the interpretation and enforcement of the rights and duties of the Parties hereunder, shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to Contracts made and performed in such state, without giving effect to any choice or conflict of laws provision or rule (whether in the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any other jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statute of limitation of any other jurisdiction. In furtherance of the foregoing, the Laws of the State of Delaware will control even if under such jurisdiction's choice of law or conflict of law analysis, the substantive Laws of some other jurisdiction would ordinarily or necessarily apply.

d. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the Parties hereto and their respective current and future successors and permitted assigns except that neither this Assignment nor any of the rights or obligations hereunder may be directly or indirectly assigned or delegated by any Party without the prior written consent of the other Party and any attempted assignment or delegation by any Party in violation of this Section 3(d) shall be null and void *ab initio*; *provided*, that Buyer may transfer or assign its rights, interests or obligations under this Agreement, in whole or from time to time in part, to one or more of the direct or indirect wholly owned Subsidiaries of Buyer Parent so long as such transfer or assignment could not reasonably be expected to prevent, materially impair or materially delay consummation of the transactions contemplated by this Agreement and the other Transaction Documents, but any such transfer or assignment will not relieve Buyer of any of its obligations hereunder.

e. Counterparts. This Assignment may be executed in one or more counterparts (including by means of electronic transmission in portable document format (.pdf)), any one of which need not contain the signatures of more than one Party hereto, but all such counterparts taken together shall constitute one and the same instrument.

f. Severability. Whenever possible, each provision of this Assignment shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision, term, covenant or restriction of this Assignment is held by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable under applicable Law, then such provision, term, covenant or restriction will be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining provisions, terms, covenants and restrictions of this Agreement. Upon the determination that such provision, term, covenant or restriction is invalid, illegal or otherwise unenforceable, the Parties to this Assignment shall negotiate in good faith to modify this Assignment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Assignment be consummated as originally contemplated to the greatest extent possible.

[*Remainder of Page Intentionally Left Blank. Signature Pages Follow.*]

IN WITNESS WHEREOF, the Parties have caused this Assignment to be duly executed by their respective authorized officers as of the day and year first written above.

<u>ASSIGNOR</u>:

GC Data Center Parent, LLC

By: ______________________________
Name:
Title: Authorized Signatory

__ASSIGNEE:__

MARA USA Corporation

By: ________________________________
Name:
Title:

<u>EXHIBIT B</u>

Form of D&O Resignation

[*See Attached.*]

[●], 2024

GC Data Center Equity Holdings, LLC
c/o Generate Capital, PBC
560 Davis St.
Suite 250
San Francisco, CA 94111
Attention: [●]

Ladies and Gentlemen:

Reference is hereby made to that certain Purchase and Sale Agreement (the "Purchase Agreement"), dated as of December 15, 2023, by and among (a) GC Data Center Parent, LLC, a Delaware limited liability company ("Seller"), (b) GC Data Center Equity Holdings, LLC, a Delaware limited liability company (the "Company"), (c) solely for purposes of Section 10.18 and Article X thereunder, GC Portfolio Holdings I, LLC, a Delaware limited liability company, (d) MARA USA Corporation, a Delaware corporation ("Buyer"), and (e) solely for purposes of Section 10.17 and Article X thereunder, Marathon Digital Holdings, Inc., a Nevada corporation, pursuant to which Buyer will purchase 100% of the issued and outstanding Equity Interests of the Company from the Seller. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

In connection with the transactions contemplated by the Purchase Agreement, I hereby resign, effective as of the Closing, from any and all officer, director, manager, authorized representative positions and any and all other positions I hold with each member of the Company Group, as applicable, without the need of acceptance or any further action by any member of the Company Group.

This letter may be delivered by electronic transmission and, upon such execution and delivery, such transmitted document shall have the same force and effect as an original.

* * * * *

Very truly yours,

____

[•]

SCHEDULE A

Accounting Principles

Part I — General Principles:

The Closing Statement and the calculations set forth therein shall be calculated and prepared in accordance with principles set forth below:

(a) the specific accounting principles, practices, procedures, policies and methods, classifications, conventions, categorizations, definitions, judgments, elections, assumptions, inclusions, exclusions, techniques and valuation and estimation methods as set forth in Part II — Specific Accounting Principles below;

(b) to the extent not inconsistent with clause (a) above, the same accounting principles, practices, procedures, policies and methods, classifications, conventions, categorizations, definitions, judgments, elections, assumptions, inclusions, exclusions, techniques and valuation and estimation methods as applied in the Financial Statements and the Balance Sheet; and

(c) to the extent not addressed by clauses (a) and (b) above, in accordance with GAAP as in effect as of the Closing.

For the avoidance of doubt, clause (a) above shall take precedence over clauses (b) and (c) above, and clause (b) above shall take precedence over clause (c). All capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Agreement.

Part II — Specific Accounting Principles:

1. The Estimated Closing Statement and Closing Statement shall be prepared on the basis that the Company Group is a going concern and shall exclude (a) any financing undertaken by Buyer or its Affiliates or at the direction of Buyer or its Affiliates, (b) any act, decision or event occurring after the Reference Time, or (c) change of control or ownership of the Company Group and will not take into account the effects of any post-Closing reorganizations or the post-Closing intentions or obligations of Buyer.

2. The provisions of this Accounting Principles Schedule shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Estimated Closing Statement or Closing Statement.

3. Subject to any other matter included in this Part II, there shall be no change in the classification (a) to a current asset or liability of any asset or liability that has not previously been characterized as a current asset or liability in the Balance Sheet or (b) to a long-term asset or liability of any asset or liability that has not previously been characterized as a long-term asset or liability in the Balance Sheet, in each case, other than any such change resulting solely from the passage of time.

4. The Estimated Closing Statement and Closing Statement shall not include any downward adjustment to Initial Purchase Price or Final Purchase Price (or any of their constituent

calculations) for any Liability for property Taxes for 2023 or 2024 taxable periods and Working Capital shall include an upward adjustment for any property Taxes for 2023 and 2024 taxable periods paid by or on behalf of the Company Group during the period from the Effective Date through and including the Closing Date.

5. The Estimated Closing Statement and Closing Statement shall allocate costs and expenses that accrue periodically (*e.g.*, monthly) on a pro rata basis, according to the number of days of such period occurring prior to the Closing Date and on and after the Closing Date.

6. The Estimated Closing Statement and Closing Statement shall assume the reconciliation and elimination of any intercompany balances between and among members of the Company Group, whether classified as intercompany or otherwise.

7. No Liabilities shall be reflected in the Estimated Closing Statement and Closing Statement pertaining to contingent matters that are set forth in the Seller Disclosure Schedules and have not previously been recorded in the Balance Sheet. No accruals shall be made with respect to any uncertain tax positions described in the Seller Disclosure Schedules or the Financial Statements.

8. The Estimated Closing Statement and Closing Statement shall be prepared so as not to include any provision (a) with respect to any matter which is the subject of an indemnity in favor of Buyer under the terms of the Agreement or any Transaction Document or (b) to the extent any matter will be assumed or settled by any of Seller or its Affiliates prior to, at or after Closing.

* * *

<u>SCHEDULE B</u>

Sample Closing Statement

[*See Attached.*]

Schedule B: Sample Closing Statement

Final Purchase Price

(a) Enterprise Value;	$	178,650,000.00 *
plus (b) Final Cash;	$	3,522,212.38
plus (c)(i) the amount, if any, that Final Working Capital is greater than Target Working Capital;	$	-
minus (c)(ii) the amount, if any, that Final Working Capital is less than Target Working Capital;	$	-
minus (d) Final Indebtedness for Borrowed Money;	$	-
minus (e) Final Transaction Expenses.	$	-
Final Purchase Price	**$**	**182,172,212.38**

Schedule B: Sample Closing Statement

Initial Purchase Price

(a) Enterprise Value;	$	178,650,000.00
plus (b) Estimated Cash;	$	3,522,212.38
plus (c)(i) the amount, if any, that Estimated Working Capital is greater than Target Working Capital;	$	-
minus (c)(ii) the amount, if any, that Estimated Working Capital is less than Target Working Capital;	$	-
minus (d) Estimated Indebtedness for Borrowed Money;	$	-
minus (e) Estimated Transaction Expenses.	$	-
Initial Purchase Price	**$**	**182,172,212.38**

Cash		
"Cash" means, as of the Reference Time (*i.e.* , 12:01 a.m. prevailing Pacific Time on the Closing Date), the aggregate amount of cash and cash equivalents of the Company Group (including checks, commercial paper, treasury bills, cash on deposit, marketable securities and over-the-counter bank deposits), as determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash shall: (a) include checks and drafts deposited for the account of the Company Group or in the possession of the Company Group as of the Reference Time, (b) exclude Restricted Cash *, (c) reflect pending electronic funds transfers (EFTs) for the account of the Company Group or for the account of any payee of Company Group; and (d) exclude "cut" but uncashed checks issued by any member of the Company Group that are outstanding as of the Reference Time.	$	3,522,212.38
Cash	$	3,522,212.38

* "Restricted Cash" means cash in escrow accounts and cash subject to a lockbox, dominion or control agreement; provided, that Restricted Cash shall not include any cash held in respect of customer deposits.

Working Capital

"Working Capital" means:

(a) the current assets (excluding Cash and deferred Tax assets) of the Company Company;	$	24,312,160.78
plus (b) deposits, pre-payments and similar (whether long-term or short-term) posted to power suppliers and other vendors (without duplication of amounts included in clause (a));	$	6,250,000.00
plus (c) the amount of any property Taxes for 2023 and 2024 taxable periods paid by or on behalf of the Company Group during the period from the Effective Date through and including the Closing Date;	$	-
minus (d) the current liabilities (excluding intercompany payables, Indebtedness for Borrowed Money, deferred Tax Liabilities, property Tax Liabilities for 2023 and 2024 taxable periods and Transaction Expenses) of the Company Group, in each case, determined as of the Reference Time (*i.e.*, 12:01 a.m. prevailing Pacific Time on the Closing Date) and calculated in accordance with the Accounting Principles and Working Capital Statement.	$	(29,073,911.97)
Working Capital	**$**	**1,488,248.81**

Target Working Capital $1,488,248.81

Indebtedness for Borrowed Money *		
"Indebtedness for Borrowed Money" means, without duplication, in each case calculated in accordance with the Accounting Principles:		
(a) indebtedness for borrowed money (including lines of credit, term loans, mortgage loans and amounts outstanding under overdraft facilities) or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, in each case, whether current, short-term or long-term and whether secured or unsecured; and	$	-
(b) obligations evidenced by bonds, debentures, notes, mortgages, debt securities or other similar instruments.	$	-
Indebtedness for Borrowed Money	$	-

* For the avoidance of doubt, "Indebtedness for Borrowed Money" shall not include any items included in the calculation of Working Capital.

Transaction Expenses		
"Transaction Expenses" means, without duplication:		
(a) all costs, fees, expenses and disbursements incurred or otherwise payable by any member of the Company Group (but not paid as of the Reference Time), including the costs, fees, expenses and disbursements of counsel, accountants, financial advisors, investment bankers, experts, consultants and other advisors or service providers, arising from the process of selling the Company, including the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, the performance and consummation of the transactions contemplated hereby and thereby and the general sales process of the Company leading to the execution of this Agreement;	$	-
(b) all broker's, finder's or other fees or commissions or similar fees incurred or otherwise payable by any member of the Company Group, Seller or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents that have not been paid at or prior to the Reference Time by Seller or its Affiliates (other than the Company Group);	$	-
(c) any sale, transaction, change of control, stay, retention or similar bonuses or any success fees, severance or other payments payable to any Person by any member of the Company Group, including under the terms of any Contract or otherwise, arising solely from the consummation of the transactions contemplated by the Transaction Documents (excluding any amounts payable due to actions or decisions made by Buyer at or following the Closing, including a termination of any Person or reduction in responsibility), and the aggregate amount of the employer portion of any payroll or other employment Taxes related thereto; and	$	-
(d) all premiums, fees, costs and expenses of obtaining the D&O Tail Policy payable by any member of the Company Group; provided, that in no event shall "Transaction Expenses" include any fees, costs, expenses or disbursements (i) initiated or otherwise incurred at the request of Buyer or any of its Affiliates or any of its or their respective Representatives or caused by any of such Person's actions at or following the Closing or (ii) related to any of Buyer's or its Affiliates financing activities in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary, the "Transaction Expenses" shall be expressed as a negative number.	$	-
Transaction Expenses	$	-

SCHEDULE C

Working Capital Statement

[*See Attached.*]

Schedule C. Working Capital Statement

Target Working Capital Support & Sample Final Working Capital Calculation

GC Data Center Holdings, LLC
Unaudited monthly balance sheets

Balance (in 000's $)	Oct'23	Included (Y/N)	Target Working Capital (in $)	Notes
101900 - Checking, Total	3,522	N	-	NA - Cash
120100 - Accounts Receivable, Trade	15,502	Y	15,501,969	Customer receivables
120900 - Other Accounts Receivable	1,624	Y	1,623,671	NPPD rebate receivables
123000 - Accrued Program Revenues	-	Y	-	
125000 - Allowance for doubtful accounts	(2,212)	Y	(2,211,906)	Allowance for doubtful accounts
129900 - Accounts Receivable, Total	14,914		**14,913,734**	
130100 - Prepaid Insurance	-	Y	-	
130200 - Prepaid Rent	-	Y	-	
130300 - Prepaid Expenses - Other	1,527	Y	1,526,831	Pre-paid expenses under SOA
130900 - Deposits - ST	7,872	Y	7,871,596	Constellation deposit; NPPD pre-payments
134100 - Derivative Assets ST	-	Y	-	
139990 - CURRENT ASSETS, TOTAL			**24,312,161**	
149900 - Construction in progress, Total	1,943	N	-	NA - Fixed Asset (Soundwall in Progress)
159990 - Renewable Energy Facilities, Total	97,282	N	-	NA - Fixed Assets (Net of Depreciation)
173100 - Right of Use Asset	180	N	-	NA - Leasehold Interest
185000 - Deposits - LT	6,250	Y	6,250,000	$6mm Constellation Deposit (Floor Amount), $250k NPPD Deposit
189900 - Intangible Assets, Total	840	N	-	NA - Intangible Assets
2023 Property Taxes	-	Y	-	Per clause (c) of the definition of "Working Capital"
199900 - ASSETS, Total			**30,562,161**	
201000 - Accounts Payable, Trade	(169)	Y	(168,880)	Accounts payable
211000 - Accrued Expense - Other	(8,431)	Y	(8,431,248)	Accrued expenses (excluding property taxes and Texas franchise or margin taxes
227900 - Intercompany payable/receivable, Total	(18,036)	N	-	NA - Generate intercompany adjustments
230100 - Deferred Revenue	(778)	Y	(778,356)	Amounts received for 70% pre-billing prior to month-end
242100 - Operating Lease Liability, Current	(41)	Y	(40,524)	Current portion of operating lease
250900 - Notes Payable, Current, Total	-	N	-	NA - included in indebtedness
270100 - Other Liabilities	(19,655)	Y	(19,654,904)	Customer deposits
271100 - Interest Payable	-	N	-	NA - included in indebtedness
274900 - CURRENT LIABILITIES, Total			**(29,073,912)**	
282100 - Operating Lease Liability, Net of Current	(140)	N	-	NA - longterm portion of operating lease
286800 - Notes Payable, Net of Current, Total	-	N	-	NA - included in indebtedness
287100 - Derivative Liabilities LT	(35,679)	N	-	NA - mark-to-market for Granbury hedge
299990 - LIABILITIES, Total			**(29,073,912)**	
Target Working Capital			1,488,249	Target Working Capital

SELLER DISCLOSURE SCHEDULES

to

PURCHASE AND SALE AGREEMENT

by and among

GC Data Center Parent, LLC

GC Data Center Equity Holdings, LLC,

solely for purposes of Section 10.18 and Article X,

GC Portfolio Holdings I, LLC,

MARA USA Corporation,

and

solely for purposes of Section 10.17 and Article X,

Marathon Digital Holdings, Inc.

Dated as of December 15, 2023

SELLER DISCLOSURE SCHEDULES

This Disclosure Letter (the "**Seller Disclosure Schedules**") is made and given pursuant to that certain Purchase and Sale Agreement (the "**Agreement**"), dated as of December 15, 2023, by and among (a) GC Data Center Parent, LLC, a Delaware limited liability company ("**Seller**"), (b) GC Data Center Equity Holdings, LLC, a Delaware limited liability company ("**Company**" and together with its Subsidiaries, the "**Company Group**"), (c) solely for purposes of Section 10.18 and Article X thereunder, GC Portfolio Holdings I, LLC, a Delaware limited liability company (the "**Seller Guarantor**"), (d) MARA USA Corporation, a Delaware corporation ("**Buyer**"), and (e) solely for purposes of Section 10.17 and Article X thereunder, Marathon Digital Holdings, Inc., a Nevada corporation, (the "**Buyer Parent**"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

The Seller Disclosure Schedules have been prepared in separately titled sections corresponding to sections of the Agreement for purposes of convenience; provided, that, each section of the Seller Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Seller Disclosure Schedules to the extent it is reasonably apparent on its face that such information applies to such other section of the Seller Disclosure Schedules. The headings used in the Seller Disclosure Schedules are for reference only and shall not be deemed to affect in any way the meaning or interpretation of the information set forth in the Seller Disclosure Schedules or the Agreement. Capitalized terms used in the Seller Disclosure Schedules and not otherwise defined therein have the meanings given to them in the Agreement. The specification of any dollar amount in any of the representations and warranties contained in the Agreement or the disclosure of any item in any of the Seller Disclosure Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so disclosed, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. No disclosure (or absence thereof) set forth in any of the Seller Disclosure Schedules shall imply any representation or warranty which is not contained in the Agreement, nor shall any disclosure (or absence thereof) be deemed to extend the scope of any of the representations and warranties set forth in the Agreement. Items disclosed in the Seller Disclosure Schedules may not be limited to matters required by the Agreement to be disclosed therein and may be included solely for informational purposes. No item disclosed in any of the Seller Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. All of the information contained in the Seller Disclosure Schedules shall be subject to the confidentiality obligations set forth in Section 7.01 of the Agreement and no other Person shall rely on the information disclosed or set forth therein. Moreover, in disclosing the information in the Seller Disclosure Schedules, no Seller waives any attorney-client privilege or work product protection associated with such information with respect to any of the matters disclosed therein.

Schedule 1.01(c)

KNOWLEDGE OF SELLER

1. David Hirsch.
2. John Bonetti.
3. Laxman Ramu.

Schedule 1.01(d)

PAYOFF INDEBTEDNESS

1. None.

Schedule 1.01(e)

PERMITTED LIENS

Liens permitted under the following Contracts:

1. ISDA 2002 Master Agreement, effective as of April 11, 2022, by and between CN Wolf Hollow, LLC and Mercuria Energy America, LLC, and the confirmations thereto (the "**ISDA 2002 Master Agreement**").
2. Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of November 18, 2022, by and among CN Borrower, LLC, CN Wolf Hollow, LLC, Mercuria Energy American, LLC, Generate Lending, LLC and Mercuria Energy America, LLC.
3. Amended and Restated Schedule, dated as of November 18, 2022, to the ISDA 2002 Master Agreement.
4. Amended and Restated Pledge Agreement, dated as of November 18, 2022, by and between CN Borrower LLC and Mercuria Energy America, LLC.
5. Amended and Restated Security Agreement, dated as of November 18, 2022, by and between CN Wolf Hollow, LLC and Mercuria Energy America, LLC.
6. Energy Optimization Agreement, dated as of October 18, 2022, by and between Mercuria Energy America, LLC and CN Wolf Hollow, LLC (the "**Energy Optimization Agreement**").
7. Blocked Account Control Agreement, dated as of February 1, 2023, by and among GC Data Center Granbury, LLC, Mercuria Energy America, LLC and JPMorgan Chase Bank, N.A. (collectively, with items 1-7 herein, the "**Mercuria Documents**").

Schedule 2.04(a)

EXISTING FACILITIES

1. The Facility located at 2001 Mitchell Bend Highway, Granbury, TX 76048 (the "**Granbury Facility**").
2. The Facility located at 3215 Global Drive, Kearney, NE 68847 (the "**Kearney Facility**").

Schedule 4.05

NO CONFLICTS

1. Schedule 4.06 is hereby incorporated by reference.

Schedule 4.06

GOVERNMENTAL CONSENTS

1. Consent pursuant to the HSR Act.

Schedule 5.03

EQUITY INTERESTS OF THE COMPANY GROUP

Name	Jurisdiction	Authorized Equity Interests	Owned Equity Interests
GC Data Center Equity Holdings, LLC	Delaware limited liability company	N/A	100% owned by GC Data Center Parent, LLC
GC Data Center Holdings, LLC	Delaware limited liability company	N/A	100% owned by GC Data Center Equity Holdings, LLC
GC Data Center Granbury, LLC	Delaware limited liability company	N/A	100% owned by GC Data Center Holdings, LLC
GC Data Center Kearney, LLC	Delaware limited liability company	N/A	100% owned by GC Data Center Holdings, LLC

Schedule 5.05

NO CONFLICTS

1. Schedule 5.06 is hereby incorporated by reference.
2. Lease Agreement, dated November 22, 2021, by and between Wolf Hollow II Power, LLC and GC Data Center Granbury, LLC (the "**Granbury Lease Agreemen**t").
3. The Mercuria Documents.

Schedule 5.06

GOVERNMENTAL CONSENTS

(a)

1. Schedule 4.06 is hereby incorporated by reference.

(b)

1. None.

Schedule 5.07

PROCEEDINGS; ORDERS

1. None.

<u>Schedule 5.09</u>

UNDISCLOSED LIABILITIES

(a)

1. The Company Group has incurred undisclosed Tax Liabilities of approximately $1.25 million in property Taxes related to the Granbury Facility, $350,000 in property Taxes related to the Kearney Facility and $730,000 in relation to Texas franchise or margin Taxes as of October 31, 2023.

Schedule 5.10

ABSENCE OF CHANGES

(c)

1. Commenced the Switchgear AC project at the Granbury Facility pursuant to the Switchgear AC Contract (as defined below). Pursuant to the purchase order made pursuant to the Switchgear AC Contract, AC units are being manufactured and delivered, which will be invoiced at delivery. In addition to the amount of the Switchgear AC Contract, the Company has received installation estimates of approximately $470,000.

2. Soundwall was constructed at the Granbury Facility pursuant to the SoundFighter Contracts (as defined below), with such project completed in November 2023 at a total cost of $1,950,000. As of the Effective Date, $70,000 of payments remain outstanding pursuant to the terms of the SoundFighter Contracts.

3. Payment by GC Data Center Granbury, LLC and GC Data Center Kearney, LLC of an intercompany payable in an amount of $18 million to Generate Capital, PBC on December 14, 2023.

4. On December 7, 2023, the Seller Guarantor assigned its Equity Interests in the Company to the Seller pursuant to that certain Membership Interest Assignment, dated as of December 7, 2023, by and between Seller Guarantor and Seller.

Schedule 5.11

ENVIRONMENTAL MATTERS

(a)

1. None.

(b)

1. None.

(c)

1. None.

(d)

1. None.

Schedule 5.12

MATERIAL CONTRACTS

(a)

(i)

1. Construction Services Agreement, dated November 22, 2021, by and between CN Wolf Hollow, LLC and Constellation NewEnergy, Inc.
2. Construction Services Agreement, dated February 22, 2022, by and between CN Wolf Hollow, LLC and M. A. Mortenson Company.
3. Quotation, dated February 27, 2023, by and between Generate Capital and Sound Fighter Systems, L.L.C.
4. Seller Terms and Conditions, dated April 21, 2023, by and between GC Data Center Holdings, LLC and Sound Fighter Systems, L.L.C.
5. Notice to Proceed, dated April 21, 2023, by Generate Capital and GC Data Center Holdings, LLC to Sound Fighter Systems, L.L.C. (items 1-3 hereunder, the "**SoundFighter Contracts**").
6. Purchase Order, dated October 18, 2023, by GC Data Center Granbury, LLC and Pfannenberg Sales America (the "**Switchgear AC Contract**").
7. Retail and Power Supply Agreement, dated as of December 20, 2021, by and between Constellation NewEnergy, Inc. and CN Wolf Hollow, LLC.
8. Amendment to Retail and Power Supply Agreement, dated as of January 6, 2023, by and between Constellation NewEnergy, Inc. and GC Data Center Granbury, LLC (f/k/a CN Wolf Hollow, LLC) (Items 7 and 8, the "**Constellation Agreements**").
9. Development Agreement, dated as of June 3, 2019, by and between Economic Development Council of Buffalo County, City of Kearney and Compute North NE05, LLV.
10. Amended and Restated Development Agreement, dated as of November 14, 2023, by and between Economic Development Council of Buffalo County, City of Kearney and GC Data Center Kearney, LLC (f/k/a Compute North NE05, LLC).
11. Addendum to Development Agreement, dated as of March 30, 2022, by and between Economic Development Council of Buffalo County, Inc., City of Kearney and Compute North NE05, LLC.
12. Addendum to Development Agreement, dated as of June 7, 2019, by and between Economic Development Council of Buffalo County, City of Kearney, and Compute North NE05, LLC.
13. Master Agreement, dated October 29, 2020, by and between Compute North LLC and Foundry Digital LLC.
14. Order Form, dated August 18, 2022, by and between Compute North LLC and Foundry Digital LLC. (Batch #007; Deal ID: 9681454201).
15. Order Form, dated August 18, 2022, by and between Compute North LLC and Foundry Digital LLC. (Batch #008 & #009; Deal ID: 9681240584).
16. Master Agreement, dated as of April 24, 2023, by and between GC Data Center Kearney, LLC and Marathon Digital Holdings, Inc.

17. Order Form, dated as of April 24, 2023, by and between GC Data Center Kearney, LLC and Marathon Digital Holdings, Inc.
18. Master Agreement, dated March 8, 2021, by and between Compute North, LLC and GEM Mining 1 LLC.
19. Order Form, dated March 30, 2021, by and between Compute North, LLC and GEM Mining 1 LLC.
20. Order Form, dated April 8, 2021, by and between Compute North, LLC and GEM Mining 1 LLC.
21. Master Agreement, dated March 18, 2021, by and between Compute North, LLC and Compass Mining, Inc.
22. Order Form, dated October 5, 2021, by and between Compute North, LLC and Compass Mining, Inc.
23. Master Agreement, dated January 15, 2021, by and between Compute North, LLC and TeslaWatt LLC.
24. Order Form, dated January 15, 2021, by and between Compute North, LLC and TeslaWatt LLC.
25. Master Agreement, dated March 12, 2021, by and between Compute North, LLC and Teracel, LLC.
26. Order Form, dated March 12, 2021, by and between Compute North, LLC and Teracel, LLC, as amended by that Change Order, dated January 19, 2023.
27. Order Form, dated July 16, 2021, by and between Compute North, LLC and Teracel, LLC, as amended by that Change Order, dated January 19, 2023.
28. Master Agreement, dated March 15, 2021, by and between Compute North, LLC and VCV Power Mining Alpha.
29. Order Form, dated April 16, 2021, by and between Compute North, LLC and VCV Power Mining Alpha.
30. Master Agreement, dated March 11, 2021, by and between Compute North, LLC and Lavrium LLC.
31. Order Form, dated March 1, 2021, by and between Compute North, LLC and Lavrium LLC.
32. Master Agreement, dated April 19, 2021, by and between Compute North, LLC and NFN8 Media, LLC.
33. Order Form, dated August 2, 2021, by and between Compute North, LLC and NFN8 Media, LLC.
34. Order Form, dated April 22, 2022, by and between Compute North, LLC and Compass Mining, Inc.
35. Master Agreement and Order Form, dated April 24, 2023, by and between GC Data Center Granbury, LLC and Marathon Digital Holdings, Inc.
36. Master Agreement, dated October 29, 2021, by and between Compute North, LLC and Touzi Capital.
37. Order Form, dated October 29, 2021, by and between Compute North, LLC and Touzi Capital, as amended by that Change Order, dated January 20, 2023.
38. Master Agreement, dated June 3, 2022, by and between Compute North, LLC and Sphere 3D.
39. Order Form, dated December 15, 2022, by and between GC Data Center Granbury, LLC and Sphere 3D.

40. Master Agreement, dated June 3, 2022, by and between Compute North, LLC and Integrated Ventures.
41. Order Form, dated December 30, 2022, by and between GC Data Center Granbury, LLC and Integrated Ventures.
42. Order Form, dated July 6, 2022, by and between Compute North LLC and Foundry Digital LLC.
43. Master Agreement, dated January 27, 2022, by and between Compute North, LLC and Decimal Digital Currency I, LLC.
44. Order Form, dated February 1, 2022 by and between Compute North, LLC and Decimal Digital Currency I, LLC.
45. Master Agreement, dated February 3, 2022, by and between Compute North, LLC and CN Mining LLC.
46. Order Form, dated April 26, 2022 by and between Compute North, LLC and CN Mining LLC.
47. Agreement for EDR Electric Service, dated as of October 18, 2019, by and between Compute North NE05, LLC and Nebraska Public Power District, as supplemented by the schedules thereto (the "**NPPD Contract**").
48. Strategic Operator Agreement, dated as of November 2, 2022, by and between GC Data Center Granbury, LLC and USMIO Delta LLC (the "**Granbury SOA**").
49. Strategic Operator Agreement, dated as of November 2, 2022, by and between GC Data Center Kearney, LLC and USMIO Charlie LLC (the "**Kearney SOA**").

(ii)

1. The Granbury SOA.
2. The Kearney SOA.
3. Operation and Maintenance Agreement, dated December 22, 2022, by and between GC Data Center Granbury, LLC and Constellation Energy Generation, LLC.
4. Seller Terms and Conditions, dated April 21, 2023, by and between GC Data Center Holdings, LLC and Sound Fighter Systems, L.L.C.
5. Purchase Order, dated October 18, 2023, by and between GC Data Center Granbury, LLC and Sound Fighter Systems, L.L.C.

(iii)

1. The Mercuria Documents.

(iv)

1. Schedule 5.12(a)(i) is hereby incorporated by reference.

(v)

1. The Mercuria Documents.

(vi)

1. The NPPD Contract.
2. The Constellation Agreements.
3. The Energy Optimization Agreement.

(vii)

1. None.

(viii)

1. None.

(ix)

1. None.

(x)

1. The Granbury Lease Agreement.
2. Section 5.12(a)(i) is hereby incorporated by reference.

(xi)

1. None.

(xii)

1. None.

(xiii)

1. None.

(xiv)

1. None.

(xv)

1. None.

(xvi)

1. None.

(xvii)

1. None.

(b)

1. None.

<u>Schedule 5.13</u>

REAL PROPERTY

(a)

1. The Granbury Lease Agreement.
2. Amended and Restated Development Agreement, dated as of November 14, 2023, by and between Economic Development Council of Buffalo County, City of Kearney and GC Data Center Kearney, LLC (f/k/a Compute North NE05, LLC).
3. Kearney Warranty Deed, executed March 9, 2021.

(b)

1. None

(c)

1. The Kearney Facility, located in Buffalo County, Nebraska (as defined in Neb. Rev. Stat. 76-201) with the legal description as follows*: Lot 1, Tech One Third Subdivision, a subdivision being part of the Northeast Quarter of the Northwest Quarter and part of the Southeast Quarter of the Northwest Quarter of Section 29, Township 9 North, Range 15 West, of the 6th P.M., Buffalo County, Nebraska.*

Schedule 5.14

INTELLECTUAL PROPERTY AND DATA MATTERS

(a)

1. None.

(b)

1. None.

Schedule 5.17

TAX MATTERS

(c)

1. None.

(i)

1. Since the Lookback Date, each member of the Company Group has been a disregarded entity owned by one or more members of a consolidated group for federal (and conforming state) income tax purposes and has been included in a combined group filing a unitary tax return for purposes of the Texas franchise tax.

Schedule 5.18

COMPLIANCE WITH LAWS

1. None.

Schedule 5.19

AFFILIATE ARRANGEMENTS

1. None.

Schedule 5.20

INSURANCE

Policy Type	Provider	Insured	Term	Limit
Property	Marsh	Generate Capital, PBC	11/3/23 – 11/3/24	$50 million per occurrence
Liability / Casualty	Alliant	Generate Capital, PBC	7/1/23 – 6/30/24	$51 million per occurrence, $52 million in the aggregate

Schedule 7.02

CONDUCT OF THE BUSINESS

(a)

1. Seller and the Company Group may enforce the Contract rights of the Company Group during the Interim Period with respect to any Contracts with Touzi Capital and Teracel, LLC due to the alleged default under or breach of the applicable Contracts.
2. Seller and the Company Group may pursue ERCOT Expansion and any ERCOT Expansion Approval during the Interim Period.

(i)

1. Prior to or in connection with the Closing, the Company Group expects to make one or more distributions of Cash to Seller or its Affiliates.

(ii)

1. None.

(iii)

1. None.

(iv)

1. None.

(v)

1. None.

(vi)

1. None.

(vii)

1. None.

Schedule 7.08

INTERCOMPANY ACCOUNTS AND AFFILIATE CONTRACTS

1. None.

Schedule 7.09(a)

D&O INDEMNIFIED PARTIES

1. None.

Final Form

BUYER DISCLOSURE SCHEDULES

to

PURCHASE AND SALE AGREEMENT

by and among

GC Data Center Parent, LLC

GC Data Center Equity Holdings, LLC,

solely for purposes of Section 10.18 and Article X,

GC Portfolio Holdings I, LLC,

MARA USA Corporation,

and

solely for purposes of Section 10.17 and Article X,

Marathon Digital Holdings, Inc.

Dated as of December 15, 2023

BUYER DISCLOSURE SCHEDULES

This Disclosure Letter (the "**Buyer Disclosure Schedules**") is made and given pursuant to that certain Purchase and Sale Agreement (the "**Agreement**"), dated as of December 15, 2023, by and among (a) GC Data Center Parent, LLC, a Delaware limited liability company ("**Seller**"), (b) GC Data Center Equity Holdings, LLC, a Delaware limited liability company ("**Company**" and together with its Subsidiaries, the "**Company Group**"), (c) solely for purposes of Section 10.18 and Article X thereunder, GC Portfolio Holdings I, LLC, a Delaware limited liability company (the "**Seller Guarantor**"), (d) MARA USA Corporation, a Delaware corporation ("**Buyer**"), and (e) solely for purposes of Section 10.17 and Article X thereunder, Marathon Digital Holdings, Inc., a Nevada corporation, (the "**Buyer Parent**"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

The Buyer Disclosure Schedules have been prepared in separately titled sections corresponding to sections of the Agreement for purposes of convenience; provided, that, each section of the Buyer Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Buyer Disclosure Schedules to the extent it is reasonably apparent on its face that such information applies to such other section of the Buyer Disclosure Schedules. The headings used in the Buyer Disclosure Schedules are for reference only and shall not be deemed to affect in any way the meaning or interpretation of the information set forth in the Buyer Disclosure Schedules or the Agreement. Capitalized terms used in the Buyer Disclosure Schedules and not otherwise defined therein have the meanings given to them in the Agreement. The specification of any dollar amount in any of the representations and warranties contained in the Agreement or the disclosure of any item in any of the Buyer Disclosure Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so disclosed, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. No disclosure (or absence thereof) set forth in any of the Buyer Disclosure Schedules shall imply any representation or warranty which is not contained in the Agreement, nor shall any disclosure (or absence thereof) be deemed to extend the scope of any of the representations and warranties set forth in the Agreement. Items disclosed in the Buyer Disclosure Schedules may not be limited to matters required by the Agreement to be disclosed therein and may be included solely for informational purposes. No item disclosed in any of the Buyer Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. All of the information contained in the Buyer Disclosure Schedules shall be subject to the confidentiality obligations set forth in Section 7.01 of the Agreement and no other Person shall rely on the information disclosed or set forth therein. Moreover, in disclosing the information in the Buyer Disclosure Schedules, no Buyer waives any attorney-client privilege or work product protection associated with such information with respect to any of the matters disclosed therein.

Schedule 1.01(b)

KNOWLEDGE OF BUYER

1. Salman Khan
2. Zabi Nowaid

Schedule 6.04

GOVERNMENTAL CONSENTS

1. Consent pursuant to the HSR Act.